UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _____)

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☐	Soliciting Material Pursuant to §240.14a-12

MTS SYSTEMS CORPORATION
(Name of Registrant as Specified in Its Charter)

__________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax: 952-937-4515 Info@mts.com www.mts.com

December 28, 2010

Dear MTS Shareholder:

On behalf of the Board of Directors, you are invited to attend the Company’s annual meeting of shareholders.  The meeting will be held on Wednesday, February 9, 2011, at 3:00 p.m., Central Standard Time, at the Company’s headquarters in Eden Prairie, Minnesota.

We would like all of our shareholders to be represented at the meeting, in person or by proxy.  Last year, 86% of the shares were voted and we thank our shareholders for their response.  We urge you to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone as promptly as possible.  You may also request a paper proxy card to submit your vote by mail, if you prefer.  Please help us to achieve another high response rate for the meeting on February 9, 2011.  Please vote your proxy even if you plan to attend the meeting.

Very truly yours,

Laura B. Hamilton
Chair and Chief Executive Officer

MTS SYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FEBRUARY 9, 2011

The annual meeting of shareholders of MTS Systems Corporation (the “Company”) will be held on Wednesday, February 9, 2011, at the Company’s headquarters located at 14000 Technology Drive, Eden Prairie, Minnesota 55344.  The meeting will convene at 3:00 p.m., Central Standard Time, for the following purposes:

1.	To elect eight directors to hold office until the next annual meeting of shareholders or until their successors are duly elected;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2011;

3.	To approve the MTS Systems Corporation 2011 Stock Incentive Plan;

4.	To approve the MTS Systems Corporation 2012 Employee Stock Purchase Plan;

5.	To hold a non-binding, advisory vote regarding the compensation of the Company’s named executive officers;

6.	To hold a non-binding, advisory vote regarding the frequency of the voting on the compensation of the Company’s named executive officers; and

7.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the proxy statement made available over the Internet and, upon request, in paper copy.

The Board of Directors has set the close of business on December 15, 2010, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

For the Board of Directors,

Bruce W. Mooty
Secretary

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, Minnesota 55344

December 28, 2010

All shareholders are cordially invited to attend the annual meeting of shareholders in person. Whether or not you expect to personally attend, please vote over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Alternatively, you may request a paper proxy card, which you may complete, sign and return by mail. The proxy is solicited by the Board of Directors and may be revoked or withdrawn by you at any time before it is exercised.

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MTS SYSTEMS CORPORATION
________________________

PROXY STATEMENT
_________________________

GENERAL

This proxy statement is furnished to the shareholders of MTS Systems Corporation (the “Company,” “we,” “us,” or “our”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the annual meeting of shareholders to be held on Wednesday, February 9, 2011 (the “Annual Meeting”), at 3:00 p.m., Central Standard Time, at the Company’s headquarters located at 14000 Technology Drive, Eden Prairie, Minnesota 55344, or any adjournments or postponements thereof.  This proxy statement and the form of proxy, along with the Annual Report for the fiscal year ended October 2, 2010, is being first sent or given to shareholders on or about December 28, 2010.

ABOUT THE ANNUAL MEETING AND PROXY MATERIALS

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote upon (1) the election of eight directors, (2) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, (3) approval of the MTS Systems Corporation 2011 Stock Incentive Plan, (4) approval of the MTS Systems Corporation 2012 Employee Stock Purchase Plan, (5) a non-binding, advisory vote regarding the compensation of the Company’s named executive officers, (6) a non-binding, advisory vote regarding the frequency of voting on the compensation of the Company’s named executive officers, and (7) such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.  In addition, our management will report on the performance of the Company and respond to questions from shareholders.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet.  Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our shareholders of record and beneficial owners.  All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials at no cost to the shareholder. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability.

If you do not affirmatively elect to receive printed copies of the proxy materials, you will be able to view our proxy materials electronically on the Internet.  Viewing our proxy materials on the Internet saves us the costs of printing and mailing these materials.  We encourage our shareholders to view our proxy materials on the Internet.  Shareholders who have affirmatively elected to receive a printed set of our proxy materials may change their election and elect to view all future proxy materials on the Internet instead of receiving them by mail.

Who is entitled to vote?

Only shareholders of record at the close of business on December 15, 2010 (the “Record Date”) will be entitled to vote at the Annual Meeting, or any adjournments or postponements thereof. Each outstanding share of the Company’s common stock, $0.25 par value (the “Common Stock”), entitles its holder to cast one vote on each matter to be voted upon.

Shareholders have cumulative voting rights in the election of directors.  If any shareholder gives proper written notice to any officer of the Company before the Annual Meeting, or to the presiding officer at the Annual Meeting, that shareholder may cumulate votes for the election of directors by multiplying the number of votes to which the shareholder is entitled by the number of directors to be elected and casting all such votes for one nominee or distributing them among any two or more nominees.  If such notice is given by any shareholder, votes for directors by all shareholders will be cumulated.  For instance, if a shareholder only votes for one nominee, such vote will be automatically cumulated and cast for that nominee.  If a shareholder has voted for more than one nominee, the total number of votes that the shareholder is entitled to cast will be divided equally among the nominees for whom the shareholder has voted.

Who can attend the Annual Meeting?

All shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum. A quorum is required for business to be conducted at the Annual Meeting. As of the Record Date, 15,318,378 shares of our Common Stock were outstanding, so holders of at least 7,659,190 shares of our Common Stock must be present, in person or by proxy to have a quorum.

 If you vote your proxy electronically through the Internet or by telephone, or submit a properly executed paper proxy card, even if you abstain from voting, you will be considered part of the quorum.  Broker non-votes will be counted as present for purposes of determining the existence of a quorum.

How do I vote?

You may vote in one of the following ways:

1)
By Internet:  You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week.  You will need your control number found in the Notice of Internet Availability.  Follow the instructions provided to obtain your records and create an electronic ballot.

2)
By telephone:  If you reside in the United States or Canada, you may call 1-800-690-6903 by using any touch-tone telephone, 24 hours a day, 7 days a week.  Have your Notice of Internet Availability in hand when you call and follow the voice prompts to cast your vote.

3)	By mail: If you request a paper proxy card, mark, sign and date each proxy card you receive and return it in the postage-paid envelope provided or to the location indicated on the proxy card.

4)
In person at the Annual Meeting:  If you are a shareholder of record, please bring your proxy card to the Annual Meeting to vote your shares in person.  If you hold your shares in street name, you must request a legal proxy from your broker or nominee to vote in person at the Annual Meeting.

Shares represented by proxies submitted through the Internet or by telephone, or those paper proxy cards properly signed, dated and returned, will be voted at the Annual Meeting in accordance with the instructions set forth therein.  If a proxy is properly submitted, whether through the Internet, by telephone, or by mail using a paper proxy card, but contains no instructions, the shares represented thereby will be voted FOR all directors in Proposal 1, FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2011 in Proposal 2, FOR approval of the MTS Systems Corporation 2011 Stock Incentive Plan in Proposal 3, FOR approval of the MTS Systems Corporation 2012 Employee Stock Purchase Plan in Proposal 4, FOR approval of the non-binding, advisory vote regarding the compensation of the Company’s named executive officers in Proposal 5, and for approval of the non-binding, advisory vote on a TWO YEAR frequency of voting on the compensation of the Company’s named executive officers in Proposal 6, and at the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting.

The Internet and telephone voting procedures are designed to verify shareholders’ identities, allow them to give voting instructions and confirm that their instructions have been recorded properly.  Shareholders voting through the Internet should be aware that they may incur costs to access the Internet charges and that these costs will be at the expense of the shareholder.

When do I vote?

If you wish to vote by Internet or telephone, you must do so before 11:59 p.m. Eastern Standard Time on February 8, 2011.  After that time, Internet and telephone voting will not be permitted and a shareholder who wants to vote or revoke an earlier proxy must submit a signed proxy card or vote in person.

Can I change my vote after I vote electronically or return my proxy card?

Yes. Even after you have voted electronically through the Internet or by telephone or submitted your proxy card, you may change your vote at any time before the proxy is exercised at the Annual Meeting. You may change your vote by:

1)	Returning a later-dated proxy by Internet, telephone or mail;

2)	Delivering a written notice of revocation to our Assistant Corporate Secretary at 14000 Technology Drive, Eden Prairie, Minnesota 55344; or

3)
Attending the Annual Meeting and voting in person.  A shareholder’s attendance at the Annual Meeting will not by itself revoke a proxy given by the shareholder.  Persons who hold shares through a broker or other intermediary should consult that party as to the procedures to be used for revoking a vote.

What does the Board recommend?

The Board’s recommendations are set forth after the description of the proposals in this proxy statement. In summary, the Board recommends a vote:

1)	FOR the election of each of the nominated directors (see Proposal 1 on page 5);

2)	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2011 (see Proposal 2 on page 13);

3)	FOR the approval of the MTS Systems Corporation 2011 Stock Incentive Plan (see Proposal 3 on page 15);

4)	FOR the approval of the MTS Systems Corporation 2012 Employee Stock Purchase Plan (see Proposal 4 on page 21);

5)	FOR the approval of the non-binding, advisory vote regarding the compensation of the Company’s named executive officers (see Proposal 5 on page 45); and

6)	For the approval of the non-binding, advisory vote on a TWO-YEAR frequency of voting on the compensation of the Company’s named executive officers (see Proposal 6 on page 46).

If you return a properly executed proxy card without specific voting instructions, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their own discretion.

What vote is required to approve each Proposal?

For Proposal 1, the election of directors, each shareholder will be entitled to vote for eight nominees, and the eight nominees receiving the highest number of “FOR” votes will be elected.

For Proposal 2, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, each shareholder will be entitled to one vote for each share of Common Stock held, and the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

For Proposals 3, 4, and 5, respectively, the approval of the MTS Systems Corporation 2011 Stock Incentive Plan, the approval of the MTS Systems Corporation 2012 Employee Stock Purchase Plan, and the non-binding, advisory vote regarding the compensation of the Company’s named executive officers, each shareholder will be entitled to one vote for each share of Common Stock held, and the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

For Proposal 6, the non-binding, advisory vote regarding the frequency of voting on the compensation of the Company’s named executive officers, each shareholder will be entitled to one vote for each share of Common Stock held and the frequency (every one, two or three years) that receives the highest number of votes will be deemed to be the choice of the shareholders.

With respect to any other matter that properly comes before the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

A properly executed proxy marked “ABSTAIN” with respect to Proposals 2, 3, 4, 5, or 6, and any other matter that properly comes before the Annual Meeting, will not be voted, although it will be counted for purposes of determining whether there is a quorum.  In Proposals 2, 3, 4 and 5, abstentions will have the same effect as a negative vote.

A “WITHHELD” vote will be counted for purposes of determining whether there is a quorum, but will not be considered to have been voted in favor of the director nominee with respect to whom authority has been withheld.

If your shares are held in the “street name” of a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to the proposal to be acted upon. If you do not give your broker instructions as to how to vote your shares, your broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters, such as the ratification of accounting firms. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the election of directors, approval of the MTS Systems Corporation 2011 Stock Incentive Plan, approval of the MTS Systems Corporation 2012 Employee Stock Purchase Plan, approval of the non-binding, advisory vote on the compensation of the Company’s named executive officers, and the non-binding, advisory vote on the frequency of voting on the compensation of the Company’s named executive officers. These rules apply notwithstanding the fact that shares of our Common Stock are traded on the NASDAQ Global Select Market. If your brokerage firm votes your shares on “routine” matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted for or against the routine matter. If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a “broker non-vote”), your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting, but will not be counted in determining the number of shares voted for or against the non-routine matter.

                Who will count the vote?

Broadridge Financial Solutions, Inc. will act as inspector of elections to determine whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

What does it mean if I receive more than one Notice of Internet Availability?

If your shares are registered in more than one account, you will receive more than one Notice of Internet Availability. To ensure that all your shares are voted, vote electronically through the Internet or by telephone, or sign, date and return a paper proxy card for each Notice of Internet Availability. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Broadridge Financial Solutions, Inc. by telephone at 800-542-1061 or in writing at Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

How will voting on any other business be conducted?

We do not know of any business to be considered at the Annual Meeting other than the matters described in this proxy statement.  However, if any other business is presented at the Annual Meeting, your proxy gives authority to each of Laura B. Hamilton and Bruce W. Mooty to vote on such matters at their discretion.

                How are proxies solicited?

In addition to use of the Internet and mail, proxies may be solicited by our officers, directors, and other employees by telephone, through electronic transmission, facsimile transmission, or personal solicitation.  No additional compensation will be paid to such individuals.

What is “householding”?

We may send a single Notice of Internet Availability, as well as other shareholder communications, to any household at which two or more shareholders reside unless we receive other instruction from you.  This practice, known as “householding” is designed to reduce duplicate mailings and printing and postage costs, and conserve natural resources.  If your Notice of Internet Availability is being householded and you wish to receive multiple copies of the Notice of Internet Availability, or if you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this practice for future mailings, you may contact Broadridge Financial Solutions, Inc., by telephone at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

                Who pays for the cost of this proxy solicitation?

We will bear the entire cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability, the proxy statement and any additional information furnished to shareholders.  We will reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

PROPOSAL 1

ELECTION OF DIRECTORS
General Information

Eight directors will be elected at the Annual Meeting.  Upon the recommendation of the Governance and Nominating Committee, the Board has nominated for election the eight persons named below.  Each has consented to being named a nominee and will, if elected, serve until the next annual meeting of shareholders or until a successor is elected.  Each nominee listed below is currently a director of the Company and each, with the exception of Ms. Liggett and Mr. Murray, was elected by the shareholders.  Ms. Liggett and Mr. Murray were appointed by the Board as directors effective May 15, 2010.

Nominees

The names of the nominees, their principal occupations for at least the past five years and other information are set forth below:

David J. Anderson – Age 63 Director since 2009
Director of Modine Manufacturing Company (developer and manufacturer of thermal management systems and components) and a member of its Corporate Governance and Nominating Committee and Audit Committee since 2010; Director of Schnitzer Steel Industries, Inc. (metals recycler and steel manufacturer) and a member of its Nominating and Corporate Governance Committee since 2009; Co-Vice Chairman of Sauer-Danfoss, Inc. (developer and manufacturer of fluid power and electronic components and systems for mobile equipment applications) from 2008 until June 2009;  President, Chief Executive Officer and Director of Sauer-Danfoss Inc. from 2002 until he retired in January 2009; held various senior management positions with Sauer-Danfoss Inc. from 1984 to 2008; prior to 1984, held various positions in sales, marketing and applications engineering within several manufacturing and distribution businesses.  Mr. Anderson served on the boards of directors of the National Fluid Power Association and the National Fluid Power Association Education and Technology Foundation, chairing each in 2008 and 2009.

Mr. Anderson’s qualifications to sit on our Board include his 26 years of industrial business experience and his chief executive officer and operations experience.  He also has technology and engineering experience, and ability to formulate and execute strategy and financial expertise.

Jean-Lou Chameau – Age 57 Director since 1998
President, California Institute of Technology (Caltech) since September 2006; Provost and Vice President at the Georgia Institute of Technology (Georgia Tech) June 2001 to August 2006; Dean of the College of Engineering and Georgia Research Alliance Eminent Scholar from 1997 to June 2001; Vice Provost for Research and Dean of Graduate Studies from 1995 to 1997; President of Golder Associates, Inc. (a provider of ground engineering, earth, and environmental services) from 1994 to 1995; Director of the School of Civil and Environmental Engineering at Georgia Tech from 1991 to 1994; Professor of Geotechnical Engineering at Purdue University from 1980 to 1991.  Dr. Chameau currently serves as Trustee, Board of Trustees of the California Institute of Technology and Trustee of Internet2 and is a member of the Board on Higher Education and Workforce, National Research Council, member of InterWest Partners Advisory Committee, member of the Executive Committee, Council on Competitiveness, member of the Conseil d’Administration, Ecole Polytechnique, and member of the Academic Research Council, Singapore.  He is a member of the U.S. National Academy of Engineering.

Dr. Chameau’s qualifications to sit on our Board include his executive experience in a large organization with a national laboratory and his expertise in engineering, science, research and technology.  He also has extensive knowledge and experience in budgetary and financial responsibilities, strategic planning, human capital development, Europe and Asia business, and federal agency funding of research and development.

Laura B. Hamilton – Age 49 Director since 2007
Chair of the Board since September 2008; Chief Executive Officer of the Company since 2008; President and Chief Operating Officer of the Company from 2007 to 2008; Senior Vice President of the Company’s Test Division from 2003 to 2007; Vice President of the Company’s Materials and Aerospace Divisions from 2000 to 2003; Director of Business Process Improvement from 1999 to 2000; held various management positions with Quest Diagnostics (national clinical laboratory) from 1995 to 1999; held various management positions with Corning, Inc. (manufacturer of  specialty glass and ceramics) from 1989 to 1995; held various positions, ending with Tax Manager, with Arthur Young and Company (public accounting firm) from 1984 to 1989.

Ms. Hamilton’s qualifications to sit on our Board include her 21 years of leadership and management experience in various technical, industrial businesses, including serving as Chair and Chief Executive Officer of the Company since 2008. She has substantial experience in strategy, policy setting, international business, human capital development and change management.

Brendan C. Hegarty – Age 68 Director since 1998
Director of Colm Campbell Company, Inc. (holding company of SAE Power, Inc., a manufacturer of switching power supplies) since 1994; Chief Executive Officer of NanoMagnetics (start-up nanotechnology company located in the United Kingdom) from 2001 to 2002; consultant with NanoMagnetics until he retired in 2003; Executive Vice President and Chief Operating Officer of Seagate Technology (manufacturer of computer disk drives) from 1993 to 1998; Senior Vice President and Chief Technical Officer of Seagate Technology from 1989 to 1993; Vice President of Thin Film Head Operations for Control Data Corporation (computer hardware and software company) from 1988 to 1989; management and executive positions with IBM (computer hardware and software company) from 1967 to 1987.
Dr. Hegarty’s qualifications to sit on our Board include his over 43 years of executive management experience in technical, industrial business.  He has technical research and development management experience, manufacturing experience and international management and investment experience.

Emily M. Liggett – Age 55 Director since 2010
President and Chief Executive Officer of Novatorque, Inc. (manufacturer of high-efficiency electric motor systems) since 2009; President and Chief Executive Officer of Apexon, Inc. (provider of supply chain optimization software solutions for global manufacturers) from 2004 to 2007; President and Chief Executive Officer of Capstone Turbine Corporation (provider of microturbine systems for clean, continuous distributed energy generation) from 2002 to 2003; various management and executive roles at Raychem Corporation (manufacturer of materials, electronics, telecom and energy products acquired by Tyco International in 1999) from 1984 to 2001, including Corporate Vice President of Raychem and Managing Director of Tyco Ventures.  Ms. Liggett currently serves on the board of directors of Immersion Corporation and the Purdue University School of Engineering Advisory Board.

Ms. Liggett’s qualifications to sit on our Board include her chief executive officer and management experience in a variety of technical industrial companies. She has managed worldwide businesses, partnerships, and international joint ventures.  She also has public company and private company operating and board experience, and expertise in strategy, operations, new product development, sales, marketing, and business development for highly technical businesses.

William V. Murray – Age 50 Director since 2010
President and Chief Executive Officer of ReShape Medical, Inc. (an early stage medical device company developing a non-surgical treatment for obesity) from 2008 until he voluntarily resigned effective December 10, 2010; President and Chief Executive Officer of Murray Consulting, Inc. (provider of executive management consulting and interim executive management services in the medical technology/life science industries) from 2006 to 2007; Division President of Molecular Biology at Applied Biosystems, Inc. (now part of Life Technologies) (life science tools company) from 2005 to 2006; Group President of Respiratory Technologies of VIASYS Healthcare, Inc. (publicly traded medical company focused on respiratory, critical care and neuro diagnostic businesses) from 2003 to 2004; held various senior executive positions at Medtronic, Inc. (a medical products company) from 1992 to 2003; held various product development and engineering positions at Medtronic, Inc. from 1985 to 1992; design engineer at Motorola, Inc. from 1983 to 1985.  Mr. Murray currently serves as a Biomedical Leadership Team Board member for Octane (an industry association).

Mr. Murray’s qualifications to sit on our Board include his over 18 years of senior executive positions in various technical and manufacturing companies, with significant experience in product and business development, operations, business growth strategies and profit and loss responsibilities.

Barb J. Samardzich – Age 52 Director since 2001
Vice President of Global Product Programs of Ford Motor Company (car and truck manufacturer) effective January 1, 2011; Vice President of Powertrain Engineering of Ford Motor Company from 2005 to 2010; Executive Director - Small FWD and RWD Vehicles of Ford Motor Company from 2002 to 2005; Chief Engineer for the Automatic Transmission Engineering Operations of Ford Motor Company from 2000 to 2002; Quality Director for the Small and Medium Vehicle Center of the European operations of Ford Motor Company from 1999 to 2000; Chief Program Engineer for F650/F750 Ford trucks of Ford Motor Company from 1998 to 1999; previously held various positions in the Powertrain division of Ford Motor Company from 1990 to 1998; various engineering, sales and marketing positions in the Commercial Nuclear Fuel Division of Westinghouse Electric Corporation from 1981 to 1990.

Ms. Samardzich’s qualifications to sit on our Board include her extensive management and operations experience at a worldwide automotive manufacturing company. She has significant engineering experience, value creation and profit and loss responsibilities.

Gail P. Steinel – Age 53 Director since 2009
Owner of Executive Advisors (provider of leadership development services and strategic / profit improvement consulting) since 2007; Executive Vice President, Consumer, Industrial & Technology business unit at BearingPoint (a global technology and management consulting company) from 2002 to 2007; progressive management experience at Arthur Andersen (provider of audit, tax and  consulting services), where her final position was Global Managing Partner of the Business Consulting Division, from 1979 to 2002.  Ms. Steinel serves on several boards including the Board of Trustees of Federal Realty Investment Trust and is Chairperson of its Audit Committee.
Ms. Steinel’s qualifications to sit on our Board include her global managing partner experience, more than 25 years of business management consulting providing global strategy, policy development, complex problem solving and operations consulting services, as well as her financial expertise and experience as a certified public accountant.

Voting Information and Board Voting Recommendation

In accordance with Minnesota law, directors are elected by a plurality of votes cast.  The eight nominees receiving the highest number of votes will be elected.  If any nominee is unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board may propose.  It is intended that proxies will be voted for such nominees.  The proxies cannot be voted for a greater number of persons than eight.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH NOMINEE LISTED.

Other Information Regarding the Board

Meetings and Independence.  The Board met 6 times during fiscal 2010.  All of the directors attended at least 96% of the number of Board meetings and Board committee meetings held during fiscal 2010.  The Audit Committee of the Board has determined that each current member of the Board other than Ms. Hamilton is independent, as defined by the applicable rules for companies listed on the NASDAQ Stock Market.  Dr. Chameau, one of our independent directors, serves as our Lead Director.  It is our policy that all directors should attend the Annual Meeting.  All directors, except Ms. Liggett and Mr. Murray who were not then directors, attended last year’s annual meeting of shareholders.

Board Committees.  Each of our three Committees operates under a written charter adopted by the Board. These charters are available to shareholders on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

The Audit Committee of the Board, composed of Ms. Steinel (Chair), Dr. Chameau, and Mr. Anderson, met 7 times during fiscal 2010.  All members of our Audit Committee satisfy the NASDAQ Stock Market listing standards for Audit Committee membership.  The Board has determined that Ms. Steinel and Mr. Anderson each is an “audit committee financial expert” under the Sarbanes-Oxley Act of 2002.  Among other duties, the Audit Committee (i) selects our independent registered public accounting firm; (ii) reviews and evaluates significant matters relating to our audit and internal controls; (iii) reviews and approves management’s processes to ensure compliance with laws and regulations; (iv) reviews the scope and results of the audits by, and the recommendations of, our independent registered public accounting firm; and (v) pre-approves, in accordance with its pre-approval policy, all audit and permissible non-audit services and fees provided by our independent registered public accounting firm.  The Audit Committee also reviews our audited consolidated financial statements and meets prior to public release of quarterly and annual financial information. The Chair of the Audit Committee or the full Audit Committee meets with our management prior to filing our quarterly and annual reports containing financial statements with the SEC.  A report of the Audit Committee is contained in this proxy statement.

The Compensation Committee of the Board, composed of Ms. Samardzich (Chair), Mr. Murray, and Ms. Steinel, met 3 times during fiscal 2010.  All members are independent directors as defined by the rules applicable to companies listed on the NASDAQ Stock Market.  Among other duties, the Compensation  Committee (i) reviews and makes recommendations to the Board regarding our employment practices and policies; (ii) in executive session, annually reviews and recommends to the independent directors of the full Board the compensation paid to our Chief Executive Officer and evaluates the performance of our Chief Executive Officer; (iii) annually reviews and recommends to the full Board the compensation paid to the other executive officers; (iv) administers and reviews the Company’s retirement plans and approves any amendments related to such plans; (v) administers and grants awards under our stock option and annual incentive plans (the Compensation Committee acts in executive session when granting options to the Chief Executive Officer); and (vi) approves the Compensation Discussion and Analysis for our proxy statement.  A report of the Compensation Committee is contained in this proxy statement.

The Governance and Nominating Committee of the Board, composed of Dr. Chameau (Chair), Dr. Hegarty, and Ms. Liggett, met 3 times during fiscal 2010.   The Governance and Nominating Committee also took action in writing in lieu of a meeting 2 times during fiscal 2010.  All members are independent directors as defined by the rules applicable to companies listed on the NASDAQ Stock Market.  Among other duties, the Governance and Nominating Committee (i) reviews and approves Board governance practices; (ii) administers Board  evaluation; (iii) reviews and approves Board compensation; (iv) monitors adherence to the stock ownership guidelines; and (v) identifies, evaluates and recommends potential director candidates and director nominees for selection by the Board.

Director Nomination Process.  In identifying prospective director candidates, the Governance and Nominating Committee (for purposes of this Director Nomination Process sub-section, the “Committee”) considers recommendations from shareholders and recommendations from business and professional sources, including executive search firms.  During fiscal 2010, the Committee retained Heidrick & Struggles, an executive search firm, to identify potential director candidates.

In evaluating director candidates, the Committee believes that all members of the Board should have personal and professional integrity, an absence of conflicts of interest, and an ability to understand and respect the advisory and proactive oversight responsibility of the Board. In addition, all members of the Board should meet independence requirements, comply with director orientation and education guidelines, commit sufficient time to attend Board and committee meetings and fully perform the duties of a director.

In addition to these threshold criteria, the Committee also considers the contributions a candidate can be expected to make to the collective functioning of the Board. The Committee seeks directors who will contribute to the Board in areas such as strategy and policy development, technology and engineering, human capital development, financial expertise, international business development and best practices, industrial business value creation, and public company chief executive officer perspective.

Candidates are expected to effectively perform the role of a director by demonstrating broad perspective and an inquiring mind, being well prepared for and actively participating in Board and committee meetings, contributing expertise to the Board and committees, listening well, expressing views candidly, applying experience and expertise, being respectful to others and appropriately representing the shareholders.

While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the Committee believes the Board should reflect a variety of opinions, perspectives, personal and professional experiences and backgrounds. Although not part of any formal policy, the goal is to have a balanced and diverse Board, with members whose skills, backgrounds and experiences will enhance the quality of the Board’s deliberations and decisions and cover the spectrum of areas that impact the Company’s business. Each member of the Board should contribute to the overall Board composition, with the goal of creating a diverse Board that can work collaboratively to guide the success of the Company and represent shareholder interests.

The Committee’s policy is to consider qualified candidates for positions on the Board who are recommended in writing by shareholders.  Shareholders wishing to recommend candidates for Board membership rather than directly nominating an individual should submit the written recommendations to our Secretary at least 90 days prior to the date corresponding to the previous year’s annual meeting of shareholders, with the submitting shareholder’s name, address, and pertinent information about the proposed nominee.

A shareholder intending to nominate an individual as a director at an annual meeting of shareholders, rather than recommend the individual to the Committee for consideration as a nominee, must comply with the advance notice requirements set forth in our Bylaws.  Our Bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors provided that such shareholder has provided written notice of such intention to our Secretary. Such notice must be given not fewer than 90 days nor more than 120 days prior to the meeting date corresponding to the previous year’s annual meeting of shareholders date, except in certain circumstances, and must contain certain required information about the nominee.

Shareholders wishing to recommend for nomination or nominate a director should contact the Company’s Secretary for a copy of the relevant procedure and the criteria considered by the Committee when evaluating potential new directors or the continued service of existing directors.

Board Leadership Structure.

Our Board leadership structure includes a combined Chair of the Board and Chief Executive Officer together with a Lead Director. The role of our Chair is to run the Board and ensure Board effectiveness in all aspects of its role.  This includes working with the Lead Director and others to set the Board agenda, ensure that clear, accurate and timely information is provided to the Board, manage Board meetings to allow time for discussion of complex or difficult issues and promote active participation by all Board members. The role of Lead Director is held by an independent director selected by the Board. The role of the Lead Director includes responsibility for presiding at all executive sessions of the Board, consulting with the Chair and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison facilitating teamwork and communication between management and the non-management directors, including maintaining frequent contact with the Chair and Chief Executive Officer and advising her on the efficiency and effectiveness of the Board meetings, and conducting annual evaluations of individual Director performance .

Laura B. Hamilton serves as our CEO and Chair of the Board. She is the director most familiar with the Company’s business and industry and most capable of effectively identifying strategic priorities.  Dr. Jean-Lou Chameau, serves as Chair of the Governance and Nominating Committee and was selected to serve as the Lead Director for all meetings of the non-management directors held in executive session.  The Board believes this leadership structure is efficient and cost effective for the size of our company and enables the Board’s oversight of risk management.

Board Role in Risk Oversight

Management is responsible for designing and implementing the Company’s day-to-day risk management processes, controls and oversight.  The Board, as a whole and through its committees, has broad responsibility for the oversight of risk management as well as specific risk management accountability for governance, overall risk appetite, executive compensation, CEO succession, and the control environment including financial reporting.  In its risk management role, the Board has the responsibility to satisfy itself that the risk management processes and controls are adequate and functioning as designed and that Company business is conducted wisely and in compliance with proper governance and applicable laws and regulations.  The Board views risk in the context of major strategic and operational decisions relative to the anticipated benefits.  The Board further recognizes that it is neither possible nor prudent to eliminate all risk.  Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive and to achieve its long term performance expectations.

The Board believes the Company has strong internal processes to identify, manage and mitigate risk.  Risk management is embedded in the business management system which begins with the Company’s strategy.  The key steps of the business management system are the on-going monitoring and assessment of the external environment, the evaluation/validation of the strategic priorities and initiatives, the development of mid-range and annual operating plans, the execution of the annual operating plan and the ongoing monitoring and management of the business.  In addition, the Board believes there is an appropriate internal control environment to identify, manage and mitigate risks.

As a critical part of its risk management oversight role, the Board encourages full, open and ongoing communication with management.  The Board regularly engages in discussion with management on strategic, operational and governance matters to ensure that risks are identified, managed and mitigated on a timely basis.  Senior management attends quarterly Board meetings and the Board also engages with members of the management team to review and discuss specific topics in addition to the quarterly meetings which provides the Board with evidence of risk management in practice.

The Board implements its risk oversight function both as a whole and through committees.  Much of the work is delegated to various committees, which meet regularly and report back to the full Board.  All committees have significant roles in carrying out the risk oversight and management function.  Each committee is comprised entirely of independent directors and is responsible for overseeing risks associated with its respective area of responsibility.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the accounting and financial reporting principles and policies and internal audit controls and procedures.  The Audit Committee oversees the financial statements and the independent audit thereof.  It evaluates the performance and independence of outside auditors and selects appropriate outside auditors annually.  The Audit Committee is responsible for monitoring risks related to financial assets, accounting, legal and corporate compliance.  It fulfills these responsibilities by systematic, regular reviews with support from internal Company personnel and independent auditors and consultants.  In addition, the Audit Committee discusses legal and compliance matters, assesses the adequacy of Company risk-related internal controls, and administers the Company’s Code of Business Conduct.  The Audit Committee members meet separately with representatives of our independent auditing firm, management in charge of internal assurance, and legal counsel.

The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with our compensation policies and programs.  The Compensation Committee is responsible for determining salaries, incentives and other elements of total compensation for our executive officers, and it administers our various compensation and benefit plans to ensure sound pay practices with features that mitigate risk without changing the incentive nature of the compensation.  A separate discussion regarding the risk considerations in our compensation programs, including the processes which are put in place by the Compensation Committee and management to identify, manage and mitigate potential risks in compensation, can be found on page 25 of this proxy statement.

The Governance and Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, and structure.  The Governance and Nominating Committee is responsible for recommending director candidates to our Board, overseeing processes for shareholders to nominate director candidates, and evaluating the performance of directors, committees and the Board.  The Governance and Nominating Committee is also responsible for developing, periodically reviewing and recommending to the Board a set of corporate governance principles and procedures, and overseeing director orientation and continuing education.  In addition, it is the policy of the Governance and Nominating Committee to meet regularly to discuss Chief Executive Officer succession planning.

The Chair of each committee provides a committee report at each Board meeting which enables the Board to fulfill its risk oversight responsibilities. Since risk oversight is an ongoing process and inherent in the Company’s strategic and operational decisions, the Board also discusses risk in relation to specific proposed actions.

During fiscal 2010, the Board appointed a task team comprised of the Chair of the Audit Committee, the Chief Financial Officer, the external general counsel, the Director of Internal Assurance, and the Treasurer to initiate a risk management assessment process. As part of its assessment, the team retained a risk management consulting firm to provide an external perspective on the Company’s risk management processes.  The team reported to the Board that it has concluded that risk was appropriately managed.  In addition, management will continue to engage with the Board on an ongoing basis to identify, oversee and manage Company risks.

Communications with the Board.  The Board provides a process for shareholders to communicate with its members.  The manner in which shareholders can send communications to the Board is set forth on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

Board Evaluation. The Governance and Nominating Committee and the Board engages in an annual evaluation of its performance as a board of directors.

Code of Business Conduct.  We have in place a code of ethics, known as the “MTS Code of Business Conduct,” which applies to all our directors, officers, employees, and contractors.  We believe that the Code not only documents our historic good business practices but also sets forth guidelines for ensuring that all our personnel act with the highest standards of integrity.  The MTS Code of Business Conduct, as well as any waivers from and amendments to the Code, are posted on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

Independent Director Compensation

Directors who are not otherwise directly or indirectly compensated by the Company are each paid fees in the form of an annual retainer of $40,000, which includes compensation for all Board meetings.  In addition, committee members are compensated at a rate of $1,000 per meeting attended. The Chair of the Audit Committee receives an additional $10,000 annually, the Chairs of the Compensation Committee and the Governance and Nominating Committee each receive an additional $5,000 annually, and the Lead Director receives an additional $15,000 annually.

Upon election or re-election to the Board at each of our annual meetings of shareholders, each non-employee director will receive shares of restricted stock under our 2011 Stock Incentive Plan in an amount determined by the Board; provided, however, the 2011 Stock Incentive Plan is approved by shareholders at this Annual Meeting.  Each non-employee director will receive an annual restricted stock award grant with the number of shares (rounded to the next whole share) equal to $80,000 divided by the closing price of our Common Stock on the date of the Annual Meeting.  Each such annual restricted stock award is granted on the date the non-employee director is elected or re-elected to serve on the Board and vests as to one-third of the shares on the date of each of the three regular annual meetings of shareholders following the date of grant, provided such director continues to serve.  If a non-employee director is elected to the Board prior to the annual meeting of shareholders, the non-employee director may receive a pro-rated restricted stock award depending upon, among other things, the length of time until the next annual restricted stock award grant.  If a non-employee director resigns, retires or otherwise terminates his or her service as a director following ten years of service as a director, all unvested shares of restricted stock will then vest.  If a non-employee director retires, resigns or otherwise terminates his or her service as a director after having served fewer than ten years, any restricted shares which have not vested as of the date of termination of service will be forfeited. Non-employee directors are also reimbursed for travel expenses to Board meetings.

The table below shows cash compensation paid to non-employee directors for fiscal 2010.  The table also shows the dollar amounts recognized by us for financial statement reporting purposes during fiscal 2010 for restricted stock awards.

Name	Fees earned or paid in cash ($) (1)	Stock Awards ($) (2)(3)	All Other Compensation ($) (4)	Total ($)
David J. Anderson	48,000	80,014	2,446	130,460
Jean-Lou Chameau	73,000	80,014	3,362	156,376
Merlin E. Dewing (5)	3,500	0	0	3,500
Brendan C. Hegarty	48,000	80,014	3,362	131,376
Emily M. Liggett (6)	21,000	60,020	307	81,327
Lois M. Martin (5)	24,000	0	749	24,749
William V. Murray (6)	22,000	60,020	301	82,321
Barb J. Samardzich	49,000	80,014	3,362	132,376
Gail P. Steinel	60,500	80,014	1,408	141,922
_________________________

(1)	Includes annual retainer and committee meeting fees paid in cash.

(2)
Amounts represent aggregate grant date fair value during fiscal 2010 under FASB ASC Topic 718, based on the valuation and utilizing the assumptions discussed in Note 2 to our Notes to Consolidated Financial Statements for the fiscal year ended October 2, 2010.  Each of Mr. Anderson, Dr. Chameau, Dr. Hegarty, Ms. Samardzich and Ms. Steinel was awarded 3,128 shares of restricted stock during fiscal year 2010 with a grant date fair value of $25.58 per share. Each of Ms. Liggett and Mr. Murray was awarded 2,004 shares of restricted stock during fiscal year 2010 with a grant date fair value of $29.95 per share.

(3)
As of October 3, 2009, the named directors held restricted stock awards in the following amounts:  Mr. Anderson – 5,016; Dr. Chameau – 18,773; Dr. Hegarty – 11,539; Mr. Liggett – 2,004; Mr. Murray – 2,004;  Ms. Samardzich – 16,323; and Ms. Steinel – 3,128.

(4)	Reflects cash dividends paid on unvested restricted stock awards in fiscal 2010.

(5)	Mr. Dewing and Ms. Martin left the Board on December 2, 2009 and February 10, 2010, respectively.

(6)	Ms. Liggett and Mr. Murray joined the Board on May 15, 2010.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION WITH THE “AUDIT COMMITTEE REPORT” BELOW.

KPMG LLP (“KPMG”), an independent registered public accounting firm, has been our independent registered public accounting firm since May 31, 2002.  The Audit Committee has selected KPMG to serve as our independent registered public accounting firm and to serve as auditors for the fiscal year ending October 1, 2011.  Shareholder ratification of the appointment is requested.  Consistent with our Audit Committee Charter and the requirements of the Sarbanes Oxley Act of 2002 and applicable rules and regulations of the SEC and the NASDAQ Stock Market, the ratification of the appointment of independent auditors by the shareholders will in no manner impinge upon or detract from the authority and power of the Audit Committee to appoint, retain, oversee and, if necessary, disengage the independent auditors.  In the event the appointment of KPMG is not ratified by the shareholders, the Audit Committee will make another appointment to be effective at the earliest feasible time.

Representatives of KPMG are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees and Services

The following table presents aggregate fees for professional services rendered by KPMG in fiscal years 2009 and 2010 for the audit of our annual financial statements and for other services.

	Fiscal Year
	($000’s)
	2009	2010
Audit Fees(1)	$1,545	$1,192
Audit-Related Fees(2)	14	15
Tax Fees(3)	12	21
All Other Fees	—	—
Total fees	$1,571	$1,228
_________________________

(1)	Includes annual audit of consolidated financial statements and Sarbanes-Oxley Section 404 attestation services.

(2)	Audit-related fees consist of fees for audits of our employee benefit plan.

(3)	Tax fees consist of fees for tax compliance and tax consultation services.

The amounts in the table do not include out-of-pocket expenses incurred by KPMG.  The Audit Committee pre-approved all non-audit services described in the table.  The Audit Committee has determined that the provision of the services identified in the table is compatible with maintaining the independence of KPMG.

Pre-Approval Policy

The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to require pre-approval of all audit services and permissible non-audit services. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

Board Voting Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO
RATIFY THE APPOINTMENT OF KPMG LLP.

AUDIT COMMITTEE REPORT

The Audit Committee is presently composed of three directors who are independent, as defined by the applicable rules for companies listed on the NASDAQ Stock Market.  The Audit Committee operates under a written charter adopted by the Board, a copy of which is available to shareholders on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).  Management is responsible for our internal controls over the financial reporting processes.  The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal controls in accordance with auditing standards generally accepted in the United States and for issuing reports on such audit.  The Audit Committee’s responsibility is to monitor and oversee these processes.

Management has represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and extensively discussed the consolidated financial statements with management and KPMG, our independent registered public accounting firm.

In reviewing our fiscal 2010 audited consolidated financial statements, the Audit Committee discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61.  KPMG also provided to the Audit Committee the written disclosures required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG that firm’s independence.

Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representations of management and the reports of KPMG, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2010, which was filed with the SEC on November 30, 2010.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Gail P. Steinel (Chair)	Jean-Lou Chameau	David J. Anderson

PROPOSAL 3

 APPROVAL OF THE
MTS SYSTEMS CORPORATION 2011 STOCK INCENTIVE PLAN

On November 23, 2010, our Board adopted the MTS Systems Corporation 2011 Stock Incentive Plan (the “2011 Plan”) effective January 31, 2011, subject to shareholder approval.  A copy of the 2011 Plan is attached to this proxy statement as Appendix A.  The 2011 Plan provides stock incentive awards in the form of options (incentive and non-qualified), stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, and other awards in stock and/or cash. The 2011 Plan permits the issuance of up to 1,000,000 shares of our Common Stock.

Immediately prior to the approval by our Board of the 2011 Plan, our only equity compensation plan was our 2006 Stock Incentive Plan (the “2006 Plan”). The 2006 Plan will expire, and no further grants will be permitted, on and after January 31, 2011. As a result of the expiration of the 2006 Plan, approximately 700,000 shares of our Common Stock otherwise remaining available for grant under the 2006 Plan will be forfeited. However, shares underlying awards previously granted under the 2006 Plan that are cancelled or forfeited will be available for awards under the 2011 Plan.  We currently expect that approximately 300,000 shares will be recovered over the seven-year term of the 2011 Plan from cancellations and forfeitures of awards under the 2006 Plan.

Purpose of the 2011 Plan

The purpose of the 2011 Plan is to attract and retain talented and experienced people, closely link employee compensation with performance realized by shareholders, and reward long-term results with long-term compensation. If approved, the 2011 Plan will permit us to grant stock incentive awards to current and new employees, including officers, vendors and members of the Board.

Key Terms of the 2011 Plan

Below is a summary of the key terms of the 2011 Plan, which is qualified in its entirety by reference to the text of the 2011 Plan.

Key Plan Features	Description

Effective Date of Plan	•	January 31, 2011, provided the 2011 Plan is approved by shareholders
•
If the 2011 Plan is not approved by our shareholders within 12 months of approval by our Board, the 2011 Plan will be terminated and any stock incentives granted under the 2011 Plan will be likewise terminated

Term of Plan	•	The earlier of January 31, 2018 or the date on which all shares reserved under the 2011 Plan have been issued or are no longer available for use under the 2011 Plan

Eligible Participants	•	Our employees or employees of any of our subsidiaries in key management and technical positions
	•	Non-employee members of the Board
	•	Key vendors to us or any of our subsidiaries

Key Plan Features	Description

Total Shares Authorized and Share Counting	•	1,000,000 shares of Common Stock for all types of stock incentive awards
	•	Shares available under the 2011 Plan are reduced by one share for each share underlying a stock option
	•	Shares available under the 2011 Plan are reduced by the aggregate shares exercised pursuant to a stock settled stock appreciation right (rather than the number of shares issued upon exercise)
	•	Shares available under the 2011 Plan are reduced by 2.5 shares for each share of restricted stock, performance stock or similar awards
•
Shares withheld by us for taxes, shares tendered to us to pay the exercise price of an option, and shares re-acquired by us with amounts received from exercise of an option will not be added back to the 2011 Plan

	·	Shares available under the 2011 Plan will not be reduced for stock incentives settled in cash

Individual Share Limits	•	Up to 1,000,000 shares for all incentive stock options
	•	Up to 60,000 shares per year for all stock incentive awards for non-employee Directors
	•	Up to 200,000 shares per person per year under all stock incentives
	•	Up to an additional 100,000 shares for stock incentives to a newly hired key employee

Type of Stock Incentive Awards	•	Incentive stock options and non-qualified stock options with an exercise period no longer than seven years
	•	Restricted stock and restricted stock units
	•	Stock appreciation rights
	•	Performance stock and performance units
	•	Other awards in stock or cash
•
Restricted stock awards on the annual election or re-election of non-employee directors, which stock will vest in three equal installments if the director continues to serve through the next three annual meetings of shareholders

Vesting and Exercise	•	Determined by the Compensation Committee based on service (time vesting) or upon achievement of performance targets (performance vesting) or both
	•	All non-performance awards that are not assumed or substituted will vest upon a change in control
•
Objective performance criteria in the 2011 Plan, if approved by shareholders, will permit deductibility of executive officer awards as performance based compensation under Code Section 162(m). The performance criteria are the same as those listed in the Executive Variable Compensation Plan approved by shareholders in February 2010

Key Plan Features	Description

Permissible Features	•	We may specify that stock incentives are subject to reduction, cancellation, forfeiture or recoupment under certain circumstances
•
We must require our named executive officers to disgorge certain compensation, including incentive or equity based compensation awarded under the 2011 Plan, in certain circumstances.  Examples of these circumstances include misconduct leading to non-compliance with the financial reporting requirements under federal securities laws or restatements of our financial information

	•	We may hold restricted stock and restricted stock units until restrictions lapse
	•	Dividend and dividend equivalents on awards may be paid currently or deferred
	•	Options may be exercised with previously acquired shares

Features Not Permitted	•	Increase the number of shares reserved or any of the limits stated in the 2011 Plan without shareholder approval
	•	Extend the term of the 2011 Plan without shareholder approval
	•	Re-price stock options or stock appreciation rights
	•	Re-grant shares tendered for stock option exercise or payment of taxes

Who is Eligible for Stock Incentive Awards

Our employees who hold key management and technical positions with us or any subsidiary, the non-employee members of our Board and key service providers to our subsidiaries are eligible to receive awards under the 2011 Plan. The Compensation Committee will determine which employees and other eligible persons will be awarded stock incentives under the 2011 Plan. The 2011 Plan also provides for an annual grant of restricted stock to each non-employee Board member upon election or re-election and shall be determined by the Board in its sole discretion prior to such annual meeting of shareholders, but also permits stock incentives be made to non-employee Board members by the Board in its discretion in addition to the annual grant of restricted stock. Currently, the Company has seven non-employee Board members, approximately 280 employees that are eligible to be designated by the Compensation Committee as key management and technical employees and no key service providers.

The Compensation Committee intends to utilize a mix of stock options, stock appreciation rights, restricted stock and performance stock. The Compensation Committee anticipates granting an average of approximately 400,000 shares of Common Stock each fiscal year under the 2011 Plan. The following chart summarizes the past three fiscal year history of restricted stock and option grants by the Compensation Committee. The chart shows the number of shares utilized under the 2006 Plan during the past three fiscal years, and the aggregate shares reserved for outstanding grants plus those available under the 2006 Plan, as a percentage of our outstanding shares (assuming for this calculation that all shares under the 2006 Plan were also outstanding).

Fiscal Year	Beginning Total Shares Outstanding (000’s) (A)	Beginning Total Plan Shares Reserved and Available (000’s) (B)	Plan Shares (B) as a Percentage of Total Shares (A+B)	New Share Grants During Year Under Plan (000’s) (C)	New Share Grants (C) as a Percentage of Total Shares (A+B)
2010	16,564	1,041	5.9%	394	2.2%
2009	16,976	1,079	6.0%	443	2.5%
2008	17,704	1,571	8.2%	407	2.1%

Types of Stock Incentives to be Awarded

Subject to the limits under the 2011 Plan, the Compensation Committee has the discretionary authority to determine the size of the award, the type of award, and if it will be tied to meeting performance-based requirements or will vest over time. For named executive officers, the performance-based requirements for vesting in an award may be designed to comply with Section 162(m) of the Internal Revenue Code to permit us to deduct the value of the award for income tax purposes.

For directors who are not employees, the 2011 Plan provides for an automatic grant of a discretionary number of shares of restricted stock on each director’s election and re-election at the annual shareholders meeting, which will vest in three equal installments if the recipient remains a director on each of the next three annual shareholder meetings where directors are elected.  Please see the sub-section entitled “New Plan Benefits” below for a description of the award to non-employee directors that will be made in connection with this Annual Meeting if Proposal 3:  Approval of the MTS Systems Corporation 2011 Stock Incentive Plan, is approved by shareholders.  The Board will determine the number of restricted shares to be granted to directors under the 2011 Plan each year thereafter. In addition, the Board may from time to time grant additional awards to some or all of the Board as it deems appropriate.

The types of awards that may be made under the 2011 Plan are similar to those under the 2006 Plan and are as follows:

•
Incentive stock options and non-qualified stock options:  the right to purchase shares where value is based on the appreciation in the underlying shares in excess of an exercise price, which right may be exercised by the holder during the term of the option, which is generally five years and may not be more than seven years from the date of grant, unless earlier terminated upon certain events, such as for cause. The exercise price may be paid in cash or in previously owned shares or by other means permitted by the Compensation Committee. The exercise price of stock options granted under the 2011 Plan may not be less than the fair market value of our Common Stock on the date of grant. No option may be repurchased or exchanged for a lower priced option.

•
Stock appreciation rights:  a contractual right to the increase in the value of the underlying shares subject to the award that does not require payment based on the fair market value at time of grant, but which pays the appreciation in stock value when elected by the holder in the form of whole shares or cash, or a combination of both.  Stock appreciation rights may not be granted at a purchase price less than the fair market value of our Common Stock on the date of grant, and may be exercised by the holder during the term of the stock appreciation right, which may not be more than seven years from the date of grant unless earlier terminated upon certain events, such as for cause.

•
Restricted stock and restricted stock units:  awards of stock that do not require purchase, but which are not immediately available to the recipient until certain restrictions lapse, either based on time or upon achievement of performance related criteria. Restricted units may vest earlier than the date the shares are actually paid in exchange for the units, which may result in a deferral of income. The holder of restricted stock is entitled to vote those shares. The Compensation Committee may determine whether, with respect to restricted stock, to pay dividends on those shares to the holder or to defer dividends. Restricted stock units are not outstanding until paid in stock and therefore do not have voting or dividend rights.

•	Performance shares and performance units: awards of restricted or unrestricted stock that are issued to the recipient only upon satisfaction of performance based criteria.

•
Other awards:  additional opportunities to reward participants through payment of cash or stock as a bonus, or as deferred compensation, or for other purposes for which stock will provide a meaningful incentive.

Adjustments to Stock Incentives for Corporate Transactions

In the event of a stock dividend, recapitalization, stock split, reorganization, merger, spin-off, repurchase or exchange of our Common Stock or similar event effecting our stock, the Compensation Committee may in its discretion adjust the number and kind of shares granted under the 2011 Plan, including the number and exercise price of shares subject to outstanding options or stock appreciation rights, and to adjust restricted stock, restricted stock units, performance stock and performance share units and other awards.

Effect on Termination of Employment on Stock Incentives

Subject to certain exceptions requiring earlier termination, stock options will expire and cannot be exercised 180 days after the termination of a participant’s employment, including upon death, disability or retirement. Prior to that time, only options that have become exercisable under their terms, based on either service based or performance based vesting, may be exercised. The Compensation Committee may, at any time after an award, vest part or all of the unvested options as it deems appropriate. Restricted stock and restricted stock units will be forfeited if not vested when the participant terminates employment, including upon death, disability or retirement. The Compensation Committee may also accelerate vesting at any time after the restricted stock incentive is awarded.

For options and restricted stock, restricted stock units, performance stock and performance units, the Compensation Committee may elect not to accelerate options that would otherwise vest only upon achievement of performance criteria if those targets have not been achieved, or the performance period has not expired.

Effect of a Change in Control on Stock Incentives

Stock options become fully exercisable and restricted stock and restricted stock units automatically become fully vested upon the occurrence of a change in control as defined in the 2011 Plan, except that awards based on performance criteria where the performance period has not yet closed at the time of a change in control will not automatically accelerate. The Compensation Committee may require options or stock appreciation rights be exercised prior to the change in control, may pay cash or other securities to cancel awards in connection with the change in control, or may provide for the successor to substitute its stock for outstanding awards.

Transferability of Stock Incentives

Stock options, restricted stock, restricted stock units, performance stock, and performance units, as well as other awards under the 2011 Plan that are vested at the time of the death of the participant, are transferable only by the participant’s last will and testament or applicable state laws on decent and distribution. Restricted stock, restricted stock units, performance stock and performance units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the applicable restrictions lapse or the performance targets have been achieved.

Administration

The Compensation Committee will administer the 2011 Plan. The Compensation Committee will select employees who shall receive awards, determine the number of shares covered by each award, and establish the other terms and conditions consistent with the limitations contained in the 2011 Plan. The Compensation Committee may also interpret the 2011 Plan, may establish and amend terms of existing stock incentive awards, except that if the participant is adversely affected by the amendment, the participant must also consent. The Board may also exercise any of the authorities granted to the Compensation Committee. To the extent required by law or desired for tax purposes, awards to named executive officers will be made only by persons who qualify as outside directors under securities and tax laws and stock exchange rules. The Compensation Committee may delegate to an named executive officer all or part of its responsibilities to make awards, other than the authority to make awards to other named executive officers, directors or other insiders.

Amendments to the 2011 Plan

The Compensation Committee may amend or suspend the 2011 Plan at any time except that any amendment in one or more of the following categories will not be permitted without the approval of the shareholders to:

•	increase the number of shares that may be used under the 2011 Plan, or change any other limit on various types of awards;

•	permit the re-pricing of outstanding stock options; or

•	amend the maximum shares that may be granted as awards to any participant.

Tax Consequences of Stock Incentives to Participants and the Company

Options.  Stock option grants under the 2011 Plan may either be granted as incentive stock options, which are governed by Internal Revenue Code Section 422, as amended, or as non-qualified stock options, which are governed by Internal Revenue Code Section 83, as amended. Generally, no federal income tax is payable by the participant upon the grant of an incentive stock option and no deduction is taken by us. If certain holding periods are met, the exercise of an incentive stock option does not result in taxation to the participant; rather, the participant is taxed only at the time of sale of the shares received upon exercise. If the shares have been held for at least one year after the date of exercise and at least two years from the date of grant of the option, the participant will be taxed on any appreciation in excess of the exercise price as long-term capital gains. In that event, we are not entitled to a deduction for the amount of the capital gains.

Under current tax laws, if a participant exercises a non-qualified stock option, the participant will be taxed on the difference between the fair market value of the stock on the exercise date and the exercise price and, thereafter, the participant would receive capital gains on any appreciation in stock value after the exercise date, depending upon the length of time the participant held the stock after exercise. When the option is exercised, we will be entitled to a corresponding tax deduction.

Restricted and Performance Stock and Units.  Awards of restricted stock and restricted stock units, performance stock and performance units under the 2011 Plan generally are not subject to federal income tax when awarded, unless the participant properly elects to accelerate the tax recognition. Restricted stock is generally subject to ordinary income tax at the time the restrictions lapse and performance stock is taxed at the time the performance targets are met. Restricted stock units and performance units are generally subject to ordinary tax at the time of payment, even if vested earlier. We are entitled to a corresponding deduction at the time the participant recognizes taxable income on the restricted or performance stock or units.

New Plan Benefits

Other than as described below, no benefits or amounts have been granted, awarded or received under the 2011 Plan. Because the number or size of the awards that a participant may receive under the 2011 Plan is at the discretion of the Compensation Committee, it is not possible to determine the benefits that will be received by participants if the 2011 Plan were to be approved by the shareholders. Please see the above description regarding the 2011 Plan’s limitations on the size of awards that may be granted to individual participants.

On November 23, 2010, the Compensation Committee and the Board determined that under the 2011 Plan each non-employee director elected or re-elected at this Annual Meeting will receive a restricted stock award with the number of shares (rounded to the next whole share) equal to $80,000 divided by the closing price of our Common Stock on the date of this Annual Meeting. The restricted stock award vests as to one-third of the shares on the date of each of the three regular annual meetings of shareholders following the date of grant provided such director continues to serve through the date of the Annual Meeting.  This is the same vesting provision applicable to the restricted stock awards to non-employee directors under the 2006 Plan.  By comparison, under the similar provision of the 2006 Plan, each non-employee director re-elected at the fiscal 2009 Annual Meeting of Shareholders, held on February 10, 2010, received an award of 3,128 restricted shares, which was the number of shares equal to $80,000 divided by the closing price of our Common Stock on the date of that Annual Meeting.

Accordingly, if shareholder approval is received with respect to Proposal 3 and if elected or re-elected at this Annual Meeting, non-employee directors David J. Anderson, Jean-Lou Chameau, Brendan C. Hegarty, Emily M. Liggett, William V. Murray, Barb J. Samardzich, and Gail P. Steinel will receive the award of restricted stock described above.

If shareholder approval is not received with respect to Proposal 3, no restricted shares described in the previous paragraph will be available or issued to non-employee directors at this Annual Meeting, since the authorization to make such automatic grant under the 2006 Plan will have expired prior to the date of this meeting.

Registration with the Securities and Exchange Commission

If the 2011 Plan is approved by our shareholders, we intend to file a registration statement with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1933, as amended, covering the 1,000,000 shares issuable under the 2011 Plan.

Board Voting Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE
PROPOSAL TO APPROVE THE 2011 STOCK INCENTIVE PLAN.

Other information regarding equity compensation plans

The following table sets forth information regarding our equity compensation plans as of October 2, 2010.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance under Equity Compensation Plans (1)

Equity Compensation Plans Approved by Shareholders	1,418,000	$32.37	1,216,000	(2)
Equity Compensation Plans Not Approved by Shareholders	0	N/A	0
Total	1,418,000	$32.37	1,216,000

(1)	Excludes shares of Common Stock listed in the first column.

(2)
Consists of 771,000 shares available for awards under our 2006 Stock Incentive Plan (the “2006 Plan”) and 445,000 shares available for issuance under the 2002 Employee Stock Purchase Plan (the “2002 ESPP”). Effective January 31, 2011, the 2006 Plan will terminate in accordance with its terms, thereby eliminating our authority to grant any new awards under the 2006 Plan. If Proposal 3: Approval of the MTS Systems Corporation 2011 Stock Incentive Plan is approved by shareholders at the Annual Meeting, we will have the authority to make stock grants under that Plan. If Proposal 4: Approval of MTS Systems Corporation 2012 Employee Stock Purchase Plan is approved by shareholders at the Annual Meeting, employees may continue to participate in the 2002 ESPP through its expiration on December 31, 2011.

Under our shareholder approved equity compensation plans, there is no mandatory holding period for stock acquired upon exercise of options. However, the federal income tax consequences to an employee for immediate disposition of stock acquired upon exercise of incentive stock options may make it more advantageous to the employee to hold such shares for at least one year from the date of exercise and two years from the date of grant. In addition, our named executive officers and directors are subject to stock ownership guidelines that may encourage our named executive officers and directors to hold shares acquired upon exercise of options. See the section of this proxy statement entitled “Executive Compensation – Compensation Discussion and Analysis – Compensation Policies – Stock Ownership Guidelines” for more information.

PROPOSAL 4

 APPROVAL OF THE
MTS SYSTEMS CORPORATION 2012 EMPLOYEE STOCK PURCHASE PLAN

On November 23, 2010, our Board adopted the MTS Systems Corporation 2012 Employee Stock Purchase Plan (the “ESPP”), subject to approval by the shareholders.  A copy of the ESPP is attached to this proxy statement as Appendix B.

Our shareholders previously approved our 2002 Employee Stock Purchase Plan (the “2002 ESPP”).  The 2002 ESPP expires on December 31, 2011 and approximately 360,000 of the 750,000 shares authorized under the 2002 ESPP will have been issued at the time of its expiration. If the ESPP is approved by shareholders at this Annual Meeting, the ESPP will commence on January 1, 2012, just after the expiration of the 2002 ESPP.  In this way, we intend that we will be able to continue the benefits of the 2002 ESPP to us and to our employees through the ESPP.

Purpose of the ESPP

The purpose of the ESPP is to provide our employees with an opportunity to share in the ownership of the Company by providing them with a convenient and cost-effective means to purchase our Common Stock and by providing them a stronger incentive to work for the continued success of the Company.  The ESPP will also enhance our ability to obtain and retain the services of employees. The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code.

Key Terms of the ESPP

The following is a brief summary of the key terms of the ESPP, which are described in more detail below.

Key Plan Features	Description

Effective Date of Plan and Term of Plan	•	The ESPP will commence on January 1, 2012 and will terminate on December 31, 2021, or on the date that all the shares reserved for issuance under the ESPP have been purchased, if earlier
	•	If the ESPP is not approved by our shareholders within 12 months of approval by our Board, the ESPP will be terminated and all stock options granted under the ESPP will be likewise terminated

Eligible Participants	•
Any employee of the Company or any participating subsidiary who is customarily employed for more than 20 hours per week, more than 5 months in a calendar year, and has completed 12 or more months of continuous employment service prior to the first day of the applicable phase is eligible to participate in the ESPP

	•	Approximately 833 employees are eligible to participate under the ESPP
	•	Participation is voluntary
•
A participant enrolled in the 2002 ESPP on the purchase date of the last phase of the 2002 ESPP will be automatically enrolled in the ESPP, unless the participant cancels enrollment prior to the first day of the first phase of the ESPP

Total Shares Authorized	•	Maximum of 750,000 shares available for issuance under the ESPP

Individual Limits	•
No participant may be granted an option to purchase shares of Common Stock under the ESPP with an aggregate fair market value in excess of $25,000 in any calendar year or with the number of shares exceeding 10,000 shares in any phase

•
No participant may be granted an option under the ESPP if the participant, immediately after the grant of the option, would own stock (including stock subject to the option) possessing 5% or more of the total combined voting power or value of all classes of our issued and outstanding stock

Key Plan Features	Description

Options under the ESPP	•	The ESPP permits participants to purchase shares of our Common Stock with payroll deductions that have accumulated during a specified period, called a “phase”
	•	Each phase will generally last for six months. No phase may run concurrently, but a phase may commence immediately after the termination of a preceding phase
•
A participant is granted an option as of the first day of the phase to purchase a number of shares of our Common Stock determined by dividing the participant’s accumulated payroll deductions by the purchase price applicable to that phase

•
The purchase price for shares is equal to the lesser of 85% of the fair market value of our Common Stock on the first date of a phase (the “Subscription Date”) or 85% of the fair market value our Common Stock on the last date of a phase (the “Purchase Date”)

•
A participant’s option for the purchase of shares will be exercised automatically on the last day of a phase and the number of full and fractional shares (rounded to the nearest 1/100th of a share) shares will be purchased as of that date

Participation by Eligible Employees	•
Employees make contributions to the ESPP through payroll deductions in whole percentages of 1% to 10% of each employee’s respective pay for the applicable phase of the ESPP.  (A dollar amount election will be permitted only if necessary to maximize an employee’s payroll deductions for a Phase.)

	•	After the first day of a phase, participants cannot increase or decrease the amount of payroll deductions, but may withdraw from participation during the phase, as described below
	•	Eligible employees elect to participate in the ESPP by enrolling by the applicable deadline prior to the date the phase commences

Withdrawal and Termination of Employment	•	A participant may withdraw from the current phase at any time prior to six weeks before the purchase date, in which case all amounts withheld will be refunded, without interest
•
A participant may withdraw from the next phase at any time within the open enrollment period prior to the beginning of the next phase (generally, the four weeks prior to two weeks before the beginning of the phase)

•
A participant whose employment terminates during the phase will immediately cease to participate in the ESPP and that participant’s payroll deductions during that phase will be refunded, without interest

Rights and Restrictions on Stock Issued under ESPP	•
Until the later of 12 months after the date of exercise of an option at the end of the phase or 24 months from the date of grant of the option for a phase, the participant may not sell or otherwise transfer the shares acquired through the ESPP during that phase, without the approval of the Compensation Committee.  The Compensation Committee may waive this restriction at any time as to shares acquired during a phase and may establish uniform rules for the transfer of stock during the restricted period

•
Participants may elect to have any dividends paid on shares purchased through the ESPP reinvested in our stock in lieu of receiving dividends in cash.  Any shares purchased through the reinvestment of dividends will be purchased in the open market under our dividend reinvestment program

Administration	•	The Compensation Committee will administer the ESPP

 Adjustments to Stock Incentives for Corporate Transactions

The number of shares of Common Stock available for issuance under the ESPP, as well as the price per share of our Common Stock covered by share purchase rights that have not been exercised, will be proportionately adjusted for any increase or decrease in the number of issued shares of our Common Stock resulting from a subdivision or consolidation of shares or the payment of a share dividend or similar events.

Additionally, our Board may elect to accelerate the purchase date of any phase effective on the date specified by the Board in the event of certain mergers involving us, certain sales or transfers of all or substantially all of our assets. If we are involved in any merger or consolidation in which we are not the surviving corporation, and if the Board does not accelerate the purchase date of the phase, each outstanding option under the ESPP will pertain to and apply to the securities or other rights to which a holder of the number of shares subject to the option would have been entitled.

If we dissolve or liquidate, each outstanding option will terminate and immediately prior to such dissolution or liquidation, each participant shall be repaid the payroll deductions credited to the participant’s account, without interest.

Transferability of ESPP Options

Options granted under any phase of the ESPP are not transferrable, except by the laws of descent and distribution.  Likewise, payroll deductions and any rights regarding the exercise of any option or the receipt of shares of our Common Stock under the ESPP, may not be assigned, transferred, pledged or otherwise disposed of in any way by a participant.

Amendment to and Termination of the ESPP

The Board may at any time amend the ESPP, except that without shareholder approval no amendment may increase the total number of authorized shares, permit aggregate payroll deductions in excess of 10% of a participant’s compensation as of the first day of a phase, or impair any outstanding option.

The ESPP may be terminated by our Board at any time provided that no such termination will take effect with respect to any options then outstanding except under certain circumstances where our Board has the right to accelerate the purchase date of a phase.

Income Tax Consequences

Neither the grant nor the exercise of an option to purchase shares under the ESPP will have any tax consequences to the participants or to us.  If a participant holds the shares acquired upon the exercise of his or her options for more than two years from the first day of the phase and one year from last day of the phase (the “holding period”), then amounts realized by the participant on a sale or other disposition of the shares will be ordinary income in the amount equal to the lesser of:

•	the fair market value of the shares at the date of disposition in excess of the price paid by the participant for the shares, or

•	the fair market value of the shares on the first day of the phase in excess of the price paid by the participant for the shares.

Any gain in excess of the amount described above is treated as long-term capital gain.  If a participant holds shares purchased under the ESPP at the time of his or her death, the required holding periods will automatically be deemed to have been satisfied.  We are not entitled to any deduction if the holding period requirements are satisfied.

If a participant sells or otherwise disposes of the shares purchased under the ESPP before the holding period requirements are satisfied, the participant will realize as ordinary income the excess of the fair market value of the shares on the last day of the phase over the price paid by the participant for the shares; the difference between the proceeds of sale and the fair market value of the shares on the last day of the phase will be treated as long-term or short-term capital gain or loss, as the case may be.  We are entitled to a tax deduction only to the extent the participant realizes ordinary income as a result of the early disposition.

New Plan Benefits

Because the amount of future benefits under the ESPP will depend on which of our employees elect to participate, the amount of their contribution elections, and the fair market value of our Common Stock, it is not possible to determine the benefits that will be received by eligible participants if the ESPP is approved by our shareholders. The closing price of a share of our Common Stock as reported on The Nasdaq Stock Market, Inc. on December 15, 2010 was $38.06.

Registration with the Securities and Exchange Commission

If the ESPP is approved by our shareholders, we intend to file a registration statement with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1933, as amended, covering the 750,000 shares issuable under the ESPP.

Board Voting Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE
PROPOSAL TO APPROVE THE 2012 EMPLOYEE STOCK PURCHASE PLAN.

Risk Considerations in Our Compensation Programs

Management recently conducted a risk assessment to evaluate the risks associated with the Company’s compensation practices, policies and programs for all employees, including the named executive officers.  With the assistance of the Compensation Committee’s independent consultant, Towers Watson, programs were reviewed broadly, including a qualitative analysis of program designs and corporate governance processes, as well as an analysis of directional alignment of historical pay and performance outcomes.

Members of the Board and senior management were interviewed to gain a variety of perspectives on risk.  Questions centered on how the Company currently identifies and measures various types of risk, the roles and responsibilities of players in the risk management process, and the level of risk encouraged or mitigated by the Company’s current compensation plans.

Based on this review and assessment, we and our Compensation Committee do not believe our compensation program encourages excessive or inappropriate risk-taking that is reasonably likely to result in a material adverse affect on us for the following reasons:

•	Our use of different types of compensation provides a balance of short-term and long-term incentives with fixed and variable components;

•
Our compensation plan design and the governance processes work together to minimize exposure to excessive risk, while creating a focus on operational activities that contribute to long-term shareholder value creation;

•
The metrics used to determine the amount of a participant’s bonus under our short-term incentive plans focus on a combination of Company-wide metrics and business unit performance using a balance of profitability and capital efficiency measures;

•	Our bonus plans impose threshold and maximum payout levels on bonus awards to limit windfalls;

•	Commission-based payments represent a limited component of our historical overall compensation program;

•	Our programs include clawback provisions and allow the use of negative discretion for our named executive officers;

•	Our stock ownership guidelines discourage excessive risk taking; and

•	Our system of internal controls places a strong focus on avoiding undue financial risk through rigorous review processes.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We are a leading global supplier of test systems and industrial position sensors. Our operations are organized and managed in two business segments, the Test segment and the Sensors segment.  The Test and Sensors segments represent approximately 80% and 20%, respectively, of our revenue for fiscal 2010.  Sales outside of the United States, including export sales from U.S. businesses, accounted for approximately two-thirds of our revenue in fiscal 2010.

Our compensation policies and objectives during fiscal 2010 were influenced by a variety of factors.  One key factor was the significant uncertainty regarding whether, when and to what extent the worldwide economic conditions that impacted our fiscal 2009 financial results would improve during our fiscal 2010.  As a result of this uncertainty related to the economy and how it would impact our industry and our business, the Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) took a conservative approach to compensation programs in fiscal 2010.

Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal 2010 as approved by the Committee with counsel from its independent compensation consultant, Towers Watson:

•
Salary Freeze.  Due to the uncertainty of the economic climate, as well as general market trends, the Committee decided in November 2009 to not award base salary increases to the named executive officers in fiscal 2010 as part of a Company-wide restriction on salary increases.

•	Strong Performance-Based Compensation Awards and Payouts. Our executive compensation is tightly linked with performance.

•
As with past years, we adopted an Executive Variable Compensation (EVC) Plan through which the named executive officers were eligible to earn cash incentive compensation based upon achievement of specific financial objectives for fiscal 2010 recommended by the Committee and approved by the Board that are designed to challenge the named executive officers to high performance.

•
As named executive officers assume greater responsibility, a larger portion of their total cash compensation is designed to and does become dependent on Company, business unit, and individual performance.  For example, for fiscal 2010, amounts earned by Ms. Hamilton under the EVC Plan based upon achievement of four corporate financial goals represented 49% of her total cash compensation and 31% of her total compensation.

•
The Committee targets annual base salaries around the median base salaries of salary survey data, with the EVC Plan designed to allow the named executive officer to earn above target compensation only where the named executive officer delivers, and as a Company we deliver, performance that is also above our targets.

•
The Committee actively considered the impact of unusual or one-time events on our financial performance in setting the performance goals under the EVC Plan.  In particular, the Committee determined to exclude from the fiscal 2010 performance results the impact of any settlement with an outstanding patent infringement litigation due to its one-time nature and the strategic benefit to the Company in obtaining a settlement.  Further, the Committee believed it was critical during fiscal 2010 that the named executive officers focus on achievement of our business goals, given our challenges in fiscal 2009.

•	Appropriate Comparisons. In fiscal 2010, we adjusted our methodology for comparing the base salaries of the named executive officers.

•
We adjusted market data based on annual revenue.  For fiscal 2010, we returned to the revenue adjustments we used in fiscal years 2006 to 2008 since that adjustment was more reflective of our revenue challenge in fiscal 2009 and our expected challenge to revenue in fiscal 2010.

•	We adjusted the base pay dataset for its age by a smaller factor in fiscal 2010 than in prior years, resulting in a smaller increase in market medians in fiscal 2010 as compared to fiscal 2009.

•
Even where our revised methodology showed that an increase in base pay for the Chief Executive Officer would be consistent with an increase in the median market base pay, the Committee determined not to adjust the median and base pay range that it considered appropriate for the Chief Executive Officer, which remained the same for fiscal 2010 as fiscal 2009.

•
Continuous Improvement in Compensation Practices. We implemented several new compensation practices in fiscal 2010 and we also maintained several long-standing compensation practices that we believe contribute to good governance.

•
We formalized the process used to evaluate risks associated with our compensation programs. As described under the Risk Considerations in Our Compensation Programs section, the Committee completed a formal review of assessments by management and its compensation consultant relating to compensation risk. The Committee concluded that our compensation policies and practices for fiscal 2010 do not create risks that are reasonably likely to have a material adverse effect on the Company.

•
We added a recoupment or “clawback” provision to the EVC Plan that was approved by shareholders at the fiscal 2009 annual meeting of shareholders held on February 10, 2010.  We also added a similar provision to the 2011 Stock Incentive Plan that is the subject of shareholder approval at this Annual Meeting.  These clawback provisions require a named executive officer to forfeit and allow us to recoup any payments or benefits received by the named executive officer under the EVC Plan or the 2011 Stock Incentive Plan under certain circumstances, such as certain restatements of our financial statements, termination of employment, and breach of an agreement between us and the named executive officer.

•	Our compensation programs encourage employees to build and maintain an ownership interest in the Company. We have established specific stock ownership guidelines for named executive officers.

•
Our compensation consultant is retained directly by and reports to the Committee.  Our compensation consultant does not provide any services to management personally and had no prior relationship with our Chief Executive Officer or any other named executive officer.

Executive Compensation Philosophy and Objectives

Our philosophy for compensating executives is to provide fair total cash compensation consistent with job markets in which we compete and reward performance.  Compensation levels for the named executive officers reflect base salary for the executive’s role at our Company, the market value of the position, performance in that position and the opportunity for additional rewards when we either meet or exceed business objectives that are supportive of the business strategy.  To attract and retain the best people, we offer meaningful rewards when executives, their business unit, and we achieve specific business goals or when successful individual performance is demonstrated.  Performance rewards fluctuate based on the results of established objectives and provide executives with the opportunity to earn additional compensation beyond their base salary.

We structure our compensation components to support our overall compensation philosophy and the following executive compensation objectives:

•	to establish and maintain a systematic compensation program whereby executives are compensated in relation to their level of responsibilities and their work performance;

•	to maintain a program which will enable us to attract and retain qualified and competent executives;

•	to provide flexibility within the compensation program to meet changing competitive and economic conditions;

•	to maintain equitable and consistent relationships between positions within the Company; and

•	to align executive and shareholder interests.

The Committee’s approach to compensation includes efforts to ensure that compensation policies and practices are consistent with effective risk management.  We believe our compensation philosophy and objectives reflect a responsible balance of competitive compensation, sound risk management and accountability to shareholders.  We have recently formalized the process used to evaluate risks associated with our compensation programs and the Committee’s conclusion regarding risks relating to our compensation policies and practices for fiscal 2010 is stated under the Risk Considerations in Our Compensation Programs section this proxy statement.

Information Used in the Compensation Process

Compensation Consultant

Under the Committee’s charter, the Committee has the authority to select, retain and compensate executive compensation consultants and other experts as it deems necessary to carry out its responsibilities.

For assistance with fiscal 2010 compensation, the Committee engaged Towers Watson, an executive compensation consultant, to provide it with information regarding compensation of named executive officers and non-executive officers.  Specifically, Towers Watson was asked by the Committee to (1) review the analysis prepared by our management of executive compensation for each cash component of compensation  (base salary and short-term incentive compensation) and provide feedback regarding management’s analysis of compensation-related data, (2) provide information regarding competitive compensation values of long-term incentive compensation to assist the Committee in determining the design of our long-term equity incentive compensation program for fiscal 2010, and (3) conduct a risk assessment relating to our compensation programs and policies for review by the Committee.

Determining Competitive Compensation

The Committee annually assesses “competitive market” compensation for each component of compensation using a number of sources.

Although the Committee determined not to increase any base salaries for the named executive officers for fiscal 2010, the Committee went through much the same process as in prior years reviewing relevant information relating to base salaries.  For fiscal 2010, as in past years, our management developed a base salary benchmark tool for the Committee based upon executive salary survey data that was adjusted for better comparability by business, revenue, executive position, and age of data. The results of the benchmark tool were then referenced against proxy compensation data from our comparator group, described below, as a supplemental data source.  Towers Watson then reviewed the benchmark tool to give the Committee feedback regarding the reasonableness of the methodology.  For each position, the base salary benchmark tool produces a median and a competitive salary range, with the minimum and maximum end of the range at approximately 80% and 120% of the median, respectively.  The Committee used the benchmark tool to assess the median and range of competitive salaries for fiscal 2010 and compare these to the base salaries for the named executive officers, other than Mr. Hellwig, to determine the need for adjustments.

Our competitors are either privately owned companies or business units within much larger public companies.  A broad and reliable base of compensation data from these companies is not readily available.  Accordingly, the comparator group we use to confirm the base salary data from our benchmark tool consists of durable goods manufacturing companies, most of which do not compete with us directly but several of which compete with us for management talent.  Our comparator group is reviewed on an annual basis by the Committee.  Our comparator group for fiscal 2010 consists of the following companies:

Actuant Corporation	Hurco Companies Inc.
Arctic Cat Inc.	Keithley Instruments Inc.
Axcelis Technologies Inc.	Measurement Specialties Inc.
Badger Meter Inc.	Mettler-Toledo International Inc.
Brooks Automation Inc.	MKS Instruments Inc.
Cabot Microelectronics Corp	Moog Inc.
Cohu Inc.	National Instruments Corporation
CyberOptics Corporation	Perceptron Inc
Dionex Corporation	Roper Industries Inc.
ESCO Technologies Inc.	Symmetricom Inc.
FARO Technologies Inc.	Tennant Company
Graco, Inc.	Teradyne Inc.

For short-term cash incentive compensation, which for fiscal 2010 was delivered to the named executive officers through the EVC Plan, the Committee also reviewed market data and executive salary survey information that had been compiled and adjusted by management and Towers Watson.  For each of the named executive officers, other than Mr. Hellwig, the Committee compared the target amounts under the EVC Plan for fiscal 2010 to the survey information relating to median amount of non-salary cash compensation paid to executive officers as a percentage of base salary.

Additionally, Towers Watson prepares for the Committee an annual analysis of long-term equity incentive compensation.  The analysis includes a market review of our equity grant structure, comparing the value of our long-term incentive award guidelines to market data.  For fiscal 2010, comparative information was obtained from Towers Perrin’s 2009 Executive Compensation Database long-term incentive tables for companies with revenues less than $1 billion.  The Committee used this data to establish competitive guideline ranges and median values for equity awards to the named executive officers.

Mr. Hellwig resides in Germany and we have developed a different method of assessing the competitiveness of the compensation to Mr. Hellwig because the information described above reflects only U.S. pay practices.  For Mr. Hellwig, the Committee reviews cash compensation (base salary and short-term cash incentive compensation) bi-annually and compares it to survey data for German executives.  The last bi-annual review was for Mr. Hellwig’s fiscal 2009 compensation.

Role of Management

In determining compensation for named executive officers, other than the Chief Executive Officer, the Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other named executive officers and the results of performance evaluations.  The Chief Executive Officer also recommends to the Committee the base salary for all named executive officers and, in developing her recommendations, may request input from the Vice President of Human Resources and Strategy from time to time relating to base salaries of the named executive officers (other than her own).  The Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources and Strategy develop recommendations for the Committee regarding the financial performance goals under the EVC Plan and the minimum, target and maximum levels of achievement of the performance goals. The Chief Executive Officer and Vice President of Human Resources and Strategy are invited to attend meetings of the Committee from time to time.  No named executive officer attends any executive session of the Committee or is present during deliberations or determination of such named executive officer’s compensation.

The Committee makes recommendations to the Board regarding compensation for the named executive officers, other than the Chief Executive Officer.  With respect to the Chief Executive Officer, the Committee makes recommendations to the independent directors, which is the full Board except for the Chief Executive Officer who also serves as the Chair of the Board.

Components of Compensation

During fiscal 2010, the components of our executive compensation programs consisted of base salary, short-term cash incentive, long-term equity incentive, broad-based benefits and other perquisites.  The named executive officers were eligible to participate in the same benefit programs as were available to our other employees.

 In the following table we have outlined our main objectives regarding:

•	Why we choose to pay each component;

•	The basis for payment of each component or what each component is designed to reward; and

•	How we determine the amount for each component.

Element of Compensation	Why Component is Paid & Basis for Component			How Component Was Determined for Named Executive Officers for Fiscal 2010

Base Pay	To provide a fixed level of competitive income, based on:			Within range of competitive pay, targeted to near median of market data

	•	the individual’s scope of responsibility		In fiscal 2009, we announced cost reduction actions which included a salary freeze for fiscal 2010 for all employees, including the named executive officers

	•	the individual’s level of performance and experience

Short-Term Cash Incentive	To provide focus and rewards for achievement of fiscal year financial goals:			Performance based

	•	EVC Plan, with Committee determined performance goals and minimum/target/maximum levels of achievement for each named executive officer

	•	Performance goals for fiscal 2010

		—	Earnings Per Share weighted at 30%

		—	Earnings Before Interest and Taxes as a Rate to Revenue weighted at 30%

		—	Revenue weighted at 25%

		—	Working Capital as a Rate to Revenue weighted at 15%

Long-Term Equity Incentive	To provide an incentive for delivering long-term shareholder value, to align interests of executives and shareholders, and to retain executives			Value of equity awards designed to be within the range of competitive pay, targeted to near median of market data

	•	Value of awards determined with reference to grant guideline ranges

	•	Value based on recipient’s responsibilities, individual performance, previous awards granted and progress toward satisfying the stock ownership guidelines

	•	One-half delivered through stock options and one-half through restricted stock units (RSUs)

	•	Stock options and RSUs each vest in equal installments over a 3-year period

Element of Compensation	Why Component is Paid & Basis for Component	How Component Was Determined for Named Executive Officers for Fiscal 2010

Benefits	To provide competitive retirement and health benefits	Based upon competitive market

U.S.-based named executive officers participate in most of the same benefit plans made available to our other U.S.-based employees. They include:

• Retirement savings plan with a Company match and annual fiscal year contribution as a percentage of earnings

• Disability and life insurance

• Health and welfare (medical, vision and dental)

U.S.-based named executive officers also are eligible to participate in our non-qualified Executive Deferred Compensation Plan, which allows us to provide non-qualified benefits that are identical to the tax-qualified plan benefits but on income above the allowable level of the qualified plans.

One of our named executive officers, Mr. Hellwig, who resides in Germany, does not participate in our benefits programs available to U.S. employees. In accordance with his employment agreement, we make an annual contribution on Mr. Hellwig’s behalf to a retirement pension insurance fund.

Perquisites	To provide limited executive perquisites	Based upon competitive market

• All of our named executive officers received either a car allowance or use of a Company-owned automobile

Determining Mix of Compensation

The Committee received information relating to the weight of each component of compensation for each of the named executive officers.  Short-term cash incentive compensation is and is intended to be a meaningful portion of overall compensation.

On the left side below is a chart showing the allocation for fiscal 2010 of various components of compensation of our Chief Executive Officer, Ms. Hamilton, at the target levels of achievement of each performance goal under the EVC Plan. On the right side below is a chart showing the allocation of various components of compensation for fiscal 2010 actually paid to or earned by Ms. Hamilton, at the actual levels of achievement of each performance goal under the EVC Plan.  Similar charts were prepared for the Committee for each of the named executive officers.

Fiscal 2010 Base Salaries

Annually, the Committee makes recommendations to the Board on base salaries for named executive officers, other than the Chief Executive Officer, and makes recommendations to the independent directors of the Board regarding the base salary of the Chief Executive Officer.  These recommendations are based upon a number of factors, including competitive salaries and individual performance.

As in prior years, the Committee reviewed base salary datasets developed by our management and Towers Watson as the Committee considered adjustments to base salaries for fiscal 2010.  These datasets provided the Committee with information regarding median level of base salary for each U.S. executive officer position and a range of competitive base salaries.  The Committee’s review of this information suggested that the range for competitive base salaries had increased and shifted upward by approximately 4.1% from fiscal 2009 to fiscal 2010.  The Committee also reviewed the information regarding the dataset median base salaries by position.  Although the range for base salaries had increased from fiscal 2009 to fiscal 2010, the base salaries of the named executive officers for fiscal 2009 continued to be within the new range.  Based on this analysis, the Committee believed that the base salaries of the named executive officers for fiscal 2009 would continue to be reasonably competitive into fiscal 2010.  Because the bi-annual review of Mr. Hellwig’s compensation was conducted with respect to his fiscal 2009 cash compensation, the Committee did not consider any new data for fiscal 2010 in determining his fiscal 2010 base salary.

Additionally, we have a systematic approach for evaluating the performance of our named executive officers, with base salaries affected primarily by the performance evaluation for the prior fiscal year.  The process begins by establishing specific, individualized performance goals at the beginning of the fiscal year for each named executive officer, as well as identifying or reaffirming the core competencies of the position.  The Chief Executive Officer proposes individual performance goals that are reviewed by the Committee and approved by the independent members of the Board.  The Chief Executive Officer works with the other named executive officers to establish appropriate individual performance goals for the other named executive officers.  These individual performance goals relate to our customers and our market, organizational improvements, and financial measures.

The Chief Executive Officer regularly provides reports and updates throughout the year regarding her progress toward achievement of these individual performance goals.  The performance of the named executive officer is assessed by the independent directors of the Board, in the case of the Chief Executive Officer, or by the Chief Executive Officer, in the case of the other named executive officers.  As part of this performance review, the independent directors of the Board or the Chief Executive Officer, as the case may be, considers the named executive officer’s demonstration of competencies of that executive’s role and achievement of the individual performance goals established for that fiscal year.

Following fiscal 2009, the independent directors evaluated the performance of the Chief Executive Officer for the purposes of recommending her 2010 base salary and specifically evaluated her achievement of her individual performance goals for fiscal 2009.  The Chief Executive Officer conducted a similar performance review for the other named executive officers for the purposes of recommending their 2010 base salaries and provided the Committee with a summary of the performance review results for each of the other named executive officers.  In view of the variety of the factors and the amount of information considered as well as the complexity and subjectivity of these matters, the Committee did not find it practical to, and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to the individual performance goals of any named executive officer.  Likewise, the Committee did not attempt to specifically quantify or mathematically correlate the effect upon a named executive officer’s base salary for 2010 of that named executive officer’s performance evaluation.

In light of the company-wide salary freeze for fiscal 2010, the Committee determined not to increase base salaries for the named executive officers for fiscal 2010 after conducting its review of the competitive market compensation.

The following table shows the base salaries for the named executive officers for fiscal 2010, as well as the proximity of the fiscal 2010 base salary to the median of the market data for the same or similar position.

Named Executive Officer	Fiscal 2010 Annualized Base Salary	Fiscal 2010 Annualized Base Salary Percent Above (Below) Median of Base Salary Comparable
Laura B. Hamilton	$525,000	(14%)
Susan E. Knight	$323,633	14%
Joachim Hellwig (1)	€214,860	4%
Alfred Richter (2)	$300,000	5%
Kathleen M. Staby	$244,401	6%

(1)
Annualized base salary in Euros for fiscal 2010 is approximately $273,146, using the average exchange rate of $1.33485 for fiscal 2010.  This annual base salary was 4% above median of the base salary comparable used to determine Mr. Hellwig’s fiscal 2009 base salary.  Comparable data for fiscal year 2010 is not available.

(2)	Mr. Richter’s employment ended February 4, 2010.

Design of EVC Plan and Review of 2010 Performance

Consistent with its compensation philosophy and the objectives of annual cash incentive programs generally, the Committee implemented the EVC Plan as our performance based short-term cash incentive program.

Under the EVC Plan, the named executive officers were eligible for cash bonuses depending upon our financial performance as compared to four performance goals and market competitive short-term incentive targets appropriate to their position.  The four performance goals selected by the Committee and approved by the Board for fiscal 2010 were the same as were selected for fiscal 2009.  The Committee determined the performance goals under the EVC Plan as part of our annual planning process and selected these four performance goals as critical to our success in fiscal 2010.  The Committee believes the combination of performance goals selected for the EVC Plan provide an appropriate balance between income statement and balance sheet management while also focusing on shareholder value.  The Committee also weighted the four performance goals for fiscal 2010 in the same manner as fiscal 2009.  The following is a summary of the four performance goals and their relative weighting:

Goal	Description	Weight
EPS	Earnings per share for fiscal 2010	30%

EBIT Rate to Revenue	Earnings before interest and taxes as a rate to revenue for fiscal 2010 (as a percentage)	30%

Revenue	Revenue for fiscal 2010 (in dollars)	25%

WCRR	Working capital as a rate to revenue for fiscal 2010 (as a percentage)	15%

For Ms. Hamilton, Ms. Knight and Ms. Staby all performance goals were corporate measures.  For Messrs. Hellwig and Richter, the EPS performance goal was a corporate measure, but the remaining measures were determined based upon achievement by the Sensors or Test business units, respectively.  The Committee established performance goals based on business unit (rather than corporate) performance for Messrs. Hellwig and Richter which reflects their accountability for the performance of the business unit.  The Committee also believes that the leadership of the business unit has a meaningful opportunity to directly impact the achievement of the performance goal through his individual performance as the leader of that business unit.

The Committee also established minimum, target and maximum levels of achievement for each of the performance goals.  Achievement of the performance goals at less than target level would result in a decreasing bonus until the achievement fails to meet the minimum performance goals, at which point the named executive officer would be entitled to no bonus relating to that goal.  Additionally, regardless of the achievement as compared to the performance goals, payouts relating to each performance goal under the EVC Plan was capped at two times and therefore, no participant could receive a payout more than 200% of the weighting assigned to that performance goal.  In addition, since the Committee believes the EPS performance goal provides a strong link between the incentive program and shareholder value, if the target level of EPS achievement was not met, EVC Plan participants would be limited to 100% payout regardless of the results of all performance goals.

The table below shows the bonus amounts as a percentage of their respective base salaries that would be earned by the named executive officers under the EVC Plan upon our achievement of the target and maximum for each performance goal.

Named Executive Officer	% of Fiscal 2010 Base Salary at Target Achievement	% of Fiscal 2010 Base Salary at Maximum Achievement
Laura B. Hamilton	70%	140%

Joachim Hellwig	35%	70%

Susan E. Knight	50%	100%

Alfred Richter	50%	100%

Kathleen M. Staby	35%	70%

Target levels of achievement of each performance goal were set based on the expected results for fiscal 2010 under our business plan.  Minimum and maximum levels of achievement were set based upon various factors, including the degree of difficulty inherent in the business plan and achievement of the target, our historic financial performance, and continuous improvement expectations.  For the business unit performance goals, the Committee also considered the percentage of contribution to our overall financial performance by that business unit and size of the business unit.

The differences among the named executive officers of the bonus opportunity at the target level was primarily a function of their position within our Company and the corresponding grade level assigned to that position.  Named executive officers with the same grade level were assigned the same bonus opportunity at the target level.  The Committee has historically set the bonus opportunity at the target level at the same percentage for the same positions each year, with adjustments being made annually to the other primary factors affecting payout under the EVC – base salaries and the performance goals.  However, the Committee reviews, primarily for trend information, data from our compensation survey analysis and our group of comparator companies relating to the median short-term compensation earned at comparable companies by executive officers in comparable positions.

The Committee determined all of the other features of the EVC Plan and retained the discretion to decrease the payout amount under the EVC Plan to any participant, including a named executive officer.  The Committee also retained the discretion to modify the EVC Plan or decrease the EVC Plan payouts based on unanticipated financial events or special circumstances.  In determining the minimum, target and maximum for each performance goal, the Committee determined to exclude the impact of any settlement of a patent infringement litigation due to its one-time nature and the strategic benefit to us in obtaining a settlement.  Further, the Committee believed it was critical during fiscal 2010 that the named executive officers focus on achievement of our business goals and remain free from any partiality toward a settlement.  The Committee revisited the impact of the litigation settlement on the EVC Plan in July 2010 and determined to continue to exclude the impact for the reasons stated above.

The table below sets forth for fiscal 2010 the corporate minimum, target, and maximum levels for each performance goal as established under the EVC Plan, as well as the actual achievement of that performance goal for fiscal 2010 and the percentage above the target level of that achievement.

Corporate Goal (1)	Minimum (2)	Target (2)	Maximum (2)	Result (2)	% Achieved Above Target
EPS	$0.19	$1.00	$2.18	$1.38	132.2%

EBIT Rate to Revenue	1.8%	7.0%	12.1%	9.2%	143.1%

Revenue (in 000)	294,000	345,000	436,500	374,053	131.8%

WCRR	27.3%	23.7%	21.3%	20.0%	200.0%

(1)
Specific business unit performance goals and their corresponding minimum, target and maximum amounts are not disclosed due to the competitive harm of such disclosure. In general, the Committee sets target goals for the business unit to be achievable if the business unit executes its business plan reasonably well, minimum goals should be achieved a majority of the time, and maximum goals will be very challenging to meet.

(2)
The EPS and EBIT Rate to Revenue performance goals and actual fiscal 2010 results do not include the impact related to the settlement agreement entered into during fiscal 2010 relating to patent infringement litigation.  Pursuant to the agreement, we paid $7.5 million and neither party admitted any liability or wrongdoing in the related matter. The settlement resulted in a pre-tax charge of $6.3 million during the three-month period ended July 3, 2010. The remaining $1.2 million pre-tax charge was accrued during the fourth quarter of fiscal 2009 based on management’s prior estimate of the settlement liability.

Based on the results for fiscal 2010, the payouts to each named executive officer under the EVC Plan by performance goal were calculated as follows based upon their respective fiscal 2010 base salaries:

		Named Executive Officer and Payout Attributable to Performance Goal
Performance Goal	% Achieved	Laura B. Hamilton	Joachim Hellwig (1)	Susan E. Knight	Kathleen M. Staby
EPS	132.2%	$145,748	$39,811	$64,175	$33,925

EBIT Rate to Revenue	143.1%	$157,809	$60,228	$69,486	$36,733

Revenue	131.8%	$121,043	$41,370	$53,297	$28,175

WCRR	200.0%	$110,248	$30,114	$48,544	$25,662

Total	145.5%	$535,850	$171,524	$235,503	$124,494

Total as % of Base Salary		101.9%	59.8%	72.8%	50.9%

(1)
Achievement of performance goal relating to EBIT Rate to Revenue, Revenue and WCRR of corporate performance for fiscal 2010 does not apply to Mr. Hellwig.  Amounts attributable to each of these measures represents amounts attributable to actual achievement in fiscal 2010 by the Sensors business unit of the performance goal noted.

Under the terms of the EVC Plan, a participant in the EVC Plan must have been employed at the end of the fiscal year to be eligible for a payout under the EVC Plan.  Because Mr. Richter’s employment ended effective February 4, 2010, he was not eligible for a payout under the EVC Plan.

Fiscal 2010 Long-Term Incentive Awards

In the past two years, our long term-incentive awards have consisted of stock options and restricted stock units granted to the named executive officers at the discretion of the Committee and approved by the Board. For fiscal 2010, as with the prior fiscal year, the Committee awarded stock options and restricted stock units.

The Committee chose to award both stock options and restricted stock units primarily because of the retention risk presented by an award of exclusively stock options caused by the significant volatility in the equity markets and the erosion of the price of our Common Stock over our fiscal 2009 and portions of fiscal 2010. The Committee believes that restricted stock units provide greater retention benefits to us than stock options because a decline in the trading price of our Common Stock does not render an award of restricted stock units valueless and avoids issues associated with underwater stock options.

In determining the number of shares of each type of award to grant, the Committee reviewed the equity grant structure developed for fiscal 2010, which established grant guideline ranges (minimum, target, and maximum) for each named executive officer based upon Towers Watson’s analysis of market data.  The grant guideline range was between 24% below to 24% above the target opportunity.  Towers Watson provided the Committee with information as to the dollar value and number of options necessary to provide compensation comparable to the median of market for comparable positions for each named executive officer.

After reviewing this information, the Committee determined to increase the size of the awards to the named executive officers for fiscal 2010 to bridge the competitiveness gap revealed by the analysis of market data and bring the value of the awards more in-line with the median.  The Committee also adjusted awards to the named executive officers’ respective scope of responsibility, individual performance, previous awards granted, and progress toward satisfying the stock ownership guidelines.  The Committee did not quantify or assign weights to these other criteria.

Following the Committee’s determination regarding the size of the option awards for the named executive officers, half of the number of shares of the option award were translated into a number of restricted stock units (at a ratio of 3 option shares to 1 restricted stock unit) and the remaining half the shares were issued as a stock option.

The following table shows for each of the named executive officers the number of shares underlying each type of equity award and the value of the award, as well as a comparison to the median of market.  These awards were approved by the Committee and the Board in May 2010 and, under our equity grant policy, granted on the first business day of the fiscal fourth quarter (July 6, 2010):

Named Executive Officer	Number of Shares Underlying Stock Options	Number of Shares Underlying Restricted Stock Units	Value of Awards	Value of Award Percent Above (Below) Median Award Value
Laura B. Hamilton	40,000	13,300	$649,846	(8%)

Joachim Hellwig	5,000	1,700	$82,304	(25%)

Susan E. Knight	9,500	3,200	$155,519	(13%)

Kathleen M. Staby	5,000	1,700	$82,304	(25%)

Compensation Policies

Stock Incentive Grant Policy.  The Committee recognizes the importance of adhering to specific practices and procedures in the granting of stock incentives.  Accordingly, the Committee has developed a formal policy relating to the grant of stock incentives.  Our policy is that grants of stock incentives, other than new hire grants, will be made by the Committee once per year.  Our practice has been that the Committee meets in May each year in order to approve the awards and, as specified in our grant policy, the awards will have a grant date that is the first business day of the fiscal fourth quarter.  For example, in fiscal 2010, the Committee met on May 26, 2010 to approve awards, including awards to the named executive officers remaining employed by us at that time, and these awards had a grant date of July 6, 2010.  Stock incentive awards to our Chief Executive Officer are approved by the independent directors of the Board following a recommendation by the Committee.  Our policy is that the grant date awards by the Committee to new hires will be the 15th day of the month following the month of hire or, if the market is closed that day, the first prior business day in which the market is open.

Under the grant policy, the Committee may delegate authority to make awards to a subcommittee consisting only of independent directors or to one or more executive officers.  The Committee has delegated authority to the Chief Executive Officer to make awards under our 2006 Stock Incentive Plan during the period from January 1, 2010 through December 31, 2010.  In connection with this delegation of authority, the Committee has limited the awards to stock options, restricted stock and restricted stock units, and to a maximum of 50,000 shares in the aggregate, and 10,000 shares to any one employee (subject in each case to the share counting rules of the 2006 Stock Incentive Plan).  As with the awards by the Committee under the granting policy, the grant date for new hires will be the 15th day of the month following the month of hire or, if the market is closed that day, the first prior business day in which the market is open.

Engagement of Compensation Consultant.  The Committee has the sole authority to retain or replace the compensation consultant and the compensation consultant reports to the Committee.  For fiscal 2010, the Committee engaged Towers Watson as its compensation consultant.  In order to ensure the consultant is free from influence that could compromise its work for the Committee and to ensure its accountability to the Committee, the Committee from time to time analyzes information relating to the independence of the compensation consultant and the relationships among the consultant, management and the company.

Executive Compensation Clawback Policy.  We added a recoupment or “clawback” provision to our EVC Plan that was approved by shareholders at the fiscal 2009 annual meeting of shareholders held on February 10, 2010.  We also added a similar provision to the 2011 Stock Incentive Plan that is the subject of shareholder approval at this Annual Meeting.  These clawback provisions require an executive officer to forfeit and allow us to recoup from the executive officer any payments or benefits received by the executive officer under the EVC Plan or the 2011 Stock Incentive Plan under certain circumstances, such as certain restatements of our financial statements, termination of employment, and breach of an agreement between us and the executive officer.

Stock Ownership Guidelines.  To align our named executive officers’ interests with our shareholders’ interests, the Committee expects our named executive officers to acquire significant equity ownership in the Company.  Accordingly, we have adopted stock ownership guidelines requiring each named executive officer to achieve an equity ownership level equal to a specified multiple of his or her base salary within five years of being appointed as a named executive officer or within five years of change in named executive officer status resulting in an increased required level of ownership.  The minimum equity ownership levels as a multiple of base pay are as follows:  five times for the Chair and Chief Executive Officer; three times for the Chief Financial Officer and a Senior Vice President; and one times for other named executive officers.

Our independent directors have also imposed upon themselves a guideline for achieving significant equity ownership.  Our independent directors are expected to achieve an ownership of our Common Stock equal to a minimum of five times their annual cash retainer.

The following types of share ownership are counted toward satisfaction of our equity ownership guidelines: (i) shares owned outright or controlled by the named executive officer or director or his or her immediate family members residing in the same household, (ii) shares acquired upon stock option exercise, (iii) shares held in our employee stock purchase plan, (iv) shares of restricted stock issued as part of an executive’s long-term compensation, whether or not vested and (v) shares underlying restricted stock units only when vested and held.

 Although certain of our named executive officers and directors are not required to meet the applicable guidelines until five years from the date he or she first becomes subject to the guidelines, the Committee reviewed the progress of the named executive officers and directors toward the ownership guidelines as of the end of fiscal 2010 and determined that all of the named executive officers and directors either met the ownership guidelines as required or were on track for meeting the ownership guidelines within the established timeframes.

Tax Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation in excess of $1 million paid to the Chief Executive Officer or any of the three other most highly compensated executive officers, unless the compensation qualifies as "performance-based compensation." Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. The EVC Plan, the 2006 Stock Incentive Plan, and the 2011 Stock Incentive Plan have each been structured with the intention that our deduction for compensation paid under these plans would qualify as “performance-based compensation” and be tax-deductible to us under Section 162(m) of the Internal Revenue Code.  The Committee intends to continue its practice of paying competitive compensation in order to attract and retain the senior executives necessary to manage business in the best interests of the Company and our shareholders.  Under some circumstances, this practice may require us to pay compensation in excess of $1 million to certain key executives.  Although we intend to maximize the deductibility of compensation paid to executive officers, we also intend to maintain the flexibility to take actions considered to be in our best interests including, where appropriate, entering into compensation arrangements under which payments are not deductible under Section 162(m).

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis set forth above with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Barb J. Samardzich (Chair)	Gail P. Steinel	William V. Murray

Summary Compensation Table

The following table sets forth the cash and non-cash compensation with respect to each named executive officer during fiscal 2010.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(3)	Non- Equity Incentive Plan Compen- sation ($)(4)	Change In Pension Value And Non- Qualified Deferred Compen- sation Earnings ($)(5)	All Other Compen-sation ($)(7)	Total ($)

Laura B. Hamilton	2010	524.992	—	80,646	269,190	534,850	—	26,216	1,735,894
Chair and Chief	2009	532,684		3	164,361	17,479		26,350	981,308
Executive Officer	2008	374,042		240,435	526,816	306,141		25,365	1,232,364

Joachim Hellwig(1)	2010	286,803	—	48,654	33,648	171,524	17,249	31,291	589,169
Vice President	2009	306,806		30,825	21,132	0	16,487	26,484	401,734
	2008	304,025			75,258	190,781	16,367	30,608	617,039

Susan E. Knight	2010	323,627	—	91,584	63,932	235,503	—	25,843	740,489
Chief Financial Officer	2009	331,250		61,650	42,264	7,764		26,723	469,652
and Vice President	2008	304,586			142,992	207,745		25,365	680,689

Alfred Richter(6	2010	113,199	100,000	0	0	0	—	203,940	317,139
Sr. Vice President (former)	2009	149,999		259,613	41,090	4,772		7,459	562,933

Kathleen M. Staby	2010	244,400	—	48,654	33,648	124,494	—	25,934	477,130
Vice President	2009	249,012		30,825	21,132	4,085		26,632	331,687
	2008	224,657			75,258	107,260		25,365	432,540
_________________________
(1)	Currency converted from Euros to U.S. Dollars using the average exchange rate of $1.33485 for fiscal 2010.

(2)
There was one less pay period for Ms. Hamilton, Ms. Knight, and Ms. Staby in fiscal 2010 along with a base pay salary freeze for all named executive officers which accounts for the decrease in salary compared to fiscal 2009.

(3)
Amounts represent the aggregate grant date fair value of restricted stock units and stock options that were granted in each fiscal year as computed in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 2 to our Notes to Consolidated Financial Statements for the fiscal year ended October 2, 2010.

(4)
Amounts awarded for fiscal 2010 under the EVC Plan.  Ms. Hamilton elected to defer 50% of her fiscal 2010 EVC into the Non-qualified Deferred Compensation Plan which is reflected in the Non-qualified Deferred Compensation table.

(5)	Represents increase in present value provided under the Employer Pension Commitment for Mr. Hellwig. We do not pay above-market or preferential earnings on non-qualified deferred compensation.

(6)	Mr. Richter’s employment ended February 4, 2010.

(7)	These amounts include all other compensation as described in the following table:

Supplemental Table to the All Other Compensation Column

	Retirement Plan
Name	Match $	Fiscal Year Contribution $	Car $ (1)	Payment for unused vacation $ (2)	Severance, Insurance and Outplacement $(3)	Total $

Laura B. Hamilton	7,350	11,496	7,370	—	—	26,216
Joachim Hellwig	—	—	13,082	18,210	—	31,292
Susan E. Knight	6,977	11,496	7,370	—	—	25,843
Alfred Richter (4)	1,711	—	2,680	—	199,549	203,940
Kathleen M. Staby	7,068	11,496	7,370	—	—	25,934
_________________________

(1)	Represents cash car allowance for Ms. Hamilton, Ms. Knight, and Ms. Staby, and all expenses for Mr. Hellwig (as required by employment agreement).

(2)	Represents cash payment made in accordance with employment contract on payment for unused vacation (as required by employment agreement).

(3)	Represents $187,552 for severance, $10,000 for outplacement and $1,997 in employer cost of medical, dental, and life insurance in accordance with severance agreement.

(4)	Mr. Richter’s employment ended February 4, 2010.

Grants of Plan Based Awards in Fiscal 2010

The following table describes the potential range of annual cash incentive awards for fiscal 2010 performance and the stock options and restricted stock units granted during fiscal 2010.

				Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underly-ing	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Award Type(1)	Target ($)	Maximum ($)	Units (#)(3)	Options (#)(4)	Awards ($/Sh)(5)	Awards ($)(6)

Laura B. Hamilton			Cash	367,500	735,000	—	—	—	—
	7/6/2010	5/26/2010	RSU	—	—	13,300	—	—	380,646
	7/6/2010	5/26/2010	Options	—	—	—	40,000	28.62	269,200
Joachim Hellwig			Cash	100,382	200,764	—	—	—	—
	7/6/2010	5/26/2010	RSU	—	—	1,700	—	—	48,654
	7/6/2010	5/26/2010	Options	—	—	—	5,000	28.62	33,650
Susan E. Knight			Cash	161,817	323,633	—	—	—	—
	7/6/2010	5/26/2010	RSU	—	—	3,200	—	—	91,584
	7/6/2010	5/26/2010	Options	—	—	—	9,500	28.62	63,935
Alfred Richter(7)			—	—	—	—	—	—	—
Kathleen M. Staby			Cash	85,540	171,081	—	—	—	—
	7/6/2010	5/26/2010	RSU	—	—	1,700	—	—	48,654
	7/6/2010	5/26/2010	Options	—	—	—	5,000	28.62	33,650
_________________________
(1)	The grants of restricted stock units and options were made pursuant to the 2006 Stock Incentive Plan.

(2)
These awards were made pursuant to the EVC Plan.  There is no threshold level for these awards.  The 2010 EVC performance goals are described under “Compensation Discussion and Analysis – Design of EVC Plan and Review of 2010 Performance.”

(3)	The restricted stock units vest in three equal installments beginning on the first anniversary of the grant date.

(4)
These options have an exercise price equal to the closing price on the grant date, with a 5 year term exercisable in three equal annual installments beginning on the first anniversary of the grant date.

(5)	Closing market value of shares on grant date.

(6)
Calculated using a multiple option form of the Black-Scholes option valuation model with assumptions for interest rate, expected life, share price volatility and dividend yield as described in note 2 to our Notes to Consolidated Financial Statements for the fiscal year ended October 2, 2010, resulting in a grant date fair value of $6.73 per share.  The grant date fair value of a restricted stock unit is equal to the closing price of $28.62 on July 6, 2010.

(7)	Mr. Richter’s employment ended February 4, 2010.

Outstanding Equity Awards at 2010 Fiscal Year End

Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (1)				Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)
Name	Exercisable (#)	Un-Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

Laura B. Hamilton	21,000	—	39.14	7/3/11
	45,000	—	46.03	7/2/12
	46,667	23,333	35.88	6/30/13
	11,667	23,333	20.55	6/29/14
	0	40,000	28.62	7/6/15
					21,100	664,650
Joachim Hellwig	9,800	—	39.14	7/3/11
	9,200	—	46.03	7/2/12
	6,667	3,333	35.88	6/30/13
	1,500	3,000	20.55	6/29/14
	0	5,000	28.62	7/6/15
					2,700	85,050
Susan E. Knight	21,000	—	39.14	7/3/11
	19,000	—	46.03	7/2/12
	12,667	6,333	35.88	6/30/13
	3,000	6,000	20.55	6/29/14
	0	9,500	28.62	7/6/15
					5,200	163,800
Alfred Richter (3)	0	0	0	--	0	0

Kathleen M. Staby	9,000	—	39.14	7/3/11
	8,800	—	46.03	7/2/12
	6,667	3,333	35.88	6/30/13
	1,500	3,000	20.55	6/29/14
	0	5,000	28.62	7/6/15
					2,700	85,050

(1)	Stock options granted with a 5-year term, exercisable in three equal installments each year beginning on the first anniversary of the grant date.

(2)
Market value of unvested restricted stock units equals the closing price of our Common Stock on the NASDAQ Stock Market at fiscal year end ($31.50) multiplied by the number of shares or units.  The restricted stock units vest in three equal annual installments beginning on the first anniversary of the grant date.

(3)	Mr. Richter’s employment ended February 4, 2010.

Option Exercises and Stock Vested in Fiscal 2010

	Options Awards		Stock Unit Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vest(2) (#)	Value Realized on Vest(3) ($)

Laura B. Hamilton	—	—	2,624	76,411
Joachim Hellwig	—	—	573	16,686
Susan E. Knight	—	—	500	14,560
Alfred Richter(1)	—	—	—	—
Kathleen M. Staby	—	—	336	9,784
  _________________________
(1)	Mr. Richter’s employment ended February 4, 2010.

(2)
For Ms. Hamilton, Ms. Knight, and Ms. Staby, the number of shares acquired equals the difference between the number of restricted stock units vested and the number of restricted stock units withheld by the Company to cover tax withholding requirements.  The number of restricted stock units that vested before the withholding was for Ms. Hamilton 2,900, for Ms. Knight 1,000, and for Ms. Staby 500.  Mr. Hellwig did not have any restricted stock units withheld.

(3)	The value realized on the vesting of the restricted stock units is the fair market value of our Common Stock at the time of vesting.

Pension Benefits for Fiscal 2010

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Joachim Hellwig	Employer Pension Commitment	N/A	205,139	—
_________________________
(1)	Currency converted from Euros to U.S. Dollars using the exchange rate of $1.33485 for fiscal 2010.

Employer Pension Commitment for Joachim Hellwig.  MTS Sensor Technologie GmbH & Co KG (“MTS Sensors”), our wholly-owned subsidiary, is obligated to pay Mr. Hellwig a life-long retirement pension in the amount of €1,278 per month after his 65th birthday or earlier in the event of a disability.  In the event of Mr. Hellwig’s death, Mr. Hellwig’s spouse will receive a pension of €766.94 per month for her lifetime.  The survivor’s pension is terminated should Mr. Hellwig’s spouse re-marry.  MTS Sensors is obligated to pay the earned portion of Mr. Hellwig’s retirement benefit even if Mr. Hellwig’s employment is terminated for any reason other than death or disability.  Upon becoming eligible for payments, Mr. Hellwig, or his wife in the event she is to receive the retirement benefit, is entitled to a one-time lump sum payment equal to the cash value of the liability for future retirement benefit payments.  There is no number of years credited service requirement to the benefit provided.

Non-Qualified Deferred Compensation

Our Executive Deferred Compensation Plan is a non-qualified plan that provides a select group of employees, including all of the named executive officers, with the option to defer up to 90% of base salary or short-term cash incentive.  Independent directors are also eligible to participate in the Executive Deferred Compensation Plan and may elect to defer up to 90% of the director’s fees we pay.

Participants’ deferred compensation accounts earn a monthly rate of return based on an established interest rate.  The interest rate is approved by the Compensation Committee in November of each year for the following calendar year.  Historically, the ten-year government treasury note rate as of the first business day of the calendar year has been used.  As such, the interest rate for calendar 2009 was 2.167% and for calendar 2010 was 3.83%.

At the time of the deferral election, participants must also select a distribution date and form of distribution. Participants may elect to receive distribution in a single payment, installments, or combination thereof. Distribution elections cannot change unless the election is to postpone payment until the fifth anniversary of separation from service or, if later, age 60 and the election must be made at least 12 months before separation from service. In no case can an earlier distribution election be allowed.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Laura B. Hamilton	267,425	—	13,756	—	679,442
_________________________
(1)	Earnings are determined on a calendar year basis. Earnings were 2.167% and 3.83% for 2009 and 2010, respectively.

Potential Payments Upon Termination or Change In Control

Payments and benefits received by the named executive officers upon termination are governed by the arrangements described below and quantified at the end of this section.  We have estimated the amounts involved assuming that the termination became effective as of the last business day of fiscal 2010.  The actual amounts to be paid can only be determined at the time of the named executive officer’s departure from the Company.

As described in more detail below, we are party to agreements with certain of our executive officers that together establish the terms of the employment relationship between the Company and the executive, the terms under which that relationship may be ended, and the rights and obligations of the parties after the employment relationship ends.

Employment Agreement

Effective January 1, 1991, MTS Sensors entered into an employment contract with Mr. Hellwig.  Pursuant to the contract, Mr. Hellwig may terminate the contract upon six months prior written notice.  MTS Sensors may also terminate the contract for good cause or by a resolution of MTS Systems Corporation as sole shareholder of MTS Sensors.  Mr. Hellwig’s contract contains a confidentiality provision and a two-year non-compete clause after termination of the contract.  The contract expires in the year of Mr. Hellwig’s 65th birthday.

Severance Agreement

We do not have severance agreements with Ms. Hamilton, Ms. Knight, or Ms. Staby.  We had a Severance Agreement with Mr. Richter prior to his termination on February 4, 2010 under which he received compensation and benefits.

Mr. Richter’s Severance Agreement provided for monthly payments over the 12-month period immediately following termination.  The amount was based upon his annual base salary at the time of his termination plus the annual executive variable compensation and fiscal year retirement contribution received during the most recent fiscal year ending immediately prior to his termination.  Additionally, we continued to pay the employer share of Mr. Richter’s group life and health insurance premiums for 2 months and provided outplacement services following his termination of employment. A summary of what was provided under the Severance Agreement is described below:

Type of Benefit	Amount ($)

Cash Payment	304,772
Life and Health Insurance (employers share)	1,997
Outplacement	10,000
Total	316,769

As a condition of the receipt of these payments, Mr. Richter agreed not to render services to any entity concerning any competing product during the applicable period of time.  Severance benefits are forfeited and may be recaptured if it is determined that Mr. Richter engaged in conduct detrimental to the Company including conduct that would result in violation of the MTS Employee Agreement, violation of the noncompetition clause in the Severance Agreement, or if our financial statements are required to be restated resulting from errors, omissions, or fraud by Mr. Richter.  Additionally, Mr. Richter agreed to maintain the confidentiality of certain information deemed by us to be proprietary.

Change In Control Agreement

In December 2008, we entered into amended Change in Control Agreements with Ms. Hamilton, Ms. Knight, and Ms. Staby.

In the event of a change in control and either (i) an involuntary termination other than for cause, death, disability or retirement after age 65 or (ii) voluntary termination for good reason within two years after a change in control, each will be entitled to receive a lump-sum payment equal to two times their annual compensation.  Annual compensation includes annual base salary and the average of the EVC bonus for the prior 3 fiscal years.  In addition, each will be entitled to continuation of their benefits for a period of 18 months and reimbursement of legal fees in connection with the termination, including fees associated with the enforcement of the Change in Control Agreements.

As a condition of the receipt of such benefits, each executive has agreed not to render services to any entity offering any competing product for a period of one year following the date of termination unless the change in control was not approved by the Board.

In general, a “change in control” would occur if:

•	30% or more of the Company’s outstanding voting stock was acquired by any person;
•	current members of the Board or their successors elected or nominated by such members ceased to constitute at least a majority of the Board; or
•
the Company consummated a merger, consolidation, share exchange, division or other reorganization with another company and the Company’s shareholders hold 50% or less of the outstanding stock of the post-merger company.

For purposes of the Change in Control Agreements, “cause” means:

•
the willful and continued failure by the executive to perform substantially the duties and responsibilities of the executive’s position with the Company after a written demand for substantial performance is delivered to the executive by the Board, which demand specifically identifies the manner in which the Board believes that the executive has not substantially performed the duties or responsibilities;

•
the conviction of the executive by a court of competent jurisdiction for felony criminal conduct which, in the good faith opinion of the Company, would impair the executive’s ability to perform his or her duties or impair the business reputation of the Company; or

•	the willful engaging by the executive in fraud or dishonesty that is demonstrably and materially injurious to the Company, monetarily or otherwise.

For purposes of the Change in Control Agreements, “good reason” means:

•
the authority, responsibilities or duties assigned to the executive, as compared to those in effect immediately prior to the change in control, are materially and adversely diminished without the executive’s written consent;

•
a material reduction by the Company in the executive’s annual compensation including, but not limited to, base pay or short- and long-term incentive pay in effect immediately prior to a change in control;

•	a material reduction in the budget over which the executive retains authority;
•	the material change in the geographic location at which the executive must perform services; or
•	any material violation of the Change in Control Agreement by the Company.

Change in control payments are generally payable in a single lump sum within 30 days after the date of termination.  The amount payable under the Change in Control Agreement will be reduced by any amounts payable under other employment-related agreements that provide for similar payments.  At the election of the named executive officer, a change in control payment under the Change in Control Agreements, as well as any other compensation under other plans or agreements that is contingent upon a change in control, may be reduced, in the manner provided in the Change in Control Agreement to the extent necessary to avoid excise taxation to the executive and non-deductibility to the Company under federal income tax laws applicable to “parachute payments.”  If payments are not reduced so as to avoid the excise tax, the named executive officer, and not the Company, is responsible for the payment of any excise taxes imposed on the payments.

Our 2006 Stock Incentive Plan allows for acceleration of stock incentives upon a change in control.  Upon a change in control, any stock incentive will immediately vest and be exercisable and any restrictions will lapse.  Notwithstanding the foregoing, unless the Compensation Committee determines otherwise at or prior to the change in control, no stock incentive that is subject to any performance criteria for which the performance period has not expired shall accelerate at the time of a change in control.

Assuming that a termination event or change in control occurred on October 2, 2010, the total compensation payable to each named executive officer who was employed by us on such date is set forth in the table below.

Name	Cash Payment ($)(1)	Accelerated Vesting ($)(2)	Benefits ($)(3)	Total Value ($)

Laura B. Hamilton	1,622,703	1,035,346	25,733	2,683,782
Joachim Hellwig (4)	—	—	—	—
Susan E. Knight	948,112	256,860	20,945	1,225,917
Kathleen M. Staby	646,119	132,300	15,471	793,890
_________________________
(1)	As described under the Change in Control Agreement summary above, all U.S. named executive officers would receive 24 monthly payments.

(2)
Represents the aggregate value at October 2, 2010, of options (stock price less exercise price), restricted stock awards, and restricted stock units held by each named executive officer  as of such date that would have been vested and exercisable upon change in control.  Under the 2006 stock programs, restricted stock awards, restricted stock units, and options fully vest upon change in control.

(3)	The value includes the aggregate of life, disability, and accident and health insurance benefits.

(4)	Mr. Hellwig’s employment agreement does not provide payments upon termination or in the event of a change in control.

PROPOSAL 5

NON-BINDING, ADVISORY VOTE REGARDING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

General Information

Recently enacted federal legislation (Section 14A of the Securities and Exchange Act of 1934 (the “Exchange Act”)) requires that we include in this proxy statement a non-binding shareholder vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”) and a non-binding shareholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years.  Shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of MTS Systems Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure, set forth in the Company’s proxy statement.

The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained on pages 26 to 44 of this proxy statement.  As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders.  Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment.

Your vote on this Proposal 5 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board.  The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board.  However, our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Board Voting Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE RELATED DISCLOSURES CONTAINED ON PAGES 26 TO 44 OF THIS PROXY STATEMENT.

PROPOSAL 6

 NON-BINDING, ADVISORY VOTE REGARDING THE FREQUENCY OF VOTING ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

General Information

As required by Section 14A of the Exchange Act, the Company is also providing shareholders an advisory vote on the frequency with which the Company’s shareholders shall have the advisory vote on executive compensation provided for in Proposal 5 above.

The Company is presenting this Proposal 6, which gives you as a shareholder the opportunity to inform the Company as to how often you wish to include a proposal, similar to Proposal 5 above, in our proxy statement.  In particular, we are asking whether the advisory vote should occur every year, every two years, or every three years.  The Company asks that you support a frequency period of every two years (a bi-annual vote) for future non-binding, advisory shareholder votes on the compensation of our named executive officers.  Shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of MTS Systems Corporation determine, on an advisory basis, that the frequency with which the shareholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers set forth in the Company’s proxy statement is:

Choice 1 – every year;
Choice 2 – every two years;
Choice 3 – every three years; or
Choice 4 – abstain from voting.

The Company's compensation policies and procedures are developed with long-term objectives in mind, which is consistent with a multi-year shareholder approval cycle.  Setting a two-year period for holding this shareholder vote will enhance shareholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy.  We believe an advisory vote every two years will be the most effective timeframe to engage with shareholders to understand and respond to the vote results.

As with your vote on Proposal 5 above, your vote on this Proposal 6 is advisory, and therefore not binding on the Company, the Compensation Committee, or our Board.  The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board.  However, our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote in favor of one frequency over the other options, we will consider our shareholders’ concerns and the Board will evaluate any appropriate next steps.

Board Voting Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR A FREQUENCY OF “TWO YEARS” FOR FUTURE NON-BINDING, ADVISORY SHAREHOLDER VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

OTHER INFORMATION

Security Ownership of Principal Shareholders and Management

The following table sets forth, as of the close of business on December 15, 2010, the number and percentage of outstanding shares of our Common Stock beneficially owned (i) by each person who is known to us to beneficially own more than five percent of our Common Stock, (ii) by each director and director nominee, (iii) by each executive officer named in the Summary Compensation Table, and (iv) by all our directors and executive officers as a group:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Note		Percent of Class

Mairs and Power, Inc. 332 Minnesota Street, Suite W-1520 Saint Paul, MN 55101	1,823,462	(1)		11.90%
Pzena Investment Management, LLC 120 West 45th Street, 20th Floor New York, NY 10036	1,009,981	(2)		6.59%
Laura B. Hamilton	176,812	(3	), (4)	*
Susan E. Knight	79,940	(3	), (5)	*
Kathleen M. Staby	40,045	(3)		*
Joachim Hellwig	26,330	(3)		*
Jean-Lou Chameau	18,773			*
Barb J. Samardzich	16,323			*
Brendan C. Hegarty	9,073			*
David J. Anderson	5,016			*
Gail P. Steinel	3,128			*
Emily M. Liggett	2,044			*
William V. Murray	2,044			*
All directors and executive officers as a group (11 persons)	379,528			2.44%
___________________
*Less than 1%.

(1)
According to the Form 13F filed on November 15, 2010 with the SEC, Mairs and Power, Inc. has reported that as of September 30, 2010 it has sole voting power and sole investment power over 1,823,462 shares.

(2)
According to the Form 13F filed on November 12, 2010 with the SEC, Pzena Investment Management, LLC has reported that as of September 30, 2010 it has sole investment power over 1,009, 981 shares and sole voting power over 825,704 shares and no voting power over 184,277 shares.

(3)
Includes the following number of shares which could be purchased under stock options exercisable within 60 days of December 15, 2010:  Ms. Hamilton, 124,334 shares; Ms. Knight, 55,667 shares; Ms. Staby, 25,967 shares, and Mr. Hellwig, 27,167 shares.

(4)	Includes 3,101 shares owned by spouse who solely controls the voting and investment power over those shares.

(5)	Includes 10,000 shares owned jointly with spouse. Voting and investment power over those shares are shared accordingly.

Related Party Transactions

The Audit Committee is responsible for the review and approval of all related party transactions between the Company and any of our named executive officers, directors or director nominees, or any immediate family member of any such person.  Pursuant to a related party transactions approval procedure adopted by the Audit Committee, all related party transactions that involve amounts in excess of $120,000 and in which a related party has or will have a direct or indirect material interest, or transaction in which any of our directors or any of their affiliated organizations is a party, must be approved in advance by the Audit Committee.  If the proposed transaction involves a member of the Audit Committee, such member will not participate in the deliberations or vote on the proposed transaction.  Related party transactions may be approved if the Audit Committee in good faith determines them to be (i) fair and reasonable to us, (ii) on terms no less favorable than could be obtained by us if the transaction did not involve a related party, and (iii) in our best interests.

During fiscal 2010, MTS Sensors purchased approximately $1.3 million of mechanical components and remote-mechanic workbench services from Mark-Tronik GmbH (“Mark-Tronik”).  MTS Sensors is owned by MTS Systems GmbH, one of our wholly-owned subsidiaries.  The brother-in-law of Mr. Hellwig, our Vice President and General Manager of MTS Sensors, is the owner and general manager of Mark-Tronik.  The prices paid by MTS Sensors were, and will continue to be, the subject of arms-length negotiation on terms no less favorable to MTS Sensors than MTS Sensors could otherwise obtain.  Mr. Hellwig did not participate in negotiating or executing the MTS Sensors agreement with Mark-Tronik.  Prior to the beginning of fiscal 2011, the Audit Committee reviewed and approved these related party transactions after determining they met the required standards for approval.

During fiscal 2010, we purchased approximately $300,000 of legal services from Gray Plant Mooty Mooty & Bennett, P.A. (“GPM”).  The sister of Ms. Hamilton, our Chair and CEO, is a shareholder of GPM.  GPM had provided legal services to us prior to the sister of Ms. Hamilton joining GPM.  The prices paid by us were, and will continue to be, the subject of arms-length negotiation on terms no less favorable to us than we could otherwise obtain.  GPM was selected to provide legal services through a competitive bid process coordinated by Ms. Knight, our Vice President and CFO, that included a variety of law firms.  Ms. Hamilton’s sister had no involvement in the bid process, does not provide legal services to us, is neither the billing attorney nor the relationship attorney on our account, and does not directly receive any compensation from transactions with us.  Prior to the beginning of fiscal 2011, the Audit Committee reviewed and approved these related party transactions after determining they met the required standards for approval.

Subsequent to the acquisition of SANS Group in September 2008, the Company entered into a transition services agreement with SANS Group to facilitate order processing and product delivery while the Company obtained manufacturing permits and export licenses from the Chinese Government.  Under the terms of the agreement, the Company was entitled to all the profit and risk of loss on these transactions.  The transition services agreement expired during fiscal year 2009; however, as of October 2, 2010 and October 3, 2009, the outstanding receivables from SANS Group were $1.2 million and $5.0 million, respectively.  All of the outstanding receivables as of October 2, 2010 are expected to be collected within the next twelve months.  On November 30, 2010, the Audit Committee reviewed and approved these related party transactions after determining they met the required standards for approval.

The Audit Committee also reviewed five other transactions between the Company and third parties that occurred during fiscal 2010.  In each case it was determined that since the third party did not have a direct or indirect material interest, the transactions were not related party transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of our Common Stock who did not file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934.  Based solely on a review of copies of such reports and written representations from reporting persons, we believe that all directors and executive officers complied with all filing requirements applicable to them during fiscal 2010, with the exception of the Form 4 filings for David J. Anderson, Jean-Lou Chameau, Brendan C. Hegarty, Barb J. Samardzich, and Gail P. Steinel, which were filed on February 16, 2010, one day late.

Shareholder Proposals

Proposals Included in the Proxy Statement

Proposals of our shareholders that are intended to be presented by such shareholders at our fiscal 2011 annual meeting to be held in early 2012 and that shareholders desire to have included in our proxy materials related to such meeting must be received by us at our principal executive offices no later than 5:00 p.m., Central time, August 30, 2011, which is 120 calendar days prior to the anniversary of this year’s mailing date.  Upon timely receipt of any such proposal we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not Included in the Proxy Statement

If a shareholder wishes to present a proposal at our fiscal 2011 annual meeting to be held in early 2012 or to nominate one or more directors and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareholder must give advance notice to us prior to the deadline for such meeting determined in accordance with our Bylaws.  In general, our Bylaws provide that such notice should be addressed to the Secretary and be no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances.  For purposes of our fiscal 2011 annual meeting, such notice must be received no earlier than October 12, 2011 and not later than November 11, 2011.  These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.  Our bylaws set out specific requirements that such shareholders and written notices must satisfy.  Copies of those requirements will be forwarded to any shareholder upon written request to the Secretary of the Company.

Our management knows of no matters other than the foregoing to be brought before the Annual Meeting.  However, this proxy gives discretionary authority in the event that additional matters should be presented.

A copy of our Annual Report and Form 10-K for the fiscal year ended October 2, 2010, which includes audited financial statements, will be furnished without charge to any shareholder who requests it in writing from Michael J. Hoff, Assistant Corporate Secretary, MTS Systems Corporation, 14000 Technology Drive, Eden Prairie, Minnesota 55344, and are also available from the SEC’s Internet site at www.sec.gov or via our Internet site at www.mts.com.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:  The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

_________________________________________________

APPENDIX A

MTS Systems Corporation 2011 Stock Incentive Plan
•	Plan Term: January 31, 2011 through January 31, 2018
•	Adopted by the Company’s Board of Directors on November 23, 2010
•	Approved by the Company’s shareholders on _____

SECTION 1
PURPOSE

The purpose of the Plan is to enable MTS Systems Corporation (the “Company”) and its Subsidiaries to attract and retain employees, directors and service providers of the Company by aligning financial interests of these individuals with the other stockholders of the Company.

The Plan provides for the grant of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Stock, Performance Units, and other awards to aid the Company in obtaining these goals, subject to the approval by the shareholders.

SECTION 2
DEFINITIONS

2.1	BOARD means the Board of Directors of the Company.

2.2
CAUSE means, unless otherwise defined in the Stock Incentive Agreement or in a separate agreement with the Participant that governs Stock Incentives granted under this Plan, a felony conviction of a Participant or a material violation of any Company policy, including, without limitation, any policy contained in the Company’s Code of Conduct Manual, or due to embezzlement from or theft of property belonging to the Company, regardless of when facts resulting in a finding of Cause are discovered by the Company.

2.3	CODE means the Internal Revenue Code of 1986, as amended and any successor, and regulations promulgated thereunder.

2.4	COMMITTEE means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan.

2.5	COMPANY means MTS Systems Corporation, a corporation organized under the laws of the State of Minnesota (or any successor corporation).

2.6
DEFERRED COMPENSATION means any Stock Incentive under this Plan that provides for the “deferral of compensation” as defined in Treas. Reg. §1.409A-1(b) and that would be subject to the taxes specified in Section 409A(a)(1) of the Code if and to the extent the Stock Incentive Agreement does not meet or is not administered and interpreted in compliance with the requirements of Section 409A(a)(2), (3) and (4) of the Code. Deferred Compensation shall not include any amount that is otherwise exempt from the requirements of Section 409A of the Code.

2.7
DISABILITY means a physical or mental condition resulting from a bodily injury or disease or mental disorder rendering such person incapable of continuing to perform the essential employment duties of such person at the Company as such duties existed immediately prior to the bodily injury, disease or mental disorder.

2.8	EXCHANGE ACT means the Securities Exchange Act of 1934, as amended and any successor, and regulations and rules promulgated thereunder.

2.9	EXERCISE PRICE means the price that shall be paid to purchase one (1) Share upon the exercise of an Option granted under this Plan.

2.10
FAIR MARKET VALUE of one Share on any given date shall be determined by the Committee as follows: (a) if the Shares are listed for or admitted for trading on one of more national securities exchanges, the last reported sales price on the principal exchange on the date in question, or if such Shares shall not have been traded on such principal exchange on such date, the last reported sales price on such principal exchange on the first day prior thereto on which such Shares were so traded; or (b) if the Shares are not listed for or admitted for trading on a national securities exchange, but is traded in the over-the-counter market, the closing bid price for such Shares on the date in question, or if there is no such bid price for such Shares on such date, the closing bid price on the first day prior thereto on which such price existed; or (c) if neither (a) or (b) is applicable, with respect to any Option intended to qualify as an ISO, by any fair and reasonable determination made in good faith by the Committee, and, with respect to any other Stock Incentive that is intended to be exempt from the requirements of Section 409A of the Code, a value determined by the reasonable application of a reasonable valuation method as defined in regulations promulgated under Section 409A of the Code, which determination shall be final and binding on all parties.

2.11
INSIDER means an individual who is, on the relevant date, an officer, member of the Board or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.12	ISO (“Incentive Stock Option”) means an Option granted under this Plan to purchase Shares that is intended by the Company to satisfy the requirements of Section 422 of the Code.

2.13	KEY EMPLOYEE means any employee of the Company or any Subsidiary holding a key management or technical position as determined by the Committee.

2.14
KEY PERSON means a person, other than a Key Employee, who is (a) a member of the Board; or (b) a service provider providing bona fide services to the Company or any Subsidiary who is eligible to receive Shares that are registered by a Registration Statement on Form S-8 under the the Securities Act of 1933, as amended, as in effect on the date hereof or any registration form(s) under the Securities Act of 1933, as amended, subsequently adopted by the Securities and Exchange Commission.

2.15
NQSO (“Non-Qualified Stock Option”) means an option granted under this Plan to purchase Shares that is not intended by the Company to satisfy the requirements of Section 422 of the Code, and includes any ISO that, by subsequent action of the Company or the Participant permitted by the Plan, ceases to be an ISO.

2.16	OPTION means an ISO or a NQSO.

2.17
OUTSIDE DIRECTOR means a member of the Board who is not an employee and who:  (a) is a “non-employee director” under Rule 16b-3 under the Exchange Act, as amended from time to time; (b) is an “outside director” under Section 162(m) of the Code; (c) satisfies the requirements of the principal stock exchange for the Shares relating to the independence of directors or the independence of directors serving on the Compensation Committee of the Board; and (d) satisfies the independence or similar requirement of the Securities and Exchange Commission applicable to directors or to directors serving on the Compensation Committee of the Board.

2.18	PARTICIPANT means a Key Person, Key Employee, or any other employee who is designated to receive an award under the Plan by the Committee.

2.19	PERFORMANCE-BASED EXCEPTION means the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code.

2.20
PERFORMANCE GOAL means, unless and until the Board proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Section, the performance measure(s) to be used by the Committee for purposes of making Bonus Awards shall be chosen from among the following: (a) earnings per share; (b) net income (before or after taxes); (c) return measures (including, but not limited to, return on assets, equity or sales); (d) cash flow return on investments (net cash flows divided by owners equity); (e) earnings before or after taxes, depreciation and/or amortization; (f) revenues and or sales (gross or net); (g) operating income (before or after taxes); (h) total shareholder return; (i) corporate performance indicators (indices based on the level of certain services provided to customers); (j) cash generation, working capital, profit and/or revenue targets; (k) growth measures, such as revenue or sales growth; (l) ratios, such as expenses or market share; and/or (m) share price (including, but not limited to, growth measures and total shareholder return). In setting performance goals using these performance measures, the Committee may establish goals on an absolute basis, rate basis, or relative to a peer group performance or other benchmark, and may exclude the effect of changes in accounting standards and non-recurring unusual events specified by the Committee, such as write-offs, capital gains and losses and acquisitions and dispositions of businesses.

2.21	PERFORMANCE PERIOD means the period during which a performance goal must be attained with respect to a Stock Incentive that is performance based, as determined by the Committee.

2.22
PERFORMANCE STOCK means an award of Shares granted to a Participant that is subject to the achievement of performance criteria, either as to the delivery of such Shares or the calculation of the amount deliverable as a result of achieving a level of performance over a specified Performance Period, or any combination thereof.

2.23
PERFORMANCE UNITS means a contractual right granted to a Participant to receive a Share (or cash equivalent) upon achievement of performance criteria or a level of performance over a specified Performance Period that are deliverable either at the end of the Performance Period or at a later time.

2.24	PLAN means the MTS Systems Corporation 2011 Stock Incentive Plan, as it may be further amended from time to time.

2.25	QUALIFYING EVENT means, with respect to a Participant, such Participant’s death, Disability or Retirement.

2.26
RESTRICTED STOCK AWARD means an award of Shares granted to a Participant under this Plan that is subject to restrictions in accordance with the terms and provisions of this Plan and the applicable Stock Incentive Agreement.

2.27
RESTRICTED STOCK UNIT means a contractual right granted to a Participant under this Plan to receive a Share (or cash equivalent) that is subject to restrictions of this Plan and the applicable Stock Incentive Agreement.

2.28
RETIREMENT means retirement from active employment with the Company and any subsidiary or parent corporation of the Company on or after age 65, or upon an earlier date with the consent of the Committee, and upon such terms and conditions as determined by the Committee.

2.29	SERVICE means services provided to the Company or any Subsidiary as either a Key Employee or a Key Person.

2.30	SHARE means one share of the common stock of the Company.

2.31
SPECIFIED EMPLOYEE means a Participant who is a “key employee” as described in Section 416(i)(1)(A) of the Code, disregarding paragraph (5) thereof. For purposes of determining key employees under Section 416(i)(1)(A) of the Code, the definition of compensation shall be the same as defined in the Company’s Retirement Savings Plan, but excluding any compensation of a Participant whose location is not effectively connected with the conduct of a trade or business within the United States. If a Participant is a key employee at any time during the 12 months ending on each September 30, the Participant is a Specified Employee for the 12 month period commencing on the next January 1. Any such identification of a Specified Employee under this Plan shall apply to all nonqualified deferred compensation plans in which the Specified Employee participates. In the case of certain corporate transactions (a merger, acquisition or spin-off), or in the case of nonresident alien employees, the Company will determine Specified Employees in accordance with Treas. Reg. §1.409A-1(i).

2.32
STOCK APPRECIATION RIGHT means a right granted to a Participant pursuant to the terms and provisions of this Plan whereby the individual, without payment to the Company (except for any applicable withholding or other taxes), receives Shares, or such other consideration as the Committee may determine, in an amount equal to the excess of the Fair Market Value per Share on the date on which the Stock Appreciation Right is exercised over the exercise price per Share noted in the Stock Appreciation Right, for each Share subject to the Stock Appreciation Right.

2.33	STOCK INCENTIVE means an ISO, NQSO, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Stock, Performance Unit, or cash.

2.34
STOCK INCENTIVE AGREEMENT means a document, agreement, certificate, resolution or other evidence in writing or electronic form approved by the Committee that sets forth the terms and conditions of a Stock Incentive granted by the Company or a Subsidiary to a Participant.

2.35
SUBSIDIARY means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.36
TEN PERCENT SHAREHOLDER means a person who owns (after taking into account the attribution rules of Section 424(d)) of the Code more than ten percent (10%) of the total combined voting power of all classes of shares of stock of either the Company or a Subsidiary.

SECTION 3
SHARES SUBJECT TO STOCK INCENTIVES

3.1
AGGREGATE SHARES AUTHORIZED AND LIMITATIONS. The aggregate number of Shares that may be issued under the Plan is One Million (1,000,000) Shares.  In addition, Shares subject to awards currently outstanding under the Company’s 2006 Stock Incentive Plan that are terminated, cancelled, surrendered or forfeited without the delivery of Shares may be reissued at the discretion of the Committee under the Plan.  The aggregate number of Shares described above are subject to adjustment as provided in Section 3.4.  Within the aggregate limit specified above and subject to adjustment as provided in Section 3.4:

(a)	No more than One Million (1,000,000) Shares may be used for Incentive Stock Options; and

(b)	No more than Sixty Thousand (60,000) Shares may be used for Stock Incentives for non-employee Directors in any calendar year (subject to the principle in Section 3.2(f)).

Such Shares shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued Shares, and from Shares which have been reacquired by the Company.

3.2
SHARE COUNTING. For purposes of determining the limits described in this Plan, in particular this Section 3, Shares covered by a Stock Incentive shall not be counted as used unless and until actually delivered to a Participant.  If any Shares covered by a Stock Incentive are not purchased or are forfeited or reacquired by the Company prior to vesting, or if a Stock Incentive terminates, or is cancelled without the delivery of any Shares, such Shares shall be added back to the limits described in this Plan and are again available for grants from the Plan. In addition, the following principles shall apply in determining the number of Shares under any applicable limit:

(a)	Shares tendered or attested to in payment of the Exercise Price of an Option shall not be added back to the applicable limit;

(b)	Shares withheld by the Company to satisfy the tax withholding obligation shall not be added back to the applicable limit;

(c)	Shares that are reacquired by the Company with the amount received upon exercise of an Option shall not be added back to the applicable limit;

(d)	The aggregate Shares exercised pursuant to a Stock Appreciation Right that is settled in Shares shall reduce the applicable limit, rather than the number of Shares actually issued;

(e)	Any Stock Incentive that is settled in cash shall not reduce the applicable limit; and

(f)
Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units and other Stock Incentive settled in Shares shall reduce the applicable limit by 2.5 Shares for each Share covered by the Incentive.

3.3
LIMITATIONS ON STOCK INCENTIVES. Subject to adjustment pursuant to Section 3.4, no Participant may be granted any Stock Incentive covering an aggregate number of Shares in excess of Two Hundred Thousand (200,000) in any calendar year. Notwithstanding the foregoing, in connection with his or her initial service, a Participant may be granted Stock Incentives covering not more than an additional One Hundred Thousand (100,000) Shares, which shall not count against the limit set forth in the preceding sentence.  The foregoing limits shall be determined by applying the principles of Section 3.2 (in particular Section 3.2(f)). With respect to any Performance Unit or Other Award that is not denominated in Shares, the maximum amount that a Participant may receive in any calendar year is Two Million dollars ($2,000.000).

3.4
SHARE ADJUSTMENT.  Notwithstanding anything in Section 12 to the contrary: (a) the number of Shares reserved under Section 3.1, (b) the limit on the number of Shares that may be granted subject to Stock Incentives during a calendar year to any individual under Section 3.1 and 3.3, (c) the number of Shares subject to certain Stock Incentives granted subject to Section 3.1, and (d) the Exercise Price of any Options and the specified price of any Stock Appreciation Rights, shall be adjusted by the Committee in an equitable manner to reflect any change in the capitalization of the Company, including, but not limited to, such changes as stock dividends or stock splits. Furthermore, the Committee shall have the right to adjust (in a manner that satisfies the requirements of Code Section 424(a)): (i) the number of Shares reserved under Section 3.1; (ii) the number of Shares subject to certain Stock Incentives subject to Section 3.1; and (iii) the Exercise Price of any Options and the specified exercise price of any Stock Appreciation Rights in the event of any corporate transaction described in Section 424(a) of the Code that provides for the substitution or assumption of such Stock Incentives. If any adjustment under this Section creates a fractional Share or a right to acquire a fractional Share, such fractional Share shall be disregarded, and the number of Shares reserved under this Plan and the number subject to any Stock Incentives granted under this Plan shall be the next lower number of Shares, rounding all fractions downward. An adjustment made under this Section by the Committee shall be conclusive and binding on all affected persons and, further, shall not constitute an increase in the number of Shares reserved under Section 3.1 or an increase in any limitation imposed by the Plan.

SECTION 4
EFFECTIVE DATE AND TERM OF PLAN

The effective date of this Plan shall be January 31, 2011, provided, however, that if the Plan is not approved by the shareholders of the Company within 12 months of the approval by the Board, the Plan will be terminated and all Stock Incentives granted under the Plan will be terminated and deemed null and void and further provided that no Stock Incentive shall vest and no Shares may be issued under the Plan prior to approval of the Plan by the shareholders of the Company. No Stock Incentive shall be granted under this Plan on or after the earlier of:

(a)	the seventh (7th) anniversary of the effective date of this Plan, and

(b)	the date on which all of the Shares reserved under Section 3 of this Plan have been issued or are no longer available for use under this Plan.

This Plan shall continue in effect until all outstanding Stock Incentives have been exercised in full or are no longer exercisable and all Restricted Stock Awards or Restricted Stock Units have vested or been forfeited.

SECTION 5
ADMINISTRATION

5.1
GENERAL ADMINISTRATION. The Committee shall administer this Plan. The Committee, acting in its absolute discretion, shall exercise such powers and take such action as expressly called for under this Plan. The Committee shall have full power to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend or waive rules and regulations for the Plan’s administration, and to make all other determinations and take all other actions that may be necessary or advisable for the administration of the Plan.  Notwithstanding anything herein to the contrary, the Board may, without further action of the Committee, exercise the powers and duties of the Committee or any delegate under the Plan, unless such exercise would cause any Stock Incentive not to comply with the requirements of Section 162(m) of the Code.

5.2
AUTHORITY OF THE COMMITTEE. Except as limited by law or by the Articles of Incorporation or By-laws of the Company, and subject to the provisions herein, the Committee shall have full power to:  (a) select Participants in the Plan; (b) determine the types of Stock Incentives for each Participant in a manner consistent with the Plan; (c) determine the number of Shares or the method of determining the number of Shares or other payment under such Stock Incentive; (d) determine the terms and conditions of Stock Incentives in a manner consistent with the Plan, including the time and manner of exercise, the restrictions on the rights granted under the Stock Incentive and the lapse thereof, the manner of payment, if any, the restrictions or holding period applicable to the payment or Stock received upon exercise or in satisfaction of the Stock Incentive; and (e) amend the terms and conditions of any outstanding Stock Incentives as provided in accordance with Section 12.3. The Committee shall have the independent authority and discretion over the appointment, compensation and oversight of the services of advisors to the Committee, including compensation consultants and legal counsel, provided such advisors meet the standards for independence as established by the Securities Exchange Commission. The Company shall pay the compensation and expenses of such advisors. The Committee may seek the assistance of such other persons as it may see fit in carrying out its routine administrative functions concerning the Plan.

5.3
DELEGATION OF AUTHORITY. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Committee may appoint one or more separate committees (any such committee, a “Subcommittee”) composed of two or more Outside Directors of the Company (who may but need not be members of the Committee) and may delegate to any such Subcommittee or to one or more executive officers of the Company the authority to grant Stock Incentives, and/or to administer the Plan or any aspect of it; provided, however, that only the Committee may grant Stock Incentives that meet the Performance-Based Exception, and only the Committee may grant Stock Incentives to Insiders.

5.4
DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of this Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its shareholders, members of the Board, Participants, and their estates and beneficiaries.

SECTION 6
ELIGIBILITY

Participants selected by the Committee shall be eligible for the grant of Stock Incentives under this Plan, but no Participant shall have the right to be granted a Stock Incentive under this Plan merely as a result of his or her status as a Key Person or Key Employee. Notwithstanding the foregoing, an ISO may only be granted to a Key Employee.

SECTION 7
TERMS AND CONDITIONS OF STOCK INCENTIVES

7.1	ALL STOCK INCENTIVES.

(a)
Grants of Stock Incentives. The Committee, in its absolute discretion, shall grant Stock Incentives under this Plan from time to time and shall have the right to grant new Stock Incentives in exchange for outstanding Stock Incentives; provided, however, the Committee shall not have the right to: (i) lower the Exercise Price of an existing Option; (ii) any action which would be treated as a “repricing” under generally accepted accounting principles; or (iii) canceling of an existing Option at a time when its Exercise Price exceeds the fair market value of the underlying stock subject to such Option in exchange for another Option, a Restricted Stock Award, or other equity in the Company (except as provided in Sections 3.4, 10 and 11). Stock Incentives shall be granted to Participants selected by the Committee, and the Committee shall be under no obligation whatsoever to grant any Stock Incentives, or to grant Stock Incentives to all Participants, or to grant all Stock Incentives subject to the same terms and conditions.

(b)
Shares Subject to Stock Incentives. The number of Shares as to which a Stock Incentive shall be granted shall be determined by the Committee in its sole discretion, subject to the provisions of Section 3.1 as to the total number of Shares available for grants under the Plan, and to any other restrictions contained in this Plan.

(c)
Stock Incentive Agreements. Each Stock Incentive shall be evidenced by a Stock Incentive Agreement. The Stock Incentive Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, with the approval of the Committee, need not be signed by a representative of the Company or a Participant. The Committee shall have sole discretion to modify the terms and provisions of any Stock Incentive in accordance with Section 12.3.

(d)
Date of Grant. The date a Stock Incentive is granted shall be no earlier than the date on which the Committee:  (i) has approved the terms and conditions of the Stock Incentive Agreement; (ii) has determined the recipient of the Stock Incentive and the number of Shares covered by the Stock Incentive; and (iii) has taken all such other action necessary to direct the grant of the Stock Incentive.

(e)
Vesting of Stock Incentives. Stock Incentives under the Plan may have restrictions on the vesting or delivery of and, in the case of Options, the right to exercise, that lapse based upon the service of a Participant, or based upon other criteria that the Committee may determine appropriate, such as the attainment of performance criteria as determined by the Committee, including but not limited to one or more Pperformance Goals. If the Award is intended to meet the Performance-Based Exception, the attainment of such performance goals must satisfy the requirements of Sections 9.1, 9.2 and 9.3. Until the end of the period(s) of time specified in the vesting schedule and/or the satisfaction of any performance criteria, the Shares subject to such Stock Incentive Award shall remain subject to forfeiture.

(f)
Acceleration of Vesting of Stock Incentives. Notwithstanding anything to the contrary in this Plan, the Committee shall have the power to permit, in its sole discretion, an acceleration of the expiration of the applicable restrictions or the applicable period of such restrictions with respect to any part or all of the Shares awarded to a Participant; provided, however, the Committee may grant Stock Incentive Awards precluding such accelerated vesting in order to qualify the Stock Incentive Awards for the Performance-Based Exception.

(g)
Dividend Equivalents. The Committee may grant dividend equivalents with respect to any Stock Incentive. The Committee shall establish the terms and conditions to which the dividend equivalents are subject. Under a dividend equivalent, a Participant shall be entitled to receive payments equivalent to the amount of dividends paid by the Company to holders of Shares with respect to the number of dividend equivalents held by the Participant, which may be paid concurrently with the payment of dividends or deferred and paid at a later date. The dividend equivalent may provide for payment in Shares or in cash, or a fixed combination of Shares or cash, or the Committee may reserve the right to determine the manner of payment at the time the dividend equivalent is payable. Any such dividend equivalent that is intended to exempt from Section 409A of the Code with respect to a Stock Incentive that constitutes Deferred Compensation shall be stated in a separate arrangement.

(h)
Transferability of Stock Incentives. Except as otherwise provided in a Participant’s Stock Incentive Agreement, no Stock Incentive granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except upon the death of the holder Participant by will or by the laws of descent and distribution. Except as otherwise provided in a Participant’s Stock Incentive Agreement, during the Participant’s lifetime, only the Participant may exercise any Option or Stock Appreciation Right unless the Participant is incapacitated, in which case the Option or Stock Appreciation Right may be exercised by and any other Stock Incentive may be payable to the Participant’s legal guardian, legal representative, or other representative whom the Committee deems appropriate based on applicable facts and circumstances. The determination of incapacity of a Participant and the identity of appropriate representative of the Participant to exercise the Option or receive any other payment under a Stock Incentive if the Participant is incapacitated shall be determined by the Committee.

(i)
Deferral Elections. The Committee may require or may permit Participants to elect to defer the issuance of Shares or the settlement of Stock Incentives in cash under this Plan pursuant to such rules, procedures, or programs as it may establish from time to time. However, notwithstanding the preceding sentence, the Committee shall not, in establishing the terms and provisions of any Stock Incentive, or in exercising its powers under this Plan: (i) create any arrangement which would constitute an employee pension benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act, as amended, unless the arrangement provides benefits solely to one or more individuals who constitute members of a select group of management or highly compensated employees; or (ii) create any arrangement that would constitute Deferred Compensation unless the arrangement complies with Section 9.4 and 9.5 or unless the Committee, at the time of grant, specifically provides that the Stock Incentive is not intended to comply with Section 409A of the Code.

7.2	OPTIONS.

(a)
Grants of Options. Each grant of an Option shall be evidenced by a Stock Incentive Agreement that shall specify whether the Option is an ISO or NQSO, and incorporate such other terms as the Committee deems consistent with the terms of this Plan and, in the case of an ISO, necessary or desirable to permit such Option to qualify as an ISO. The Committee and/or the Company may modify the terms and provisions of an Option in accordance with Section 12 even though such modification may change the Option from an ISO to a NQSO.

(b)
Termination of Service other than upon a Qualifying Event.   Except as provided in the Option Agreement or a separate agreement with the Participant that covers Options, or as otherwise provided by the Committee: (i) if the Participant’s Service with the Company and/or a Subsidiary ends before the Options vest, the Participant shall forfeit all unvested Options; and (ii) any Options held by such Participant may thereafter be exercised to the extent it was exercisable at the time of such termination, but may not be exercised after 180 days after such termination, or the expiration of the stated term of the Options, whichever period is the shorter.  In the event a Participant’s Service with the Company or any Subsidiary is terminated for Cause, all unexercised Options granted to such Participant shall immediately terminate.

(c)
Termination of Service upon a Qualifying Event.  Except as provided in the Stock Incentive Agreement or a separate agreement with the Participant that covers Options, and except as otherwise provided by the Committee: (i) if a Qualifying Event occurs before the date or dates on which Options vest, the Participant shall forfeit all unvested Options; and (ii) any Options held by such Participant may thereafter be exercised to the extent it was exercisable at the time of such Qualifying Event, but may not be exercised after 180 days after such Qualifying Event, or the expiration of the stated term of the Options, whichever period is the shorter.

(d)
Exercise Price. Subject to adjustment in accordance with Section 3.4 and the other provisions of this Section, the Exercise Price shall be specified in the applicable Stock Incentive Agreement and shall not be less than the Fair Market Value of a Share on the date the Option is granted. With respect to each ISO to a Participant who is not a Ten Percent Shareholder, the Exercise Price shall not be less than the Fair Market Value of a Share on the date the ISO is granted. With respect to each ISO to a Participant who is a Ten Percent Shareholder, the Exercise Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the ISO is granted.

(e)
Option Term. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Stock Incentive Agreement, but no Stock Incentive Agreement shall: (i) make an Option exercisable prior to the date such Option is granted or after it has been exercised in full; or (ii) make an Option exercisable after the date that is: (A) the seventh (7th) anniversary of the date such Option is granted, if such Option is a NQSO or an ISO granted to a Participant who is not a Ten Percent Shareholder; or (B) the fifth (5th) anniversary of the date such Option is granted, if such Option is an ISO granted to a Ten Percent Shareholder. Options issued under the Plan may become exercisable based on the service of a Participant, or based upon the attainment (as determined by the Committee) of performance criteria, including but not limited to Performance Goals . Any Option that is intended to qualify for the Performance-Based Exception must satisfy the requirements of Sections 9.1, 9.2 and 9.3.

(f)
Payment. The Exercise Price of Shares acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations by delivering to the Company or its designated agent, either: (i) in cash or by check at the time the Option is exercised; or (ii) at the discretion of the Committee at the time of the grant of the Option (or subsequently in the case of an NQSO): (A) by delivery (or by attestation) of other Shares, including Shares acquired as part of the exercise (i.e., a pyramid exercise); (B) if permitted by applicable law, the withholding of Shares delivered by that number of Shares equal to the Fair Market Value of the Exercise Price (i.e., a cashless or net exercise); (C) according to a deferred payment or other similar arrangement with the Participant, including use of a promissory note (except for executive officers and Directors of the Company to the extent such loans and similar arrangements are prohibited under Section 402 of the Sarbanes-Oxley Act of 2002); (D) pursuant to a “same day sale” program exercised through a brokerage transaction as permitted under the provisions of Regulation T applicable to cashless exercises promulgated by the Federal Reserve Board so long as the Company’s equity securities are registered under Section 12 of the Exchange Act, unless prohibited by Section 402 of the Sarbanes-Oxley Act of 2002; or (E) by some combination of the foregoing. Notwithstanding the foregoing, with respect to any Participant who is an Insider, a tender of Shares or, a cashless or net exercise shall be a subsequent transaction approved as part of the original grant of an Option for purposes of the exemption under Rule 16b-3 of the Exchange Act. Except as provided above, payment shall be made at the time that the Option or any part thereof is exercised, and no Shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a shareholder.

(g)
ISO Tax Treatment Requirements. With respect to any Option that is intended to be an ISO, to the extent that the aggregate Fair Market Value (determined as of the date of grant of such Option) of Shares with respect to which such Option is exercisable for the first time by any individual during any calendar year exceeds one hundred thousand dollars ($100,000), to the extent of such excess, such Option shall not be treated as an ISO in accordance with Section 422(d) of the Code and in Treas. Reg. §1.422-4. With respect to any Option that is intended to be an ISO, such Option shall cease to be treated as an ISO if the Participant disposes of Shares acquired upon exercise of the Option within two (2) years from the date of the granting of the Option or within one (1) year of the exercise of the Option, or if the Participant has not met the requirements of Section 422(a)(2) of the Code.

7.3	RESTRICTED STOCK.

(a)
Grants of Restricted Stock Awards. Shares awarded pursuant to Restricted Stock Awards shall be subject to such restrictions as determined by the Committee for periods determined by the Committee. The Committee may require a cash payment from the Participant in exchange for the grant of a Restricted Stock Award or may grant a Restricted Stock Award without the requirement of a cash payment.

(b)
Termination of Service other than a Qualifying Event. Except as provided in the Stock Incentive Agreement or a separate agreement with the Participant covering the Restricted Stock, if the Participant’s Service with the Company and/or a Subsidiary ends for any reason other than a Qualifying Event before any restrictions lapse, the Participant shall forfeit all unvested Restricted Stock, unless the Committee determines that some or all of the Participant’s unvested Restricted Stock shall vest as of the date of such event.

(c)
Termination of Service upon a Qualifying Event. Except as provided in the Stock Incentive Agreement or a separate agreement with the Participant covering the Restricted Stock: (i) if a Qualifying Event occurs before the date or dates on which restrictions lapse, the Participant shall forfeit all unvested Restricted Stock, unless the Committee determines that some or all of the Participant’s unvested Restricted Stock shall vest as of the date of such event; and (ii) in the case of Restricted Stock based on performance criteria then, as of the date on which such Qualifying Event occurs, the Participant shall be entitled to receive a number of Shares that is determined by measuring the selected performance criteria from the Company’s most recent publicly available quarterly results that are available as of the date the Qualifying Event occurs or such later date as the Committee determines, but no later than the end of the Performance Period; provided, however, the Committee may grant Restricted Stock Awards precluding such partial awards when a Qualifying Event occurs in order to qualify the Restricted Stock for the Performance-Based Exception.

(d)
Voting, Dividend & Other Rights. Unless the applicable Stock Incentive Agreement provides otherwise, a Participant awarded Restricted Stock shall be entitled to vote and to receive dividends during the periods of restriction of the Shares to the same extent as the Participant would have been entitled if the Shares were not restricted.

7.4	RESTRICTED STOCK UNITS.

(a)
Grants of Restricted Stock Units. A Restricted Stock Unit shall entitle the Participant to receive one Share at such future time and upon such terms as specified by the Committee in the Stock Incentive Agreement. The Committee may require a cash payment from the Participant in exchange for the grant of Restricted Stock Units or may grant Restricted Stock Units without such requirement.

(b)
Termination of Service other than upon a Qualifying Event. Except as provided in the Stock Incentive Agreement or a separate agreement with the Participant covering the Restricted Stock Unit, if the Participant’s Service with the Company and/or a Subsidiary ends before the Restricted Stock Units vest, the Participant shall forfeit all unvested Restricted Stock Units, unless the Committee determines that the Participant’s unvested Restricted Stock Units shall vest as of the date of such event.

(c)
Termination of Service upon a Qualifying Event. Except as provided in the Stock Incentive Agreement or a separate agreement with the Participant covering the Restricted Stock Unit: (i) if a Qualifying Event occurs before the date or dates on which restrictions lapse, the Participant shall forfeit all unvested Restricted Stock Units, unless the Committee determines that the Participant’s unvested Restricted Stock Units shall vest as of the date of such event; and (ii) in the case of Restricted Stock Units that are based on performance criteria, then as of the date on which such Qualifying Event occurs, the Participant shall be entitled to receive a number of Shares that is determined by measuring the selected performance criteria from the Company’s most recent publicly available quarterly results that are available as of the date the Qualifying Event occurs or such later date, but not later than the end of the Performance Period; provided, however, the Committee may grant Restricted Stock Units precluding entitlement to a partial award when a Qualifying Event occurs in order to qualify the Restricted Stock Units for the Performance-Based Exception.

(d)
Voting, Dividend & Other Rights. A Participant awarded Restricted Stock Units shall not be entitled to vote or to receive dividends until the date the Shares are issued to the Participant pursuant to the Restricted Stock Units, and, unless the Stock Incentive Agreement provides otherwise, the Participant shall not be entitled to any dividend equivalents (as described in Section 7.1(f)).

7.5	STOCK APPRECIATION RIGHTS.

(a)
Grants of Stock Appreciation Rights. A Stock Appreciation Right shall entitle the Participant to receive upon exercise the excess of the Fair Market Value of number of Shares exercised, over the specified price for such Shares. The specified price for a Stock Appreciation Right granted in connection with a previously or contemporaneously granted Option, shall not be less than the Exercise Price for Shares that are subject to the Option. In the case of any other Stock Appreciation Right, the specified price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share at the time the Stock Appreciation Right is granted. If related to an Option, the exercise of a Stock Appreciation Right shall result in a pro rata expiration and cancellation of the same number of Shares of the related Option for which the Stock Appreciation Right has been exercised.

(b)
Stock Appreciation Right Term. Each Stock Appreciation Right granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Stock Incentive Agreement, but no Stock Incentive Agreement shall: (i) make a Stock Appreciation Right exercisable prior to the date such Stock Appreciation Right is granted or after it has been exercised in full; or (ii) make a Stock Appreciation Right exercisable after the date that is: (A) the seventh (7th) anniversary of the date such Stock Appreciation Right is granted; or (B) the fifth (5th) anniversary of the date such Stock Appreciation Right is granted, if such Stock Appreciation Right is granted in connection with the grant of an ISO to a Ten Percent Shareholder. Stock Appreciation Rights issued under the Plan may become exercisable based on the service of a Participant, or based upon the attainment (as determined by the Committee) of performance criteria, including but not limited to Performance Goals . Any Stock Appreciation Right that is intended to qualify for the Performance-Based Exception must satisfy the requirements of Sections 9.1, 9.2 and 9.3.

(c)
Payment. Upon exercise of a Stock Appreciation Right, the Company shall pay to the Participant the appreciation with Shares (computed using the aggregate Fair Market Value of Shares on the date of exercise) or in cash, or in any combination thereof as specified in the Stock Incentive Agreement or, if not specified, as the Committee determines. To the extent that a Stock Appreciation Right is exercised, the specified price shall be treated as paid in Shares for purposes of Section 3.

(d)
Termination of Service other than upon a Qualifying Event.   Except as provided in the Stock Incentive Agreement or a separate agreement with the Participant that governs the Stock Appreciation Rights granted, or as otherwise provided by the Committee: (i) if the Participant’s Service with the Company and/or a Subsidiary ends before the Stock Appreciation Rights vest, the Participant shall forfeit all unvested Stock Appreciation Rights; and (ii) any Stock Appreciation Rights held by such Participant may thereafter be exercised to the extent it was exercisable at the time of such termination, but may not be exercised after 180 days after such termination, or the expiration of the stated term of the Stock Appreciation Rights, whichever period is the shorter.  In the event a Participant’s employment with the Company or any Subsidiary is terminated for Cause, all unexercised Stock Appreciation Rights granted to such Participant shall immediately terminate.

(e)
Termination of Service upon a Qualifying Event.  Except as provided in the Stock Incentive Agreement or a separate agreement with the Participant that governs the Stock Appreciation Rights granted , and except as otherwise provided by the Committee: (i) if a Qualifying Event occurs before the date or dates on which Stock Appreciation Rights vest, the Participant shall forfeit all unvested Stock Appreciation Rights; and (ii) any Stock Appreciation Rights held by such Participant may thereafter be exercised to the extent it was exercisable at the time of such Qualifying Event, but may not be exercised after 180 days after such Qualifying Event, or the expiration of the stated term of the Stock Appreciation Rights, whichever period is the shorter.

(f)
Special Provisions for Tandem Stock Appreciation Rights. A Stock Appreciation Right granted in connection with an Option may only be exercised to the extent that the related Option has not been exercised. A Stock Appreciation Right granted in connection with an ISO: (i) will expire no later than the expiration of the underlying ISO; (ii) may be for no more than the difference between the exercise price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Stock Appreciation Right is exercised; (iii) may be transferable only when, and under the same conditions as, the underlying ISO is transferable; and (iv) may be exercised only: (A) when the underlying ISO could be exercised; and (B) when the Fair Market Value of the Shares subject to the ISO exceeds the exercise price of the ISO.

7.6	PERFORMANCE STOCK AND PERFORMANCE UNITS.

(a)
Awards of Performance Stock and Performance Units. Performance Stock and Performance Units shall become payable to a Participant upon achievement of performance criteria as determined by the Committee. Each award will specify the number of Performance Stock or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a grant that is intended to qualify for the Performance-Based Exception, other than as provided in Sections 9.1, 9.2 and 9.3. Subject to the limitation set forth in Section 3.4, any grant of Performance Stock or Performance Units may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee at the date of grant.

(b)
Payment. Each grant will specify the time and manner of payment of Performance Stock or Performance Units that have been earned. Any Performance Stock award shall be payable in Shares.  Any Performance Unit award may specify that the amount payable with respect thereto may be paid by the Company in cash, in Shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among cash or Shares.

7.7	OTHER AWARDS.

(a)
Other awards may, subject to limitations under applicable law, be granted to any Participant denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of such Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof, or any other factors designated by the Committee.  The Committee shall determine the terms and conditions of such awards.

(b)
Cash awards, as an element of or supplement to any other Stock Incentives granted under this Plan, may also be granted to Participants on such terms and conditions as the Committee may determine, subject to the limitation set forth in Section 3.4.

(c)
Shares may be granted to a Participant as a bonus, or in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as the Committee shall determine, subject to the limitation set forth in Section 3.4.

(d)	Participants designated by the Committee may be permitted to reduce compensation otherwise payable in cash in exchange for Shares or other Stock Incentives under the Plan.

7.8
NON-EMPLOYEE DIRECTOR RESTRICTED STOCK. Notwithstanding any other provisions of this Plan, a grant of Restricted Stock shall be made to each  Director who is not an employee of the Company or any Subsidiary within the meaning of Rule 16b-3 of the Exchange Act and who at the regular annual shareholders meeting is elected (or re-elected) to the Board . Except as provided in (a) and (b) below, the number of Shares and the other terms of this Restricted Stock shall be determined by the Board in its sole discretion prior to such annual meeting of shareholders. The date of grant of the Restricted Stock is the date on which such non-employee Director is elected or re-elected to serve on the Board. The following terms shall be applied to the Restricted Stock granted under this Section to non-employee Directors:

(a)
Each grant of Restricted Stock to a non-employee Director shall vest as to one third of the Shares on the date of each of the three regular annual shareholder meetings following the date of grant, provided that the non-employee Director continues to serve as a member of the Board for the period up to such annual meeting, and if the non-employee Director ceases to serve as a member of the Board other than as provided in (b) below, shall forfeit any Restricted Stock for which the restrictions have not lapsed.

(b)
Termination of Service following Ten Years of Service. In the event a non-employee Director who has continuously served as a member of the Board for a period of ten years or more retires at the end of the non-employee Directors’ elected term and does not continue to serve on the Board for any reason (other than pursuant to the non-employee Director’s removal for Cause), all restrictions on the Restricted Stock that has not previously lapsed shall, upon such retirement, immediately lapse.

The Board, in its discretion, may, in addition to the Restricted Stock grants provided above, grant any additional Stock Incentive to all non-employee Directors or to any individual non-employee Director, provided that such grant shall be solely for substantial services performed or to be performed by the non-employee Directors or non-employee Director as determined in good faith by the Board.

SECTION 8
SECURITIES REGULATION

8.1
LEGALITY OF ISSUANCE. No Share shall be issued under this Plan unless and until the Committee has determined that all required actions have been taken to register such Share under the Securities Act of 1933 or the Company has determined that an exemption therefrom is available, any applicable listing requirement of any stock exchange on which the Share is listed has been satisfied, and any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable, has been satisfied.

8.2
RESTRICTIONS ON TRANSFER; REPRESENTATIONS; LEGENDS. Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act of 1933 or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of such Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable to achieve compliance with the provisions of the Securities Act of 1933, the securities laws of any state, the United States or any other applicable foreign law. If the offering and/or sale of Shares under the Plan is not registered under the Securities Act of 1933 and the Company determines that the registration requirements of the Securities Act of 1933 apply but an exemption is available which requires an investment representation or other representation, the Participant shall be required, as a condition to acquiring such Shares, to represent that such Shares are being acquired for investment, and not with a view to the sale or distribution thereof, except in compliance with the Securities Act of 1933, and to make such other representations as are deemed necessary or appropriate by the Company and its counsel. All Stock Incentive Agreements shall contain a provision stating that any restrictions under any applicable securities laws will apply.

8.3
REGISTRATION OF SHARES. The Company may, and intends to, but is not obligated to, register or qualify the offering or sale of Shares pursuant to this Plan under the Securities Act of 1933 or any other applicable state, federal or foreign law.

SECTION 9
COMPLIANCE WITH THE CODE

9.1
DISCRETION IN FORMULATION OF PERFORMANCE CRITERIA. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance criteria; provided, however, that any Stock Incentives that are intended to qualify for the Performance-Based Exception may not be adjusted upward (although the Committee shall retain the discretion to adjust such Stock Incentives downward).

9.2
PERFORMANCE PERIODS. The Committee shall have the discretion to determine the period during which any performance criteria, including any Performance Goal must be attained with respect to a Stock Incentive. Such period may be of any length, and must be established prior to the start of such period or within the first ninety (90) days of such period (provided that the performance criteria are not in any event set after 25% or more of such period has elapsed).

9.3
MODIFICATIONS TO PERFORMANCE GOAL CRITERIA. In the event that the applicable tax and/or securities laws and regulatory rules and regulations change to permit Committee discretion to alter the governing performance measures noted above without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Stock Incentives that shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements under Section 162(m) of the Code to qualify for the Performance-Based Exception.

9.4
LIMITATION ON PAYMENT OR EXERCISE. With respect to any Stock Incentive that constitutes Deferred Compensation, such Stock Incentive shall provide for payment or exercise only upon: (a) a fixed date or schedule that complies with the requirements of Treas. Reg. §1.409A-3; (b) on a date based upon the Participant’s “separation from service,” or “disability,” or “unforeseeable emergency” as those terms are defined under Section 409A of the Code; (c) the Participant’s death; or (d) a Change in Control as defined in Section 11.1. Any election permitted under any Stock Incentive that constitutes Deferred Compensation shall comply with the requirements of Treas. Reg. §1.409A-2 and shall be irrevocable as of the date of grant of the Stock Incentive. In addition, with respect to any Stock Incentive that constitutes Deferred Compensation, except to the extent acceleration or deferral is permitted by or complies with the requirements of Section 409A of the Code, neither the Committee nor a Participant may accelerate or defer the time or schedule of any payment or exercise of, or the amount scheduled to be reported as income as a result.

9.5
DELAY IN PAYMENT OR EXERCISE FOR SPECIFIED EMPLOYEES. Notwithstanding anything in the Plan, unless the Stock Incentive Agreement specifically provides otherwise, no Stock Incentive that constitutes Deferred Compensation shall be paid to or exercised by a Specified Employee earlier than 181 days following the Participant’s “separation from service” as defined for purposes of Section 409A of the Code (or if earlier, upon the Specified Employee’s death), except as permitted under Section 409A of the Code and the regulations and other guidance promulgated thereunder. The Committee may specify in the Stock Incentive Agreement that the amount of the Deferred Compensation delayed pursuant to this Section 16.4 shall accumulate interest or earnings during the period of such delay.

9.6
WITHHOLDING. All taxes imposed on any Stock Incentive shall be the sole responsibility of the Participant. The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company as a condition precedent for the grant, exercise, satisfaction of conditions or the lapse of restrictions under any Stock Incentive or the issuance of Shares, an amount sufficient to satisfy the federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result. Unless the Stock Incentive Agreement provides otherwise, the Participant may satisfy such tax obligation by:

(a)
electing to have the Company withhold a portion of the Shares otherwise to be delivered upon such exercise, satisfaction of conditions or lapse of restriction with a Fair Market Value equal to the amount of such taxes, provided that the maximum amount shall not exceed the amount of the minimum required withholding; and

(b)	delivering to the Company Shares other than Shares issuable upon such exercise, satisfaction of conditions or lapse of restrictions with a Fair Market Value equal to the amount of such taxes.

Notwithstanding the foregoing, with respect to any Participant who is an Insider, a withholding or tender of Shares shall be a subsequent transaction approved as part of the Stock Incentive for purposes of the exemption under Rule 16b-3 of the Exchange Act.

9.7
NOTIFICATION OF DISQUALIFYING DISPOSITIONS OF AN ISO. If a Participant sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of: (a) the date two (2) years after the date of grant of such ISO; or (b) the date one (1) year after the exercise of such ISO, then the Participant shall immediately notify the Company in writing of such sale or disposition and shall cooperate with the Company in providing sufficient information to the Company for the Company to properly report such sale or disposition to the Internal Revenue Service. The Participant acknowledges and agrees that he or she may be subject to federal, state and/or local tax withholding by the Company on the compensation income recognized by Participant from any such early disposition, and agrees that he or she shall include the compensation from such early disposition in his gross income for federal tax purposes. The Company may condition the exercise of any ISO on the Participant’s express written agreement with these provisions of this Plan.

SECTION 10
STOCK INCENTIVES TO PARTICIPANTS OUTSIDE THE US

The Committee shall have the authority to require that any Stock Incentive Agreement relating to a Stock Incentive in a jurisdiction outside of the United States contain such terms as are required by local law in order to constitute a valid grant under the laws of such jurisdiction. Such authority shall be notwithstanding the fact that the requirements of the local jurisdiction may be different from or more or less restrictive than the terms set forth in this Plan. No purchase or delivery of Shares pursuant to a Stock Incentive to a Participant outside the United States shall occur until applicable restrictions imposed pursuant to this Plan (as modified as provided in this Section 10) or the applicable Stock Incentive have terminated.

SECTION 11
CHANGE IN CONTROL OF THE COMPANY

11.1
CHANGE IN CONTROL.  “Change in Control” of the Company means an event that would be required to be reported in response to Item 6(e) on Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement, including, without limitation, if:

(a)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or other than a Subsidiary of the Company, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(b)
During any period of two consecutive years (not including any period ending prior to the effective date of this Plan), the Incumbent Directors cease for any reason to constitute at least a majority of the Board.  The term “Incumbent Directors” shall mean those individuals who are members of the Board of Directors on the effective date of this Plan and any individual who subsequently becomes a member of the Board (other than a director designated by a person who has entered into agreement with the Company to effect a transaction contemplated by Section 11.1(c)) whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the then Incumbent Directors; or

(c)	In the event:

i.
the Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any corporation or entity, other than an entity owned at least 80% by the Company, unless immediately after such transaction, the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly 51% or more of the combined voting power of resulting entity’s outstanding voting securities as well as 51% or more of the Total Market Value of the resulting entity, or in the case of a division, 51% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 51% or more of the Total Market Value of each such entity, in each case in substantially the same proportion as such shareholders owned shares of the Company prior to such transaction;

ii.
the Company consummates an agreement for the sale or disposition (in one transaction or a series of transactions) of assets of the Company, the total consideration of which is greater than 51% of the Total Market Value of the Company; or the Company adopts a plan of complete liquidation or winding up of the Company.

(d)
“Total Market Value” shall mean the aggregate market value of the Company’s or the resulting entity’s outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Company’s or the resulting entity’s other outstanding equity securities as measured by the exchange rate of the transaction or by such other method as the Committee determines where there is not a readily ascertainable exchange rate.

11.2
VESTING UPON A CHANGE IN CONTROL. Except as otherwise provided in a Stock Incentive Agreement or as provided in the next sentence, if a Change in Control occurs, and if the agreements effectuating the Change in Control do not provide for the assumption or substitution of all Stock Incentives granted under this Plan, with respect to any Stock Incentive granted under this Plan that is not so assumed or substituted (a “Non-Assumed Stock Incentive”), such Stock Incentive shall immediately vest and be exercisable and any restrictions thereon shall lapse. Notwithstanding the foregoing, unless the Committee determines at or prior to the Change in Control, no Stock Incentive that is subject to any performance criteria for which the performance period  has not expired, shall accelerate at the time of a Change in Control.

11.3
DISPOSITION OF STOCK INCENTIVES. Except as otherwise provided in a Stock Incentive Agreement, the Committee, in its sole and absolute discretion, may, with respect to any or all of such Non-Assumed Stock Incentives, take any or all of the following actions to be effective as of the date of the Change in Control (or as of any other date fixed by the Committee occurring within the thirty (30) day period immediately preceding the date of the Change in Control, but only if such action remains contingent upon the effectuation of the Change in Control) (such date referred to as the “Action Effective Date”):

(a)	Unilaterally cancel such Non-Assumed Stock Incentive in exchange for:

i.
whole and/or fractional Shares (or whole Shares and cash in lieu of any fractional Share) or whole and/or fractional shares of a successor (or for whole shares of a successor and cash in lieu of any fractional share) that, in the aggregate, are equal in value to the excess of:

a.	in the case of Options, the Shares that could be purchased subject to such Non-Assumed Stock Incentive less the aggregate Exercise Price for the Options with respect to such Shares; and

b.
in the case of Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Stock, Performance Units and Other Awards, Shares subject to such Stock Incentive determined as of the Action Effective Date (taking into account vesting), less the value of any consideration payable on exercise.

ii.	cash or other property equal in value to the excess of:

a.	in the case of Options, the Shares that could be purchased subject to such Non-Assumed Stock Incentive less the aggregate Exercise Price for the Options with respect to such Shares; and

b.
in the case of Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Stock, Performance Units and Other Awards, Shares subject to such Stock Incentive determined as of the Action Effective Date (taking into account vesting) less the value of any consideration payable on exercise.

In the event the Exercise Price or consideration payable on exercise is equal to or greater than the Shares, cash or other property payable as provided in paragraphs (i) and (ii) above, then such Options and other Stock Incentives shall be automatically cancelled without payment of any consideration therefor.

(b)
In the case of Options, unilaterally cancel such Non-Assumed Option after providing the holder of such Option with: (i) an opportunity to exercise such Non-Assumed Option to the extent vested within a specified period prior to the date of the Change in Control; and (ii) notice of such opportunity to exercise prior to the commencement of such specified period. However, notwithstanding the foregoing, to the extent that the recipient of a Non-Assumed Stock Incentive is an Insider, payment of cash in lieu of whole or fractional Shares or shares of a successor may only be made to the extent that such payment: (A) has met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act; or (B) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. Unless a Stock Incentive Agreement provides otherwise, the payment of cash in lieu of whole or fractional Shares or in lieu of whole or fractional shares of a successor shall be considered a subsequent transaction approved by the original grant of the Option.

11.4
GENERAL RULE FOR OTHER STOCK INCENTIVES. If a Change in Control occurs, then, except to the extent otherwise provided in the Stock Incentive Agreement pertaining to a particular Stock Incentive or as otherwise provided in this Plan, each Stock Incentive shall be governed by applicable law and the documents effectuating the Change in Control.

SECTION 12
AMENDMENT OR TERMINATION

12.1
AMENDMENT OF PLAN. This Plan may be amended by the Committee from time to time to the extent that the Committee deems necessary or appropriate; provided, however, no such amendment shall be made without the approval of the shareholders of the Company if such amendment:

(a)	increases the number of Shares reserved under Section 3, except as set forth in Section 3.4;

(b)	extends the maximum life of the Plan under Section 4 or the maximum exercise period under Section 7;

(c)	decreases the minimum Exercise Price under Section 7;

(d)	changes the designation of Participant eligible for Stock Incentives under Section 6; or

(e)	would cause the Plan to no longer comply with Rule 16b-3 of the Exchange Act, Section 422 of the Code.

Shareholder approval of other material amendments (such as an expansion of the types of awards available under the Plan, an extension of the term of the Plan, or a change to the method of determining the Exercise Price of Options issued under the Plan) may also be required pursuant to rules promulgated by an established stock exchange or a national market system.

12.2	TERMINATION OF PLAN. The Board also may suspend the granting of Stock Incentives under this Plan at any time and may terminate this Plan at any time.

12.3	AMENDMENT OF STOCK INCENTIVES. The Committee shall have the right to modify, amend or cancel any Stock Incentive after it has been granted if:

(a)
the modification, amendment or cancellation does not diminish the rights or benefits of the Participant under the Stock Incentive (provided, however, that a modification, amendment or cancellation that results solely in a change in the tax consequences with respect to a Stock Incentive shall not be deemed as a diminishment of rights or benefits of such Stock Incentive);

(b)	the Participant consents in writing to such modification, amendment or cancellation;

(c)	there is a dissolution or liquidation of the Company;

(d)	this Plan and/or the Stock Incentive Agreement expressly provides for such modification, amendment or cancellation; or

(e)	the Company would otherwise have the right to make such modification, amendment or cancellation by applicable law.

Notwithstanding the forgoing, the Committee may reform any provision in a Stock Incentive extended to be exempt from Section 409A of the Code to maintain to maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code; provided, however, that if no reasonably practicable reformation would avoid the imposition of any penalty tax or interest under Section 409A of the Code, no payment or benefit will be provided under the Stock Incentive and the Stock Incentive will be deemed null, void and of no force and effect, and the Company shall have no further obligation in connection with such Stock Incentive.

SECTION 13
MISCELLANEOUS

13.1
SHAREHOLDER RIGHTS. Except as provided in Section 7. 3 with respect to Restricted Stock, or in a Stock Incentive Agreement, no Participant shall have any rights as a shareholder of the Company as a result of the grant of a Stock Incentive pending the actual delivery of Shares subject to such Stock Incentive to such Participant.

13.2
NO GUARANTEE OF CONTINUED RELATIONSHIP. The grant of a Stock Incentive to a Participant under this Plan shall not constitute a contract of employment or other relationship with the Company and shall not confer on a Participant any rights upon his or her termination of employment or relationship with the Company in addition to those rights, if any, expressly set forth in the Stock Incentive Agreement that evidences his or her Stock Incentive.

13.3
TRANSFERS & RESTRUCTURINGS. The transfer of a Participant’s employment between or among the Company or a Subsidiary (including the merger of a Subsidiary into the Company) shall not be treated as a termination of his or her Service under this Plan. Likewise, the continuation of Service by a Participant with a corporation that is a Subsidiary shall be deemed to be a termination of Service when such corporation ceases to be a Subsidiary.

13.4
LEAVES OF ABSENCE. Unless the Committee provides otherwise, vesting of Stock Incentives granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be in the Service of the Company in the case of any leave of absence approved by the Company. With respect to any ISOs, no such leave may exceed 90 days unless reemployment upon expiration of such leave is guaranteed by statute or contract and if reemployment upon expiration of a leave of absence is not so guaranteed, then three (3) months following the 91st day of such leave any ISO held by the Participant will cease to be treated as an ISO and if exercised thereafter will be treated for tax purposes as a NQSO.

13.5
GOVERNING LAW/CONSENT TO JURISDICTION. This Plan shall be construed under the laws of the State of Minnesota without regard to principles of conflicts of law. Each Participant consents to the exclusive jurisdiction in the United States District Court for the District of Minnesota for the determination of all disputes arising from this Plan and waives any rights to remove or transfer the case to another court.

13.6
ESCROW OF SHARES. To facilitate the Company’s rights and obligations under this Plan, the Company reserves the right to appoint an escrow agent, who shall hold the Shares owned by a Participant pursuant to this Plan.

13.7
NO FRACTIONAL SHARES.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Stock Incentive, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such Shares shall be cancelled or otherwise eliminated.

13.8
FORFEITURE AND RECOUPMENT. Without limiting in any way the generality of the Committee’s power to specify any terms and conditions of an Award consistent with law, and for greater clarity, the Committee may specify in an Stock Incentive Agreement that the Participant’s rights, payments, and benefits with respect to a Stock Incentive, including any payment or Shares received upon exercise or in satisfaction of the Stock Incentive under this Plan shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions, without limit as to time. Such events shall include, but shall not be limited to, failure to accept the terms of the Stock Incentive Agreement, termination of Service under certain or all circumstances, violation of material Company policies, misstatement of financial or other material information about the Company, fraud, misconduct, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other agreement that may apply to the Participant, or other conduct by the Participant that the Committee determines is detrimental to the business or reputation of the Company and its Subsidiaries, including facts and circumstances discovered after termination of Service.

(a)
The Company shall require the chief executive officer and chief financial officer of the Company to disgorge bonuses, other incentive- or equity-based compensation, and profits on the sale of Shares received within the 12-month period following the public release of financial information if there is a restatement of such financial information because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. The operation of this subsection (a) shall be in accordance with the provisions of Section 302 of Sarbanes-Oxley Act and any applicable guidance.

(b)
The Company shall require each current and former executive officer to disgorge bonuses, other incentive- or equity-based compensation received within 36-month period prior to the public release of the restatement of financial information due to material noncompliance with the financial reporting requirements under the federal securities laws. The amount to be recovered shall be the percentage of incentive compensation, including equity awards, in excess of what would have been paid without the restated results. The operation of this subsection (b) shall be in accordance with the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any applicable guidance.

(c)
The Committee shall determine, as late as the time of the recoupment, regardless of whether such method is stated in the Stock Incentive Agreement, whether the Company shall effect any such recoupment: (i) by seeking repayment from the Participant; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates; (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices; (iv) by a holdback or escrow (before or after taxation) of part or all of the Shares, payment or property received upon exercise or satisfaction of the Stock Incentive; or (v) by any combination of the foregoing.

13.9
SEVERABILITY.  If any provision of the Plan or any Stock Incentive is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Stock Incentive under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Stock Incentive, such provision shall be stricken as to such jurisdiction or as to such Stock Incentive, and the remainder of the Plan or any such Stock Incentive shall remain in full force and effect.

13.10
NO TRUST OR FUND CREATED.  Neither the Plan nor any Stock Incentive shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant.  To the extent that any Paticipant acquires a right to receive payments from the Company or any Subsidiary pursuant to a Stock Incentive, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

APPENDIX B

MTS Systems Corporation 2012 Employee Stock Purchase Plan
•	Plan Term: January 1, 2012 through December 31, 2022
•	Adopted by the Company’s Board of Directors on November 23, 2010
•	Approved by the Company’s shareholders on _____

WHEREAS, MTS Systems Corporation (“Company”) established, effective as of January 1, 1992, an employee stock purchase plan in accordance with Section 423 of the Internal Revenue Code and authorized 250,000 (500,000 after the stock split) shares of its Stock to be reserved for issuance under the plan; and

WHEREAS, the Company’s plan expired on April 25, 2002, and all of the shares of Stock authorized under said plan were issued; and

WHEREAS, the Company established, effective as of January 1, 2002, an employee stock purchase plan in accordance with Section 423 of the Internal Revenue Code and authorized 750,000 shares of its Stock to be reserved for issuance under the plan; and

WHEREAS, the Company’s plan will expire on December 31, 2011, and approximately 360,000 of the 750,000 of the shares of Stock authorized under said plan will have been issued; and

WHEREAS, the Board of Directors, at a meeting held on November 23, 2010, and subject to the approval of its shareholders, authorized a new stock purchase plan to be established to provide employees the opportunity to continue to purchase shares under such a plan.

THEREFORE, the Company hereby establishes this plan as set forth herein:

1.             Establishment of Plan. The Company proposes to grant to certain employees of the Company the opportunity to purchase Stock of the Company. Such Stock shall be purchased pursuant to the plan herein set forth which shall be known as the “MTS Systems Corporation 2012 Employee Stock Purchase Plan” (hereinafter referred to as the “Plan”). The Company intends that the Plan shall qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with the requirements of said Section 423 and the regulations thereunder.

2.             Purpose. The Plan is intended to encourage Stock ownership by eligible Employees of the Company, and by eligible Employees of any Subsidiaries that adopt the Plan with the consent of the Company. The Plan is further intended to incent Employees to remain in employment, improve operations, increase profits, and contribute more significantly to the Company’s success, and to permit the Company to compete with other corporations offering similar plans in obtaining and retaining the services of competent employees.

3.             Administration.

(a)
The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (hereinafter referred to as the “Board of Directors”) or another committee established by the Board of Directors (the Compensation Committee or such other committee, hereinafter referred to as the “Committee”). The Board of Directors shall fill all vacancies in the Committee and may remove any member of the Committee at any time, with or without cause.

(b)
Unless the Board of Directors limits the authority of the Committee, the Committee shall be vested with full authority to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.  Decisions of the Committee will be final and binding on all parties who have an interest in the Plan. The Committee may delegate ministerial duties to such of the Company’s employees, outside entities and outside professionals as the Committee so determines.  For all purposes of this Plan other than the Plan’s Section 3(b), references to the Committee shall also refer to the Board of Directors.

(c)	The Company shall pay all expenses of administering the Plan, other than costs associated with either any required tax withholding or the sale or other disposition of shares purchased under the Plan.

4.             Duration and Phases of the Plan.

(a)
The Plan will commence on January 1, 2012 and will terminate December 31, 2021, except that any Phase commenced prior to such termination shall, if necessary, be allowed to continue beyond such termination until completion. Notwithstanding the foregoing, this Plan shall be considered of no force or effect and any options granted shall be considered null and void unless the holders of a majority of all of the issued and outstanding shares of Stock approve the Plan within twelve (12) months after the date of its adoption by the Board of Directors.

(b)
The Plan shall be carried out in one or more offering periods (“Phases”) being for a period determined by the Committee prior to the commencement of a Phase, provided that no Phase, shall be for a period of less than three months (other than the first Phase, which may be shorter) nor for a period of longer than twelve months. No Phase shall run concurrently with any other Phase but a Phase may commence immediately after the termination of the preceding Phase. The existence and date of commencement of a Phase (the “Subscription Date”) shall be determined by the Committee and shall terminate on a date (the “Purchase Date”) determined by the Committee consistent with the limitations specified above, provided that the commencement of the first Phase shall be within twelve months before or after the date of approval of the Plan by the shareholders of the Company. In the event all of the Stock reserved for grant of options hereunder is issued pursuant to the terms hereof prior to the commencement of one or more Phases scheduled by the Committee or the number of shares remaining is so small, in the opinion of the Committee, as to render administration of any succeeding Phase impracticable, such Phase or Phases shall be canceled. Phases shall be numbered successively as Phase 1, Phase 2, Phase 3, etc.

(c)
The Board of Directors may elect to accelerate the Purchase Date of any Phase effective on the date specified by the Board of Directors in the event of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Stock would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock in the surviving corporation immediately after the merger; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company. Subject to any required action by the shareholders, if the Company shall be involved in any merger or consolidation, in which it is not the surviving corporation, and if the Board of Directors does not accelerate the Purchase Date of the Phase, each outstanding option shall pertain to and apply to the securities or other rights to which a holder of the number of shares subject to the option would have been entitled.

(d)
A dissolution or liquidation of the Company shall cause each outstanding option to terminate, provided in such event that, immediately prior to such dissolution or liquidation, each Participant shall be repaid the payroll deductions credited to the Participant’s account without interest.

5.             Eligibility. All Employees who have completed twelve or more months of continuous employment service for the Company prior to the Subscription Date of a Phase, shall be eligible to participate in such Phase. Any Employee who is a member of the Board of Directors of the Company and who satisfies the above requirements shall be eligible to participate in the Plan.

6.             Participation.

(a)
Participation in the Plan is voluntary. An eligible Employee may elect to participate in the Plan, and thereby become a “Participant” in the Plan, by enrolling online through E*TRADE via www.etrade.com/stockplans by the applicable deadline prior to the date a Phase commences. The first Subscription Date shall be a date after January 1, 2012 as determined by the Committee. A Participant who ceases to be an eligible Employee, although still employed by the Company, shall continue to be treated as a Participant for the remainder of the current Phase. A Participant who is enrolled in the MTS Systems Corporation 2002 Employee Stock Purchase Plan (“2002 Plan”) at the Purchase Date of the last phase of the 2002 Plan, and does not subsequently cancel enrollment prior to the Subscription Date of the first Phase of the Plan, will automatically be in enrolled in the Plan under their elections from the 2002 Plan.

(b)
Once enrolled in the Plan, a Participant will continue to participate in the Plan until he or she withdraws from the Plan pursuant to Section 9(a), or until contributions are discontinued under Section 8(a)(iv)(A) or Section 9(e). A Participant who withdraws from the Plan pursuant to Section 9(a) may again become a Participant, if the Participant is then an eligible Employee, by proceeding as provided in Section 6(a) above, which shall be effective as of the next Subscription Date. A Participant whose payroll deductions were discontinued because of Section 8(a)(iv)(A) will automatically resume participation at the Subscription Date of the next Phase of the Plan that ends in the next calendar year, if he or she is then an eligible Employee. A Participant whose payroll deductions were discontinued because of Section 9(e) may resume participation and payroll deductions on the Subscription Date of the next Phase after the Participant is again permitted to make deferrals under the MTS Retirement Savings Plan, if he or she is then an eligible Employee, and enrolls through E*TRADE at www.etrade.com/stockplans.

7.             Payroll Deductions.

(a)
Upon enrollment, except as provided in the next sentence, a Participant shall elect to make contributions to the Plan by payroll deductions, in whole percentages of 1% to 10% of Pay or such lesser percentage as determined by the Committee, but not in excess of the limit specified in Section 8(a)(iv)(A) below for each Phase until the Employee ceases to be a Participant as described in Section 6(b) above. In the event the Company anticipates that the maximum contribution specified in Section 8(a)(iv)(A) for the Phase will apply to a Participant, the Participant may designate a dollar amount. Payroll deductions for a Participant shall commence on the first payday after the Subscription Date of the Phase and shall terminate on the last payday immediately prior to or coinciding with the Purchase Date of that Phase unless sooner terminated by the Participant as provided in Section 7 and 9 hereof. Except for payroll deduction, a Participant may not make any separate cash payments into the Participant’s account under the Plan.

(b)
In the event that the Participant’s Pay for any pay period is terminated or reduced from the compensation rate for such a period as of the Subscription Date of the Phase for any reason so that the amount actually withheld on behalf of the Participant as of the Purchase Date of the Phase is less than the amount anticipated to be withheld over the Phase as determined on the Subscription Date of the Phase, then the extent to which the Participant may exercise the Participant’s option shall be based on the amount actually withheld on the Participant’s behalf. In the event of a change in the pay period of any Participant, such as from bi-weekly to monthly, an appropriate adjustment shall be made to the deduction in each new pay period so as to ensure the deduction of the proper amount authorized by the Participant.

(c)
A Participant may withdraw from participation in the Phase and terminate the Participant’s payroll deduction authorized at such times as determined by the Committee and shall have the rights provided in Section 9. No Participant shall be entitled to increase or decrease the amount to be deducted during a Phase after the Subscription Date of that Phase.

(d)	All payroll deductions made for Participants shall be credited to their respective accounts under the Plan.

(e)
Notwithstanding (a) above and to comply with the limitation set forth in Section 8(a)(iv)(A), a Participant’s maximum payroll deduction for a calendar year shall be $21,250 (this maximum is reviewed periodically and subject to change based on Internal Revenue Code requirements). If a Participant’s payroll deductions are suspended due to this limitation, such payroll deductions shall, absent an election by the Participant to the contrary, resume beginning with the first pay period in the next following calendar year at the same level as in effect at the time of suspension.

8.             Options.

(a)	Grant of Option.

(i)
A Participant who is employed by the Company as of the Subscription Date of a Phase shall be granted an option as of such date to purchase shares of Stock to be determined by dividing the total amount credited to that Participant’s account under Section 7 hereof by the applicable purchase price set forth in Section 8(a)(ii) hereof, subject to the limitations of Sections 8(a)(iv)(A), 8(a)(iv)(B) and 8(a)(iv)(C) and Section 10 hereof.

(ii)	The purchase price for such shares of Stock shall be the lower of:

A.	Eighty-five percent (85%) of the Fair Market Value of such shares of Stock on the Subscription Date of the Phase; or

B.	Eighty-five percent (85%) of the Fair Market Value of such shares of Stock on the Purchase Date of the Phase.

(iii)
Stock options granted pursuant to the Plan may be evidenced by agreements in such form as the Committee shall approve, provided that all Employees shall have the same rights and privileges and provided further that such options shall comply with and be subject to the terms and conditions set forth herein. The Committee may conclude that agreements are not necessary.

(iv)	Anything herein to the contrary notwithstanding, no Participant shall be granted an option hereunder:

A.
Which permits the Participant’s rights to purchase shares of Stock under all employee stock purchase plans of the Company, its Subsidiaries or its parent, if any, to accrue at a rate which exceeds $25,000 of the Fair Market Value of such Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. In the case of shares purchased during a Phase that commenced in the current calendar year, the limit shall be equal to $25,000 minus the Fair Market Value of the shares that the Participant previously purchased in the current calendar year under the Plan and all other employee stock purchase plans of the Company. In the case of shares purchased during a Phase that commenced in the immediately preceding calendar year, the limit shall be equal to $50,000 minus the Fair Market Value of the shares that the Participant previously purchased under this Plan and all other employee stock purchase plans of the Company in the current calendar year and in the immediately preceding calendar year.  Any amounts that accrue in excess of this limit shall be immediately refunded at the end of the Phase, without interest.

B.
Which permits the Participant to purchase shares of Stock under all employee stock purchase plans of the Company, its Subsidiaries or its parent, if any, in excess of 10,000 shares per Phase under the Plan; or

C.
If immediately after the grant such Participant would own and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its parent, if any, or of any Subsidiary of the Company. For purposes of determining stock ownership under this Section, the rules of Section 424(d) of the Internal Revenue Code, as amended, shall apply.

(v)
The grant of an option pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

(b)	Exercise of Option.

(i)
Unless a Participant gives written notice to the Company pursuant to Section 9 to withdraw, the Participant’s option for the purchase of shares will be exercised automatically for the Participant as of such Purchase Date for the purchase of that number of full and fractional shares (rounded to the nearest 1/100th of a share) of Stock that the accumulated payroll deductions in the Participant’s account at that time will purchase at the applicable purchase price set forth in Section 8(a)(ii), and subject to the limitations set forth in Sections 8(a)(iv)(A), 8(a)(iv)(B) and 8(a)(iv)(C), and Section 10 hereof.

(ii)
The Company shall, in addition, return to the Participant a cash payment equal to the balance, if any, in the Participant’s account which was not used for the purchase of Stock, without interest, as promptly as practicable after the Purchase Date of any Phase, or at the election of the Committee, apply such amount to the purchase of shares in the next Phase, if the Employee is then eligible.

(iii)
The Committee may appoint a registered broker dealer to act as agent for the Company in holding and performing ministerial duties in connection with the Plan, including, but not limited to, maintaining records of Stock ownership by Participants and holding Stock in its own name for the benefit of the Participants. No trust or escrow arrangement shall be express or implied by the exercise of such duties by the agent. A Participant may, at any time, request of the agent that any shares allocated to the Participant be registered in the name of the Participant, in which event the agent shall issue a certificate for the whole number of shares in the name of the Participant and shall deliver to the Participant any cash for fractional shares, based on the then Fair Market Value of the shares on the date of issuance.

(iv)
The Participant may direct the Committee or its agent to register the Participant’s account in joint tenancy with the Participant, or to register any shares in the name of the Participant and a joint tenant, provided that the joint tenant must be a natural person. The designation of a joint tenant shall be applied to any shares in the account or registered under the Plan in the name of the Participant and any additional shares allocated to the account or registered in the name of the Participant until further changed by the Participant. The Participant may change from a designated joint tenant to the Participant only and may change the named joint tenant with respect to the account or any shares, provided that any such change in joint tenant shall apply to any shares only when the restrictions described in Section 8(d) lapse.

(c)
Unless the Committee designates otherwise, a Participant may elect to have any dividends on a Participant’s shares automatically reinvested in additional shares of Stock in lieu of receiving dividends in the form of cash. Any shares purchased through the reinvestment of dividends will be purchased on the open market. Such purchases shall be governed by the requirements of the Company’s dividend reinvestment program.

(d)
For a period beginning on the date of exercise and ending on the later of: (i) 12 months from the date of exercise or (ii) 24 months from the date of grant of the option pursuant to this Plan, each share of Stock so acquired may not, without the consent of the Committee (which consent shall be provided in a uniform and nondiscriminatory manner for similarly situated Participants) be sold, transferred (including changing the joint tenant on the Participant’s account or registered shares, the payment of the price upon the subsequent exercise of any option, or the payment of income taxes on the exercise), pledged or encumbered. The Committee may waive such restrictions with respect to Stock acquired upon the exercise of options granted or to be granted during any Phase of the Plan, either prior to or at any time subsequent to the Subscription Date of the Phase and may establish uniform rules for the transfer of such Stock during such period. During the period such shares are subject to the restrictions of this subsection (d), such shares shall be held by the transfer agent or the Company, or an appropriate legend describing the restriction and referencing the Plan shall be placed on the certificate evidencing such Stock.

9.             Withdrawal or Termination of Participation.

(a)
A Participant may, at any time prior to six weeks before the Purchase Date of a Phase, withdraw all deductions from Pay then credited to the Participant’s account by giving written notice to the Company. Within a reasonable time upon receipt of such notice of withdrawal, all such deductions credited to the Participant’s account will be paid to the Participant, without interest, and no further payroll deductions by the Participant to this Plan will be permitted during the Phase. In such event, the option granted the Participant under that Phase of the Plan will lapse immediately. Partial withdrawals of payroll deductions hereunder may not be made.  Subject to Section 9(e) below, a Participant’s withdrawal will not have any effect upon the Participant’s eligibility to participate in any succeeding Phase of the Plan or in any similar plan that may hereafter be adopted by the Company.

(b)
Notwithstanding the provisions of Section 9(a) above, if a Participant files reports pursuant to Section 16 of the Securities Exchange Act of 1934 (at the Subscription Date of a Phase or becomes obligated to file such reports during a Phase) then such a Participant shall not have the right to withdraw all or a portion of the accumulated deductions from Pay except in accordance with Sections 9(c) and (d) below.

(c)
In the event of the death of a Participant, the person or persons specified in Section 14 may give notice to the Company within 60 days of the death of the Participant electing to purchase the number of full shares which the accumulated payroll deductions in the account of such deceased Participant will purchase at the purchase price specified in Section 8(a)(ii) and have the balance in the account distributed in cash, without interest, to the person or persons specified in Section 14. If no such notice is received by the Company within said 60 days, the accumulated payroll deductions will be distributed in full in cash, without interest, to the person or persons specified in Section 14.

(d)
Upon termination of Participant’s employment for any reason other than death of the Participant, the Company shall return to the Participant, without interest, any payroll deductions credited to the Participant’s account during that Phase.

(e)
In the event the Participant’s participation is suspended under the MTS Retirement Savings Plan as a result of receiving a hardship withdrawal, the Participant shall be immediately and automatically suspended from the Plan and all payroll deductions shall be discontinued and returned to the Participant, without interest.  The Participant shall again participate in the Plan as provided in Section 6(b) above.

(f)
The Committee shall be entitled to make such rules, regulations and determination as it deems appropriate under the Plan in respect of any leave of absence taken by or disability of any Participant. Without limiting the generality of the foregoing, the Committee shall be entitled to determine:

(i)	Whether or not any such leave of absence shall constitute a termination of employment for purposes of the Plan; and

(ii)	The impact, of any, of any such leave of absence on options under the Plan theretofore granted to any Participant who takes such leave of absence.

10.            Stock Reserved for Options.

(a)
The maximum number of shares of Stock to be issued upon the exercise of options to be granted under the Plan shall be 750,000. Such shares may, at the election of the Board of Directors, be either shares authorized but not issued or shares acquired in the open market by the Company. Shares subject to the unexercised portion of any lapsed or expired option may again be subject to option under the Plan.

(b)
If the total number of shares of Stock for which options are to be granted for a given Phase as specified in Section 8 exceeds the number of shares then remaining available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding) and if the Committee does not elect to cancel such Phase pursuant to Section 4, the Committee shall make a pro rata allocation of the shares remaining available in as uniform and equitable a manner as it shall consider practicable. In such event, the options to be granted and the payroll deductions to be made pursuant to the Plan, which would otherwise be affected, may, in the discretion of the Committee, be reduced accordingly. The Committee shall give written notice of such reduction to each Participant affected.

(c)
The Participant (or a joint tenant named pursuant to Section 10(d) hereof) shall have no rights as a shareholder with respect to any shares subject to the Participant’s option until the date of the issuance of a Stock certificate evidencing such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such Stock certificate is actually issued, except as otherwise provided in Section 12 hereof.

(d)
The shares of Stock to be delivered to a Participant pursuant to the exercise of an option under the Plan will be registered in the name of the Participant or, if the Participant so directs by written notice to the Committee prior to the Purchase Date of that Phase of the Plan, in the names of the Participant and one other person the Participant may designate as the Participant’s joint tenant with rights of survivorship, to the extent permitted by law.

11.            Accounting and Use of Funds. Payroll deductions for each Participant shall be credited to an account established for the Participant under the Plan. Such account shall be solely for bookkeeping purposes and no separate fund or trust shall be established hereunder and the Company shall not be obligated to segregate such funds. All funds from payroll deductions received or held by the Company under the Plan may be used, without limitation, for any corporate purpose by the Company.

12.            Adjustment Provision.

(a)
Subject to any required action by the shareholders of the Company, the number of shares covered by each outstanding option, and the price per share thereof in each such option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or the payment of a share dividend (but only on the shares) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company.

(b)
In the event of a change in the shares of the Company as presently constituted, which is limited to a change of all its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the shares within the meaning of this Plan.

(c)
To the extent that the foregoing adjustments relate to shares or securities of the Company, such adjustments shall be made by the Committee, and its determination in that respect shall be final, binding and conclusive, provided that each option granted pursuant to this Plan shall not be adjusted in a manner that causes the option to fail to continue to qualify as an option issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Code.

(d)
Except as hereinbefore expressly provided in this Section 12, no Participant shall have any right by reason of any subdivision or consolidation of shares of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another corporation, and any issue by the Company of shares of any class, or securities convertible into shares of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to the option.

13.            Non-Transferability of Options.

(a)
Options granted under any Phase of the Plan shall not be transferable except under the laws of descent and distribution and shall be exercisable only by the Participant during the Participant’s lifetime and after the Participant’s death only by the Participant’s beneficiary of the representative of the Participant’s estate as provided in Section 9(c) hereof.

(b)
Neither payroll deductions credited to a Participant’s account, nor any rights with regard to the exercise of an option or to receive shares of Stock under any Phase of the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant. Any such attempted assignment, transfer, pledge or other disposition shall be null and void and without effect, except that the Company may, at its option, treat such act as an election to withdraw funds in accordance with Section 9.

14.            Designation of Beneficiary.

(a)
A Participant may file a written (or if available, electronic) designation of a beneficiary who is to receive any cash credited to the Participant’s account under any Phase of the Plan in the event of such Participant’s death prior to exercise of the Participant’s option pursuant to Section 8 hereof, or to exercise the Participant’s option and become entitled to any Stock and/or cash upon such exercise in the event of the Participant’s death prior to exercise of the option pursuant to Section 8 hereof. The Participant may change the beneficiary designation at any time upon receipt of a written notice by the Company, or if available, through electronic means.

(b)
Upon the death of a Participant and upon receipt by the Company of proof deemed adequate by it of the identity and existence at the Participant’s death of a beneficiary validly designated under the Plan, the Company shall in the event of the Participant’s death, allow such beneficiary to exercise the Participant’s option pursuant to Section 9(c) if such beneficiary is living on the Purchase Date of the Phase and deliver to such beneficiary the appropriate shares of Stock and/or cash after exercise of the option. In the event there is not validly designated beneficiary under the Plan who is living at the time of the Participant’s death or in the event the option lapses, the Company shall deliver the cash credited to the account of the Participant without interest to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed to the knowledge of the Company, it may, in its discretion, deliver such cash to the spouse (or, if no surviving spouse, to any one or more children of the Participant), or if no spouse or child is known to the Company, then to such relatives of the Participant known to the Company as would be entitled to such amounts, under the laws of intestacy in the deceased Participant’s domicile as though named as the designated beneficiary hereunder. The Company will not be responsible for or be required to give effect to the disposition of any cash or Stock or the exercise of any option in accordance with any will or other testamentary disposition made by such Participant or in accordance with the provision of any law concerning intestacy, or otherwise. No designated beneficiary shall, prior to the death of a Participant by whom the Participant has been designated, acquire any interest in any Stock or in any option or in the cash credited to the Participant’s account under any Phase of the Plan.

15.            Amendment and Termination. The Plan may be terminated at any time by the Board of Directors provided that, except as permitted in Section 4(c) with respect to an acceleration of the Purchase Date of any Phase, no such termination will take effect with respect to any options then outstanding. Also, the Board may, from time to time, amend the Plan as it may deem proper and in the best interests of the Company or as may be necessary to comply with Section 423 of the Internal Revenue Code of 1986, as amended, or other applicable laws or regulations; provided, however, that no such amendment shall, without prior approval of the shareholders of the Company (1) increase the total number of shares for which options may be granted under the Plan (except as provided in Section 12 herein), (2) permit aggregate payroll deductions in excess of ten percent (10%) of a Participant’s compensation as of the Subscription Date of a Phase, or (3) impair any outstanding option.

16.            Notices. All notices or other communications in connection with the Plan or any Phase thereof shall be in the form specified by the Committee and shall be deemed to have been duly given when received by the Participant or the Participant’s designated personal representative or beneficiary or by the Company or its designated representative, as the case may be.

17.            Participation of Subsidiaries.

(a)
The Employees of any Subsidiary of the Company that adopts this Plan by action of its Board of Directors with the consent of the Company, shall be entitled to participate in the Plan on the same basis as Employees of the Company, unless the Board of Directors of the Company determines otherwise. Effective as of the date of coverage of any Subsidiary, any references herein to the “Company” shall be interpreted as referring to such Subsidiary.

(b)
In the event that any Subsidiary, which is covered under the Plan, ceases to be a Subsidiary of the Company, the employees of such Subsidiary shall be considered to have terminated their employment for purposes of Section 9 hereof as of the date such Subsidiary ceases to be such a Subsidiary.

18.            Definitions.

(a)
“Employee” means any common law employee, including an officer, of the Company or any Participating Subsidiary who as of the day immediately preceding the Subscription Date of a Phase is customarily employed by the Company for more than twenty (20) hours per week and more than five (5) months in a calendar year.

(b)
“Fair Market Value” of a share of Stock shall be the closing price of the Stock on the applicable date or the nearest prior business day on which trading occurred on the exchange on which the Stock is traded or on the Nasdaq Stock Market. If the Stock is not traded on any exchange or listed on the Nasdaq Stock Market, the Committee shall determine the Fair Market Value of a share of Stock for each valuation date in a manner acceptable under Section 423 of the Internal Revenue Code of 1986, as amended.

(c)
“Pay” means (i) the total base compensation paid in cash to a Participant by the Company and any Subsidiary, including salary, wages, commissions, overtime pay and shift premiums, plus (ii) any pre-tax contributions made by the Participant under Sections 401(k), 125 or 132(f)(4) of the Code. “Pay” shall exclude discretionary bonuses and incentive pay, including Executive Variable Compensation, Management Variable Compensation and Variable Compensation, all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of options, and similar items. Except to the extent required by applicable law or as modified above or as otherwise determined by the Committee in a uniform and nondiscriminatory manner, the definition of Pay shall be interpreted and administered in a manner consistent with the definition of compensation as determined from time to time for purposes of elective deferrals under the qualified retirement plan of the Company.

(d)	“Stock” means the common stock of the Company.

(e)	“Subsidiary” means any domestic corporation defined as a subsidiary of the Company in Section 424(f) of the Internal Revenue Code of 1986, as amended.

19.            Miscellaneous.

(a)
The Plan shall not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares of Stock under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an Employee’s employment at any time.

(b)
The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of such Employee.

(c)
As a condition of the obligations of the Company under this Plan, each Participant must, no later than the date as of which any part of the value of an option under this Plan first becomes includable as compensation in the gross income of the Participant for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such value. The Company or any Subsidiary, to the extent permitted by law, may deduct any such taxes from any payment of any kind otherwise due to the Participant. If the Committee permits, a Participant may elect by written notice to the Company to satisfy part or all of the withholding tax requirements under this Section by (i) authorizing the Company to retain from the number of shares of Stock that would otherwise be deliverable to the Participant, or (ii) delivering (including by attestation) to the Company from shares of Stock already owned by the Participant, that number of shares having an aggregate Fair Market Value equal to part or all of the tax payable by the Participant under the this Section, and in the event shares of Stock are withheld, the amount withheld will not exceed the minimum required federal, state and FICA withholding amount. Any such election will be in accordance with, and subject to, applicable tax and securities laws, regulations and rulings.

(d)	The law of the State of Minnesota will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

(e)
The offering of the shares hereunder shall be subject to the effecting by the Company of any registration or qualification of the shares under any federal or state law or the obtaining of the consent or approval of any governmental regulatory body which the Company shall determine, in its sole discretion, is necessary or desirable as a condition to or in connection with, the offering or the issue or purchase of the shares covered thereby. The Company shall make every reasonable effort to effect such registration or qualification or to obtain such consent or approval.

(f)
The Plan is expressly made subject to (i) the approval by shareholders of the Company, and (ii) at the Company’s election, the receipt from the Internal Revenue Service of a determination letter or ruling, in scope and content satisfactory to Company legal counsel, respecting the qualification of the Plan within the meaning of Section 423 of the Code. If the Plan is not so approved by the shareholders and if, at the election of the Company, the aforesaid determination letter or ruling from the Internal Revenue Service is not received on or before one year after the Plan’s adoption by the Board of Directors, the Plan shall not come into effect. In such case, the accumulated payroll deductions credited to the account of each Participant shall forthwith be repaid to the Participant without interest.

(g)
It is intended that the Plan and any option granted under the Plan made to a person subject to Section 16 of the Securities Exchange Act of 1934 meet all requirements of Rule 16b-3. If any provisions of the Plan or any option granted under the Plan would disqualify the Plan or such option, or would otherwise not comply with Rule 16b-3, such provision or option shall be construed or deemed amended to conform to Rule 16b-3.

Notwithstanding any provision in this Plan to the contrary, payroll deduction elections and cancellations or amendments thereto, withdrawals decisions, beneficiary designations, and any other decision or election by a Participant under this Plan may be accomplished by electronic or telephonic means, which includes but is not limited to the Internet, and which are not otherwise prohibited by law and which are in accordance with procedures and/or systems approved or arranged by the Employer or its delegates.

MTS SYSTEMS CORPORATION 14000 TECHNOLOGY DRIVE EDEN PRAIRIE, MN 55344	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 8, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 8, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M28460-P03493	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MTS SYSTEMS CORPORATION			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			All	All	Except
The Board of Directors recommends that you vote FOR the following:

1.	To elect eight directors:		☐	☐	☐

Nominees:

	01) David J. Anderson	05) Emily M. Liggett
	02) Jean-Lou Chameau	06) William V. Murray
	03) Laura B. Hamilton	07) Barb J. Samardzich
	04) Brendan C. Hegarty	08) Gail P. Steinel

The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain	The Board of Directors recommends you vote for a frequency of two years:		1 Year	2 Years	3 Years	Abstain

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2011.		☐	☐	☐	6.	To hold a non-binding, advisory vote regarding the frequency of the voting on the compensation of the Company’s named executive officers.	☐	☐	☐	☐

3.	To approve the MTS Systems Corporation 2011 Stock Incentive Plan.		☐	☐	☐
THIS PROXY/VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 3, 4, AND 5, AND WILL BE VOTED FOR THE TWO-YEAR FREQUENCY IN ITEM 6. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

4.	To approve the MTS Systems Corporation 2012 Employee Stock Purchase Plan		☐	☐	☐

5.	To hold a non-binding, advisory vote regarding the compensation of the Company’s named executive officers.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

This proxy should be marked, dated and signed by the shareholder(s) exactly as his, her or their name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M28461-P03493

PROXY

MTS SYSTEMS CORPORATION

Proxy for the Annual Meeting of Shareholders
February 9, 2011

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of MTS Systems Corporation, a Minnesota corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints Laura B. Hamilton and Bruce W. Mooty, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of Common Stock of the Company, held of record by the undersigned on December 15, 2010, at the ANNUAL MEETING OF SHAREHOLDERS to be held on February 9, 2011, and any adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)